As filed with the Securities and Exchange Commission on January 23, 2026.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OPTION THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	33-4884057
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

680 W Nye Lane, Suite 201

Carson City, Nevada 89703

(775) 888-1664

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cuong Do
c/o BioVie Inc.

Chief Executive Officer

680 W Nye Lane, Suite 201

Carson City, Nevada 89703

(775) 888-3162

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen E. Older, Esq. Carly E. Ginley, Esq. McGuireWoods LLP 1251 Avenue of the Americas, 20th Floor New York, New York, 10020 (212) 548-2100	Jeffrey J. Fessler, Esq. Stephen A. Cohen, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112 (212) 653-8700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 23, 2026

2,272,727 Shares

Common Stock

Option Therapeutics Inc.

This is the initial public offering of shares of common stock, $0.001 par value per share (our “common stock”) of Option Therapeutics Inc., a Delaware corporation, which is currently a wholly owned subsidiary of BioVie Inc., a Nevada corporation (“BioVie”). We are offering 2,272,727 shares of our common stock.

We anticipate that the initial public offering price of shares of our common stock will be between $10.00 and $12.00 per share. Prior to this offering, there has been no public market for our common stock. We intend to apply to list our common stock on NYSE American (“NYSE”) under the symbol “OPTN”. If our common stock is not approved for listing on NYSE, we will not consummate this offering.

In connection with this offering, we will issue shares of our common stock representing not more than                   % of our outstanding common stock, with BioVie maintaining ownership of at least                    % of our outstanding common stock. As a result, we will be a “controlled company” as defined under the corporate governance rules of NYSE upon completion of this offering and will be exempt from certain corporate governance requirements of such rules. See “Management - Controlled Company Exemption.”

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and may elect to comply with certain reduced public company reporting requirements. See “Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 16.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	We refer you to “Underwriting” beginning on page 100 for additional information regarding the underwriters’ compensation.

We have granted a 45-day option to the underwriters to purchase up to 340,909 additional shares of our common stock at the initial public offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about                , 2026.

ThinkEquity

The date of this prospectus is          , 2026.

BIV201 Disease Target: Ascites

- Fluid build-up in the abdomen of patients with advanced cirrhosis, cannot be controlled with diuretics
- No approved pharmacological treatments – large unmet need
- Standard of care is repeated mechanical draining by paracentesis
  - Withdrawal of 5–10L of ascites fluid (on average) from the abdomen using a large-bore needle
  - Provides a few days of symptomatic relief
- Mortality >40% in 12 months[1]
- Estimated $1.6 billion addressable US market with 20,000[2] targeted patients

Prefilled Syringe with Patent-Protected Liquid Formulation

BIV201[3]	Our liquid formulation of terlipressin Patent protection in the US, Japan, India, China, and Chile to date
Accurate Dosing	Eliminates mixing minute quantities of powder terlipressin that could result in medication errors or sterility loss
Enhanced Convenience	Simply inject fluid into the saline bag and attach to pump

BIV201 Prefilled Syringe
Stable for 24+months at room temp.
Needle or Connector
50 mL Bag of Saline for Insertion into Pump
Portable Pump
Carried in a Small Satchel

1 Will et al. Dig Liver Dis. 2022 Aug;54(8):1007-1014.
2 Derived from Scaglione J Clin Gastroenterol.49(8):690-6; D'Amico Journal of Hepatology, Volume 44, pp. 217-231; D'Amico Aliment Pharmacol Ther. 39(10):1180-93; Samonakis World Journal of Hepatology, 6(7), pp. 504-512; Sivanathan Dtsch Med Wochenschr, Volume 139, pp. 1758-1762 and Gines New England Journal of Medicine, 350(16), pp. 1646-1654.
3 In clinical trials; not approved by the FDA

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this prospectus carefully. This prospectus contains important information you should consider when making your investment decision.

You should only rely on information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus that we may authorize to be delivered or made available to you. Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than the information contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters have not authorized any other person to provide you with different or additional information. Neither we nor the underwriters are making an offer to sell shares of our common stock in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely based on the information contained in this prospectus. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our common stock in any circumstances under which such offer or solicitation is unlawful. The information contained in this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus is current only as of its date, regardless of the time of delivery of this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus or any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside the United States: neither we nor the underwriters have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering of our common stock and the distribution of this prospectus outside the United States.

Background

In connection with this offering, we will issue 2,272,727 shares of our common stock (or 2,613,636 shares if the underwriters exercise their over-allotment option to purchase additional shares in full) representing not more than             % of our outstanding common stock, with BioVie maintaining ownership of at least             % of our outstanding common stock. We describe in this prospectus the business that will be contributed to us by BioVie as part of our separation from BioVie as if it were our business for all historical periods described.

Except as otherwise indicated, references in this prospectus to (1) the “Separation” refer to the separation of our business from BioVie’s business, along with the effectiveness of various agreements between us and BioVie and (2) the “Company,” “Option,” “we,” “us” and “our” refer to Option Therapeutics Inc., a Delaware corporation, assuming the completion of the Separation; and (3) “BioVie” refer to BioVie Inc., a Nevada corporation.

Please see the section titled “The Separation Transaction” for a description of the Separation.

Market, Industry and Other Data

This prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our products. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data, and similar sources.

In addition, assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Forward-Looking Statements.”

Presentation of Financial Information

The financial information included in this prospectus has been prepared from BioVie’s historical accounting records and is derived from the financial statements of BioVie to present the Company as if it had been operating on a standalone basis. The historical carve-out financial statements (together with the notes thereto, the “financial statements”) reflect our financial position, results of operations and cash flows in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”). The carve-out financial statements include the assets, liabilities, and expenses based on our legal entity structure as well as direct and indirect costs that are attributable to our operations. Indirect costs are the costs of support functions that are partially provided on a centralized basis by BioVie, which include finance, human resources, benefits administration, procurement support, information technology, legal, corporate governance, and other professional services. Indirect costs have been allocated to us for the purposes of preparing the carve-out financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method, primarily based on individuals identified that contributed to the Company’s operations or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented, depending on the nature of the services received.

The financial information included in this prospectus may not necessarily reflect what our financial condition, results of operations, or cash flows would have been had we been a standalone company during that will occur in our operations and capital structure as a result of this offering and the Separation. In addition, the financial information included in this prospectus may not necessarily reflect what our financial condition, results of operations, and cash flows may be in the future. See “Risk Factors—Risks Related to the Separation and Our Relationship with BioVie—We have no recent history of operating as a standalone public company, and our historical financial information may not necessarily reflect the results that we would have achieved as a standalone public company or what our results may be in the future.”

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute forward-looking information or forward-looking statements under applicable securities laws. These statements relate to future events or future performance, business prospects or opportunities of the Company. All statements other than statements of historical fact may be forward-looking statements. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, or future events or performance (often, but not always, using words or phrases such as “seek,” “anticipate,” “plan,” “continue,” “estimate,” “expect,” “may,” “will,” “project,” “predict,” “forecast,” “potential,” “targeting,” “intend,” “could,” “might,” “should,” “believe,” and similar expressions) are not statements of historical fact and may be “forward-looking statements.”

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Investors are cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties relating to, among others: our limited operating history; our ability to raise the substantial capital needed to fund our operations and research and development; risks associated with clinical development and our ability to successfully complete pre-clinical and clinical testing and be granted regulatory approval for our products to be sold and marketed in the United States or elsewhere; our ability to achieve the expected benefits of and successfully execute the Separation; our status as a controlled company, and the possibility that BioVie’s interests or those of certain of our executive officers and directors may conflict with the interests of our other stockholders; our reliance on third parties to conduct our clinical trials and manufacture our product candidates; our ability to establish and/or maintain intellectual property rights covering our product candidates; competition; future dilution and liquidity of our common stock; the global economic, political and financial market conditions; and our reliance on a limited number of product candidates.

The Company believes that the expectations reflected in any forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in, or incorporated by reference into, this prospectus should not be unduly relied upon. These statements speak only as of the date of this prospectus and the Company does not intend, and does not assume any obligation, to update these forward-looking statements, except as required by law. Actual results may differ materially from those expressed or implied by such forward-looking statements.

PROSPECTUS SUMMARY

This summary contains basic information about us and our business but does not contain all of the information that is important to your investment decision and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. You should carefully read this summary together with the more detailed information contained elsewhere in this before making an investment decision. Investors should carefully consider the information set forth under the caption “Risk Factors” appearing elsewhere in this prospectus.

Overview

We are a clinical-stage company developing innovative drug therapies to treat debilitating and life-threatening liver disease through our investigational drug candidate BIV201 (continuous infusion terlipressin). BIV201 has been granted both Food and Drug Administration (“FDA”) Fast Track designation status and FDA Orphan Drug Status, which designations provide certain advantages in the review process, but do not guarantee a faster development process, regulatory review or approval as compared to the conventional FDA review and approval process. BIV201 is being evaluated as a treatment option for patients suffering from ascites and other life-threatening complications of advanced liver cirrhosis caused by metabolic dysfunction-associated steatohepatitis (“MASLD”), hepatitis, and alcoholism. BIV201 is administered as a patent-pending liquid formulation of terlipressin with patents issued, to date, in the U.S., China, Japan, Chile, and India.

About Liver Cirrhosis

Liver cirrhosis causes a heavy global burden. There are an estimated 4.5 million people diagnosed with chronic liver disease and cirrhosis in the United States and 52,259 deaths annually, ranking 9th in causes of death. The condition results primarily from hepatitis, alcoholism, and fatty liver disease linked to obesity. Between 2012 and 2018, the prevalence of liver cirrhosis doubled among insured patients in the United States, alcohol-related and MASLD cirrhosis were the most significant contributors to this increase. Additionally, the number of deaths from alcoholic cirrhosis more than tripled between 1999 and 2019, rising from 3.3 deaths per 100,000 to 10.6 deaths per 100,000.

Individuals with cirrhosis are at high risk of developing complications which include ascites, variceal bleeding, hepatic encephalopathy, acute kidney injury (“AKI”), and bacterial infections, the development of which define decompensated cirrhosis, and the increased prevalence of cirrhosis is expected to result in increased incidence of cirrhosis complications. Ascites is a common complication of advanced liver cirrhosis involving the accumulation of large volumes of fluid in the abdomen, often exceeding five liters, due to liver and kidney dysfunction. Decompensated cirrhosis is an advanced stage of cirrhosis often associated with liver failure and is associated with worse survival rates (2-4 years) compared with compensated cirrhosis (10-15 years). The majority of decompensated patients have ascites and are frequently hospitalized for complications. In 2014 approximately 100,000 individuals with cirrhosis and ascites were hospitalized in the United States with about 25,000 of those individuals being readmitted within 30 days. Assuming at least a continuing trend to double the prospective patient population per decade, as was seen from 2012 to 2018, the estimated target population is approximately 200,000 per year. Those with ascites and AKI experience higher readmission rates and have a poor prognosis. The development of AKI is strongly associated with mortality and can increase risk of death five-fold.

Decompensated liver cirrhosis currently has no approved therapeutic options other than liver transplantation. There is thus a major gap in effective, long-term, and accessible treatments for patients with decompensated liver disease and ascites. The paradigm for the treatment of these patients is now changing from attempts to control ascites towards the goal of preventing further decompensation and mortality. The recent news that the PRECIOSA Phase 3 study, sponsored by Grifols, S.A. which evaluated whether albumin infusions improve mortality, transplant-free survival, and disease-related outcomes in decompensated patients, failed to meet its primary endpoint, highlights the urgent need for more research and investment in this challenging population.

The Need for Therapy

A reduction in complications in decompensated patients could lead to a decrease in the risk of hospitalization, reducing health care burden and costs, and increase the chance of survival. In addition, these complications may make this population ineligible for liver transplantation. There is currently no approved drug treatment to reduce ascites and complications and preserve renal function in patients with cirrhosis and ascites. As noted above, the PRECIOSA Phase 3 study, which evaluated the potential for frequent albumin infusions to improve outcomes, transplant-free survival, mortality and complications in this patient population, failed to meet its primary endpoint.

U.S. treatment costs for liver cirrhosis, including ascites and other complications, are estimated at more than $5 billion annually. Treating decompensated cirrhosis and complications like ascites and AKI increase the costs of treatment significantly in the first year.

Pathophysiology of Decompensated Cirrhosis

Most experts agree that ascites and other complications develop as a consequence of high blood pressure in the vein that supplies blood to the liver. This so-called “portal hypertension” occurs as increasing liver damage (fibrosis) impedes blood flow through the liver. This causes vasodilation and blood pooling in the central or “splanchnic” region of the body and low blood volume in the arteries. The decrease in effective blood volume activates a signaling pathway (“neurohormonal systems”) which tells the kidneys to retain large amounts of salt and water in an effort to increase blood volume. Ultimately the retention of excess sodium and water leads to the formation of ascites as these substances “weep” from the liver and lymph system and collect in the patient’s abdomen as ascites. Portal hypertension also leads to the development of hepatic encephalopathy, gastrointestinal (“GI”) bleeding, and hepatorenal syndrome and increases the risk of AKI.

About BIV201

The vasoconstrictor terlipressin, an agonist of vasopressin receptors, reduces splanchnic vasodilation associated with portal hypertension in patients with cirrhosis and can lead to a decrease in ascites production by reducing portal hypertension, increasing effective blood volume and decreasing the activity of the renin-angiotensin-aldosterone system. Terlipressin was first approved in the early 1980s in Germany for the treatment of patients with bleeding esophageal varices (“BEV”) and, given the emergency setting for this indication, developed to be administered as a bolus injection. Products containing terlipressin have been marketed for this indication worldwide for the past 20 years. Terlipressin is also approved for the treatment of hepatorenal syndrome (“HRS”) and in 2022, terlipressin, administered as repeated IV bolus injections, was approved in the U.S., indicated to improve kidney function in adults with HRS with a rapid reduction in kidney function. The FDA-approved dosing of terlipressin (Terlivaz®) is limited to hospital administration with dosing every six hours, and carries a black box warning of serious or fatal respiratory failure.

BioVie is developing BIV201, a room temperature stable liquid formulation of terlipressin, to be administered as a continuous IV infusion versus repeated IV bolus injections. BioVie’s clinical data indicates that administration of terlipressin by continuous infusion results in predictable pharmacokinetics [Bajaj 2022] that avoids high plasma peaks of this potent vasoconstrictor which is believed to contribute to adverse cardiovascular side effects [Cavallin 2016].

Since the commencement of the clinical development of BIV201 in 2016, there have been multiple published findings to support the use of continuous IV infusion of terlipressin for the management of cirrhotic patients with ascites. In addition to our previously reported data from our Phase 2a study (NCT03107091) [Bajaj 2022; Fischer 2019], and our Phase 2b study (NCT04112199) [Bajaj 2025], data from additional studies (Chapman 2019; Gow 2016; Gow 2020; Terbah 2024a; Terbah 2024b) show meaningful improvements in clinical outcomes, including extended intervals between paracenteses, decreased ascites volume, and lower incidence of further decompensation events. Most recently, a cross-over study in 30 patients treated on an outpatient basis for three months with terlipressin administered as a continuous infusion [Terbah 2024a and 2024b] further supports our belief that terlipressin, administered as a continuous infusion on an outpatient basis, has the potential to be a well-tolerated effective treatment to improve clinical outcomes in patients with cirrhosis requiring paracentesis, improving cardiac reserve, and attenuating the hyperdynamic state typically occurring in patients with decompensated cirrhosis.

By targeting the pathophysiology that predisposes these patients to AKI and by reducing potential triggers for AKI (paracentesis, spontaneous bacterial peritonitis (“SBP”), portal-hypertension-related GI bleeding and reduction in the need for diuretics), we believe BIV201 could potentially reduce ascites and the incidence of further decompensation events, including AKI, and subsequently improve patient outcomes. Thus, we believe BIV201 could potentially address these patients without other effective therapies and high unmet medical need.

In liver disease, the initial target for BIV201 therapy is refractory ascites in patients with cirrhosis. These patients suffer from frequent life-threatening complications, generate more than $5 billion in annual treatment costs, and have an estimated 50% mortality rate within 6 to 12 months.

BIV201 is a continuous infusion administration of terlipressin, in contrast to bolus injection administration of terlipressin, a drug which has been used for decades in over 40 non-US countries to treat complications of liver cirrhosis (Type 1 hepatorenal syndrome and bleeding esophageal varices). Mallinckrodt plc received approval in the U.S. for terlipressin in 2022 as a lyophilized powder for bolus intravenous administration and carries a black box warning in adults with HRS. We believe that BIV201, for continuous IV infusion, with its novel room temperature stable liquid formulation in a pre-filled syringe (and other container presentations), could potentially provide a superior terlipressin drug delivery system with improved safety versus the approved bolus administration products. The goal of BIV201 therapy is to target the pathophysiology that contributes to ascites production, AKI, and complications of cirrhosis that are associated with significant mortality.

Given the wealth of human experience with terlipressin in patients with decompensated cirrhosis in non-U.S. countries, BioVie was not required to conduct Phase 1 studies and initiated the clinical development of BIV201 with several proof-of-concept clinical studies (NCT03107091 and NCT04112199). BioVie received initial guidance from the FDA in June 2023 on the protocol design, study endpoints and regulatory relevance of a proposed Phase 3 definitive clinical trial. An additional discussion of the primary study efficacy endpoint was held with the FDA in March 2025. The Phase 3 randomized, Standard of Care – controlled, will be an open-label study of BIV201 designed to demonstrate potential clinical benefit through a composite primary endpoint of complications and disease progression in patients with cirrhosis and ascites. The composite primary endpoint includes multiple clinically significant events and we believe has the advantage of demonstrating hard clinical outcomes and increasing the overall event rate, improving statistical power and making the trial more feasible and cost effective. While a composite endpoint could obscure the response of a single definitive component of the endpoint, the planned secondary analysis of each component separately can address this interpretation complexity. Details on the clinical protocol will be posted to the National Clinical Trials website for public reference at the initiation of the trial in accordance with applicable U.S. Code of Federal Regulations.

In an open-label Phase 2a proof-of-concept trial (NCT03107091) initiated by BioVie in 2017, six patients with cirrhosis and refractory ascites received a continuous IV infusion of terlipressin 2 mg/day escalating to 4 mg/d during a seven day inpatient period, followed by 21 days as outpatients. The PK and safety/tolerability and effects on the need for and volume of paracentesis were evaluated. Four of six patients enrolled experienced ≥50% increase in the interval between large volume paracenteses with terlipressin. Three (50.0%) patients experienced treatment-related adverse events, but none were serious adverse events (“SAEs”). Based on this study, continuous IV infusion of terlipressin improved control of refractory ascites with an acceptable safety and predictable PK profile and further evaluation of terlipressin was deemed warranted in a randomized controlled trial for treating refractory ascites and related complications of cirrhosis.

In June 2021, BioVie initiated a randomized (2:1), open-label Phase 2b study (NCT04112199) designed to evaluate the efficacy of BIV201 for the treatment of refractory ascites. Patients with cirrhosis and refractory ascites were randomly assigned (2:1) to receive two 28-day cycles of continuous infusion BIV201 plus standard of care (“SOC”) separated by a ≤56-day washout (n=10), or SOC alone (n=5).The primary endpoints of the study were the incidence of ascites-related complications and change in ascites fluid accumulation during treatment compared to a pre-treatment period. The study was not designed for hypothesis testing, aiming instead to assess effect size and preliminary evidence of efficacy and safety, to enable more definitive estimation of the necessary number of points needed to definitively demonstrate improved efficacy and safety in Phase 3 testing. By October 2022, there were 15 patients enrolled for treatment. The Phase 2b study was closed before full enrollment (paused in March 2023 with last patient completing treatment on May 8, 2023) without clinically meaningful adverse effects associated with BIV201 treatment. While the study ended early given cost considerations, data from the first ten patients treated with BIV201 plus SOC appeared to show at least a 30% reduction in ascites fluid during the 28 days after treatment initiation compared to the 28 days prior to treatment. The change in ascites volume was significantly different from those patients receiving SOC treatment. Patients who completed the treatment with BIV201 experienced a 53% reduction in ascites fluid, which was sustained (43% reduction) during the three months after treatment initiation as compared to the three-month pre-treatment period. The incidence of treatment emergent adverse events (“TEAEs”), including serious TEAEs, was similar in both treatment groups. The only SAE that was reported in greater than one patient in either group was hyponatremia, which was reported in two patients in the BIV201+SOC group and related to BIV201 treatment in one of the two patients. Final data analysis was limited by the small sample size and confounded by a potential interaction with gabapentinoids in the BIV201+SOC group. Nonetheless, though not meeting the primary endpoint, there were differences in favor of BIV201+SOC versus SOC in the coprimary efficacy endpoints and several QoL assessments. The beneficial effects of BIV201 on liver complications (mean: 90% CI; BIV201-completers=2.87: 1.51; 5.46 vs. SOC=2.38: 1.20; 4.73) and the change in cumulative ascites (mean; 90% CI; BIV201-completers=−10.76: −26.51; 5.00 vs. SOC=−4.99: −21.95; 11.97) were more pronounced versus SOC in the 5 BIV201+SOC patients who completed both treatment cycles. There were also greater improvements in exploratory QoL assessments and the percent change in TPs with BIV201+SOC (−27.94±41.80) versus SOC (−16.67±45.64). Despite the high rate of hyponatremia in the BIV201+SOC group (4/10 patients), the safety profile suggested that continuous BIV201 infusion was well tolerated. Cumulative safety data from the Phase 2a study (6 patients; 131 total days of BIV201 infusion) and Phase 2b study (10 patients; 379 total days of BIV201 infusion) further supported the safety and tolerability in this population with hyponatremia being the only SAE, related to terlipressin.

Our proprietary liquid formulation of terlipressin is intended to enhance convenience of use and to reduce the potential for formulation preparation errors with lyophilized terlipressin. To date, analytical testing performed by an independent laboratory has confirmed BioVie’s formulation, when packaged in prefilled syringes, to be shelf-stable under room temperature conditions for at least two years. BioVie submitted the data from such testing to the FDA for review. Room temperature stability in a liquid formulation represents a convenience and potential safety advantage for our product versus the currently available commercial formulations. To the best of the Company’s knowledge, all other terlipressin products sold globally must be stored under refrigeration and there is no prefilled syringe format of terlipressin available for treating patients in these countries. BioVie has also filed a Patent Cooperation Treaty (“PCT”) application covering our novel liquid formulations of terlipressin (international patent application PCT/US2020/034269, published as WO2020/237170). To date, patents have been granted in the U.S. (Patent No. 12,156,898), India (Patent No. 540813), Chile (Patent No. 68965), China (Patent No. ZL 202080050758.X), and Japan (7579811).

We believe BIV201 has the potential to improve the health of thousands of patients suffering from life-threatening complications of liver cirrhosis due to hepatitis, nonalcoholic steatohepatitis, and alcoholism. The FDA has granted Fast-Track status and Orphan Drug designation for ascites (due to all etiologies except cancer), which is the most common complication related to liver cirrhosis and represents a significant unmet medical need. Patients with cirrhosis and ascites account for an estimated 116,000 U.S. hospital discharges annually, with frequent early readmissions. According to the HCUP Nationwide Readmissions Database 2016, those requiring paracentesis (removal of ascites fluid) experience an average hospital stay lasting eight days incurring over $86,000 in medical costs. This translates into a total potentially addressable ascites market size for BIV201 therapy exceeding $650 million based on Company estimates. The agreed-upon approach for conducting the registrational Phase 3 could lead to earlier treatment of patients and expand the market opportunity versus the currently approved terlipressin product in the U.S, Terlivaz®.

The BIV201 development program was initiated by LAT Pharma LLC (“LAT Pharma”). On April 11, 2016, BioVie acquired LAT Pharma and the rights to its BIV201 development program and currently owns all development and marketing rights to this drug candidate. Pursuant to the Agreement and Plan of Merger entered into on April 11, 2016, between predecessor entities, LAT Pharma and NanoAntibiotics, Inc. (the “LAT Pharma Agreement”), BioVie is obligated to pay a 5% royalty on the net sales of BIV201 to be shared among LAT Pharma Members, PharmaIn Corporation, and The Barrett Edge, Inc pursuant to the terms of the Royalty Agreement dated as of April 11, 2016 (the “LAT Royalty Agreement”). Pursuant to the separation agreement to be entered into between the Company and BioVie, the Company will assume the LAT Royalty Agreement, and the Company will assume the obligation to pay the 5% royalty on the net sales of BIV201 pursuant to the terms and conditions of the LAT Royalty Agreement.

Future Possible BIV201 Indications

Based on international investigative studies of the active agent in BIV201, terlipressin, we believe our drug candidate has potential future applications in other life-threatening conditions due to liver cirrhosis that are Orphan indications including HRS-AKI and bleeding esophageal varices. Orhan drugs in this therapeutic area command premium pricing with Terlivaz® costing more than $20,000 for six days of treatment for HRS-AKI. Securing marketing approvals for any of these new uses will require well-controlled clinical trials to satisfy the FDA and/or other countries’ regulatory requirements, none of which have commenced at this time.

The Separation

We currently are, and at all times prior to the completion of this offering will be, a wholly owned subsidiary of BioVie, and all of the outstanding shares of our common stock are owned by BioVie. As a result, we have never operated as a standalone company. Upon the completion of this offering, we expect that BioVie will own             % of our outstanding common stock (or            % if the underwriters’ over-allotment option is exercised in full). As a result, BioVie will be able to exercise control over all matters requiring stockholder approval, including the election of our directors and approval of significant corporate transactions.

Prior to the completion of this offering, we will enter into various agreements with BioVie that provide for certain transactions and arrangements to effect the Separation and provide a framework for our relationship with BioVie following the Separation, including the following:

•	Separation Agreement — We and BioVie will enter into a separation agreement that will set forth the agreements between us and BioVie regarding the principal transactions required to effect the Separation and this offering, and other agreements governing the relationship between BioVie and us following the completion of this offering.

•	Management Services Agreement — We and BioVie will enter into a management services agreement that will address certain services to be performed by BioVie and certain of its executive officers and other employees to support our operations following the completion of this offering in exchange for a quarterly fee.

•	Registration Rights Agreement — We and BioVie will enter into a registration rights agreement, pursuant to which we will grant BioVie and its affiliates certain registration rights with respect to shares of our common stock owned by them.

See “Certain Relationships and Related Party Transactions—Agreements to be Entered into in Connection with the Separation” for a more detailed discussion of the agreements described above.

All agreements relating to the Separation will be made in the context of a parent-subsidiary relationship and will be entered into in the overall context of the Separation. The terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. See “Risk Factors—Risks Related to the Separation and Our Relationship with BioVie—We may have received better terms from unaffiliated third parties than the terms we will receive in our agreements with BioVie.”

BioVie has advised us that, following the completion of this offering and subject to the expiration of any applicable lock-up periods or other agreements we have or may have with BioVie described herein, it does not have any near-term plans to distribute our shares held by it to BioVie’s stockholders. The decision to conduct any such distribution is at the sole discretion of BioVie’s board of directors. There is no assurance that such a distribution will ever occur. Presently, it is expected that any potential distribution will be taxable to BioVie and its shareholders. We refer to any such potential distribution as a “Distribution.” See “Risk Factors – Risks Related to the Separation and Our Relationship With BioVie – A Distribution may not occur and your investment in our securities may be adversely affected if BioVie does not distribute the shares of our common stock owned by BioVie.”

See “The Separation Transaction” for more information.

Corporate Information

We were incorporated as a Delaware corporation on May 1, 2025. Our principal executive offices are located at 680 W Nye Lane, Suite 201, Carson City, Nevada 89703 and our telephone number is (775) 888-1664. Our principal website address is                   . Information contained in, or accessible through, our website is not part of, and is not incorporated into, this prospectus, and you should not rely on any such information in making an investment decision to purchase shares of our common stock.

Implications of Being a “Controlled Company”

Upon completion of this offering, BioVie will own more than a majority of the voting power of our common stock eligible to vote in the election of our directors. As a result, we will be a “controlled company” as defined under the corporate governance rules of and, therefore, will qualify for exemptions from certain corporate governance requirements of NYSE. Accordingly, we will not be required to have a majority of “independent directors,” as defined under the rules of NYSE, on the Company’s board of directors (the “Board”), and we will not be required to have a compensation committee or a nominating and corporate governance committee, in each case composed entirely of independent directors. Upon completion of this offering, the Board will not have a compensation committee, but it intends to establish a compensation committee in the future. We may take advantage of one or more other of these exemptions in the future. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all the corporate governance requirements of NYSE. See “Management— Controlled Company Exemption.”

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to:

•	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Additionally, under the JOBS Act, an emerging growth company can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We irrevocably elected to avail ourselves of this exemption from new or revised accounting standards, and, therefore, are not subject to the same new or revised accounting standards as public companies who were not emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of June 30th of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period, and (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of equity securities in our initial public offering, or December 31, 2030.

We are also a “smaller reporting company” as defined in the Exchange Act of 1934, as amended (the “Exchange Act”). We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Summary Risk Factors

Our business is subject to a number of risks which you should be aware before making an investment decision. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in deciding whether to invest in our securities. These risks include but are not limited to the following:

Risks Related to Our Limited Operating History, Financial Condition and Capital Requirements

•	We have a limited operating history, have incurred significant operating losses since our inception and expect to incur significant operating losses for the foreseeable future. We have a high risk of never generating revenue or becoming profitable or, if we achieve profitability, we may not be able to sustain it.
•	Even if this offering is successful, we will require substantial additional capital to finance our operations, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our development programs, commercialization efforts or other operations.
•	Raising additional capital may cause dilution to our stockholders, including purchasers of shares of our common stock in this offering, restrict our operations or require us to relinquish rights to our technologies or product candidates. In addition, any capital obtained by us may be obtained on terms that are unfavorable to us, our investors, or both.

Risks Related to Our Business and Industry

•	We rely and will continue to rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines or do not successfully perform and comply with regulatory requirements, we may not be able to obtain regulatory approval of or commercialize our product candidates.
•	We have no products approved for commercial sale, have never generated any revenues and may never achieve revenues or profitability, which could cause us to cease operations.
•	If the FDA or comparable foreign regulatory authorities approve generic versions of any of our product candidates that receive marketing approval, or such authorities do not grant our products sufficient, or any, periods of exclusivity before approving generic versions of our products, the sales of our products could be adversely affected.
•	Development of pharmaceutical products is a time-consuming process, subject to a number of risks, many of which are outside of our control. Consequently, we can provide no assurance that our product candidates will obtain regulatory approval, and if we are unsuccessful or fail to timely develop new drugs, we could be forced to discontinue our operations.
•	We must comply with significant and complex government regulations, compliance with which may delay or prevent the commercialization of our product candidates, which could have a material adverse effect on our business, financial condition and results of operations.
•	We will depend upon BioVie’s management, and their loss or unavailability could put us at a competitive disadvantage which could have a material adverse effect on our business, financial condition and results of operations.
•	The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. We may be unable to compete with enterprises equipped with more substantial resources than us, which could cause us to curtail or cease operations.
•	There may be conflicts of interest among our officers, directors and stockholders.

Risks to Our Intellectual Property

•	We may be unable to obtain or protect intellectual property rights relating to our product candidates, which could have a material adverse effect on our business, financial condition and results of operations.
•	We may not be able to protect our intellectual property rights throughout the world.
•	We may be subject to claims by third parties asserting that we or our employees have infringed, misappropriated or otherwise violated their intellectual property rights, or claiming ownership of what we regard as our own intellectual property.
•	Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of shares of our common stock to decline.

Risks Related to the Separation and Our Relationship with BioVie

•	We have no recent history of operating as a standalone public company, and our historical financial information may not necessarily reflect the results that we would have achieved as a standalone public company or what our results may be in the future.
•	We may not achieve some or all of the expected benefits of the Separation, and the Separation could adversely affect our business, financial condition and results of operations.
•	Following the completion of this offering, BioVie will continue to control the direction of our business, and the concentrated ownership of our common stock may prevent you and other stockholders from influencing significant decisions.
•	We will be a “controlled company” within the meaning of NYSE rules and, as a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.
•	We will incur significant charges in connection with the Separation and incremental costs as a standalone public company.
•	After this offering, our directors and executive officers may have actual or potential conflicts of interest because of their current BioVie positions or their equity ownership in BioVie.
•	Potential indemnification obligations to BioVie in connection with the Separation could adversely affect our business, financial condition and results of operations.
•	We may have received better terms from unaffiliated third parties than the terms we will receive in our agreements with BioVie.
•	Following this offering, we will continue to depend on BioVie to provide us with certain services for our business.
•	The assets and resources that we acquire from BioVie in the Separation may not be sufficient for us to operate as a stand-alone company, and we may experience difficulty in separating our assets and resources from BioVie.

Risks Related to this Offering and Ownership of Our Common Stock

•	You will experience immediate and substantial dilution as a result of this offering.
•	Future sales and issuances of our common stock or rights to purchase our common stock, including pursuant to the Option Therapeutics Inc. 2026 Omnibus Equity Incentive Plan (the “Plan”), could result in additional dilution of the percentage ownership of our stockholders and could cause the stock price of our common stock to decline.
•	There is no liquid public market for our common stock and we do not know whether one will develop to provide you with adequate liquidity. If our share price fluctuates after this offering, you could lose a significant part of your investment.
•	We have no operating experience as a public company.
•	The market price and trading volume of our common stock may be volatile.
•	Our common stock may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock.
•	We are an emerging growth company within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and may take advantage of certain reduced reporting requirements applicable to other public companies that are not emerging growth companies.
•	We are considered a smaller reporting company that is exempt from certain disclosure requirements, which could make our stock less attractive to potential investors.
•	Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.
•	The provisions of our amended and restated certificate of incorporation will require exclusive forum in certain courts in the State of Delaware or the federal district courts of the U.S. for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

The Offering

Common stock offered by us	2,272,727 shares.

Assumed public offering price	$11.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus).

Common stock outstanding immediately after giving effect to this offering	shares (or shares if the underwriters exercise their over-allotment option to purchase additional shares in full).

Common stock to be held by BioVie immediately after giving effect to this offering	Upon completion of this offering, BioVie will own approximately % of our outstanding common stock (or approximately % if the underwriters exercise their over-allotment option to purchase additional shares in full).

Option to purchase additional shares	We have granted the underwriters an option to purchase up to 340,909 additional shares of our common stock. The underwriters can exercise this option at any time within 45 days from the closing of this offering solely to cover over-allotments.

Use of proceeds

We estimate the net proceeds from this offering to us will be approximately $ million, or approximately $                     million if the underwriters exercise their over-allotment option to purchase additional shares in full, assuming an initial public offering price of $11.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and general corporate purposes to fund the development of our investigational drug candidate BIV201 (continuous infusion terlipressin) in its Phase 3 clinical trial, which also includes the support services to be provided under the management services agreement between us and BioVie.

See “Use of Proceeds” for more information.

Lock-up agreements	Each of our directors and executive officers have agreed, without the prior written consent of the Representative, not to sell, contract to sell or otherwise dispose of any securities of the Company for a period of six months after the closing of this offering, subject to certain exceptions. We and any of our successors have also agreed, without the prior written consent of the Representative, among other things, not to sell, contract to sell or otherwise dispose of any securities of the Company for a period of four months after the closing of this offering, subject to certain exceptions. See “Underwriting” for more information.

Controlled Company

Upon completion of this offering, BioVie will own more than a majority of the voting power of our common stock eligible to vote in the election of our directors. As a result, we will be a “controlled company” as defined under the corporate governance rules of and, therefore, will qualify for exemptions from certain corporate governance requirements of NYSE. Accordingly, we will not be required to have a majority of “independent directors,” as defined under the rules of NYSE, on the Board, and we will not be required to have a compensation committee or a nominating and corporate governance committee, in each case composed entirely of independent directors. Upon completion of this offering, the Board will not have a compensation committee, but it intends to establish a compensation committee in the future. We may take advantage of one or more other of these exemptions in the future. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all the corporate governance requirements of NYSE. See “Management—Controlled Company Exemption.”

As long as BioVie beneficially owns a majority of the voting power of the outstanding shares of our common stock, BioVie will generally be able to control the outcome of matters submitted to our stockholders for approval, including the election of directors, without the approval of our other stockholders. See “Risk Factors—Risks Related to the Separation and Our Relationship with BioVie—Following the completion of this offering, BioVie will continue to control the direction of our business, and the concentrated ownership of our common stock may prevent you and other stockholders from influencing significant decisions.”

Risk factors	Investing in our common stock involves a high degree of risk. See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our common stock.

Proposed listing	We intend to apply to list to list our common stock on NYSE under the symbol “OPTN”.

Unless otherwise indicated, the information presented in this prospectus:

•	gives effect to the transactions described under “The Separation Transaction”;
•	gives effect to our amended and restated certificate of incorporation and our amended and restated bylaws, which will be in effect immediately prior to the completion of this offering and forms of which have been filed as exhibits to the registration statement of which this prospectus is a part;
•	assumes no exercise of the underwriters’ over-allotment option to purchase additional shares; and
•	excludes shares of our common stock that we expect to reserve for issuance under the 2026 Plan.

Summary Historical Financial Information

The following table sets forth our summary historical financial information. You should read the summary historical financial information in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations,” our audited carve-out financial statements, our unaudited condensed carve-out financial statements and related notes thereto. We have derived the summary historical financial information as of and for the years ended June 30, 2025 and 2024 from our audited carve-out financial statements and as of December 31, 2025 and for the six months ended December 31, 2025 and 2024 from our unaudited condensed carve-out financial statements included elsewhere in this prospectus.

Our historical carve-out financial statements may not be reflective of our financial position, results of operations and cash flows had we operated as a stand-alone public company during all periods presented. Our historical carve-out financial statements have been prepared on a “carve-out” basis from the financial statements of BioVie to represent our financial position and performance as if we had existed on a stand-alone basis during such all periods presented. Our historical carve-out financial statements were prepared on a standalone basis in accordance with GAAP.

Our historical carve-out financial statements include the assets, liabilities, and operating expenses based on our legal entity structure as well as direct and indirect costs that are attributable to our operations. Indirect costs are the costs of support functions that are partially provided on a centralized basis by BioVie, which include finance, human resources, benefits administration, procurement support, information technology, legal, corporate governance and other professional services. Indirect costs have been allocated to us for the purposes of preparing the carve-out financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method, primarily based on headcount or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or benefit received by us during the periods presented, depending on the nature of the services received.

	Year Ended June 30, (audited)				Six Months Ended December 31, (unaudited)
Carve-Out Statements of Operations:	2025		2024		2025		2024
Operating expenses		$1,223,839		$1,939,727		$451,322		$398,845
Net loss		$(1,223,839)		$(1,939,727)		$(451,322)		$(398,845)
Pro forma net loss per share, basic and diluted (unaudited)(1)	$		$		$		$
Weighted-average number of shares of common stock outstanding used in computing pro forma net loss per share, basic and diluted (unaudited)(1)

(1)	The weighted-average number of shares used to compute pro forma net loss per share, basic and diluted (unaudited) represents the number of shares of our common stock expected to be outstanding immediately following the completion of this offering. The calculation includes shares expected to be sold in this offering and shares expected to be issued to BioVie as part of the Separation.

	Year Ended June 30, (audited)		Six Months Ended December 31, (unaudited)
Carve-Out Statements of Cash Flows:	2025	2024	2025	2024
Net cash used in operating activities	$(1,157,224)	$(1,866,823)	$(712,419)	$(202,843)
Net cash flows provided by financing activities	$1,157,224	1,866,823	$712,419	$202,843

	As of June 30, (audited)		As of December 31, 2025 (unaudited)
Carve-Out Balance Sheet:	2025	2024	Actual	As adjusted(1)
Cash	$-	$-	$-	$22,100,000
Current assets	$493,075	$62,810	$796,870	$22,896,870
Total assets	$1,017,127	$816,239	$1,206,234	$23,306,234
Total liabilities	$127,217	$12,845	$10,531	$10,531
Total parent’s net investment/stockholder’s equity	$889,910	$803,394	$1,195,703	$23,295,703

(1)	The as adjusted column gives effect to the issuance and sale by us in this offering of 2,272,727 of our common stock at the assumed public offering price of $11.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming the over-allotment option to purchase additional shares is not exercised by the underwriters.

RISK FACTORS

You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. If any of the following risks actually occur, individually or in the aggregate, they could have a material adverse effect on our business, financial condition and results of operations. In that event, the trading price of our securities could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, the risks described below and elsewhere in this prospectus. See “Forward Looking Statements.”

Risks Related to Our Limited Operating History, Financial Condition and Capital Requirements

We have a limited operating history, have incurred significant operating losses since our inception and expect to incur significant operating losses for the foreseeable future. We have a high risk of never generating revenue or becoming profitable or, if we achieve profitability, we may not be able to sustain it.

Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. We are a clinical-stage biopharmaceutical company with a relatively limited operating history upon which you can evaluate our business and prospects. We were incorporated in May 2025 and have not generated revenue. Therefore, there is limited historical financial or operational information upon which to evaluate our performance. Our prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. Many if not most companies in our industry at our stage of development never become profitable and are acquired or go out of business before successfully developing any product that generates revenue from commercial sales or enables profitability.

We have incurred significant operating losses since our inception and expect to incur significant losses for the foreseeable future as we continue the clinical development of, seek regulatory approval for and potentially commercialize BIV201 and any future product candidates, as well as operate as a public company. The amount of future losses and when, if ever, we will become profitable are uncertain. We do not have any products that have generated any revenues from commercial sales and do not expect to generate revenues from the commercial sale of products in the near future, if ever. If we are unable to successfully develop, obtain requisite approval for and commercialize BIV201 or any future product candidates, we may never generate revenue. Our ability to generate revenue and achieve profitability will depend on, among other things, successful completion of the development of our product candidates; obtaining necessary regulatory approvals from the FDA and international regulatory agencies; establishing manufacturing, sales, and marketing arrangements with third parties; obtaining adequate reimbursement by third-party payers; and raising sufficient funds to finance our activities. If we are unsuccessful at some or all of these undertakings, they could have a material adverse effect on our business, financial condition, and results of operations.

To become and remain profitable, we must succeed in developing, obtaining regulatory approvals for, and eventually commercializing products that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing human clinical trials of BIV201 and any future product candidates, acquiring or developing additional product candidates, obtaining regulatory approval for BIV201 and any future product candidates, and manufacturing, marketing, and selling any products for which we may obtain regulatory approval. We are only in the preliminary stages of most of these activities. We may never succeed in these activities and, even if we do, may never generate revenue that is significant enough to achieve profitability. In addition, we have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical industry. Because of the numerous risks and uncertainties associated with biopharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable may have an adverse effect on the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product candidates, achieve our strategic objectives or even continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

Even if this offering is successful, we will require substantial additional capital to finance our operations, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce, or terminate our development programs, commercialization efforts, or other operations.

The development of biopharmaceutical product candidates, including conducting preclinical studies and clinical trials, is a very time-consuming, capital-intensive and uncertain process. Our operations have consumed substantial amounts of cash since inception. We expect our expenses to substantially increase in connection with our ongoing activities, particularly as we conduct our ongoing and planned clinical trials of BIV201 and potentially seek regulatory approval for BIV201 and any future product candidates we may develop. In addition, if we are able to progress BIV201 through development and commercialization, we expect to be required to make milestone or royalty payments pursuant to various license or collaboration agreements with third parties. If we obtain regulatory approval for BIV201 or any future product candidates, we also expect to incur significant commercialization expenses related to product manufacturing, marketing, sales, and distribution. Because the outcome of any clinical trial or preclinical study is highly uncertain, we cannot reliably estimate the actual amount of capital necessary to successfully complete the development and commercialization of BIV201 or any future product candidates. Furthermore, following the completion of this offering, we expect to incur additional costs associated with operating as a public company.

The amount of net proceeds from this offering may not be sufficient to fund BIV201 through our Phase 3 trial, and additional capital resources may be required to fund BIV201 through such Phase 3 trial. We will also need to raise substantial additional funds to commercialize BIV201, if approved. We may satisfy our future cash needs through the sale of equity securities, debt financings, working capital lines of credit, corporate collaborations or license agreements, grant funding, interest income earned on invested cash balances or a combination of one or more of these sources. The amount and timing of our actual expenditures will depend on numerous factors, including the status and results of our clinical trials, success of our research and development efforts, the FDA process, the amounts of proceeds actually raised in this offering and the amount of cash generated by our operations.

Our ability to raise additional funds may be adversely impacted by global economic conditions, disruptions to, and volatility in, the credit and financial markets in the United States and worldwide, and diminished liquidity and credit availability. If the equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts, or even cease operations. We expect to finance our cash needs through public or private equity or debt financings or other capital sources, including potential collaborations, licenses, and other similar arrangements. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. Attempting to secure additional financing may divert our management from our day-to-day activities, which may adversely affect our ability to develop BIV201 or any future product candidates.

Our future capital requirements will depend on many factors, including without limitation:

•	the initiation, type, number, scope, progress, expansions, results, costs, and timing of clinical trials and preclinical studies of BIV201 and any future product candidates we may choose to pursue, including the costs of modification to clinical development plans (including an increase in the number, size, duration and/or complexity of a trial) based on feedback that we may receive from regulatory authorities and any third-party products used as combination agents in our clinical trials;

•	the costs and timing of manufacturing for BIV201 or any future product candidate, including commercial manufacturing at sufficient scale and encountering higher than expected costs to manufacture our current and future active pharmaceutical ingredients, if any product candidate is approved, including as a result of inflation, any supply chain issues or component shortages;

•	slower than expected progress in developing BIV201 or a future product candidate, including without limitation, additional costs caused by such program delays;

•	the costs, timing and outcome of regulatory meetings and reviews of BIV201 and developing certain formulations of BIV201 or any future product candidates in any jurisdictions in which we or our current or any future collaborators may seek approval for BIV201 or any future product candidates;

•	our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company, including enhanced internal control over financial reporting;

•	the timing and payment of milestone, royalty or other payments we must make pursuant to our existing and potential future license or collaboration agreements with third parties;

•	the costs and timing of establishing or securing sales and marketing capabilities and commercial compliance programs if BIV201 or any future product candidate is approved;

•	higher than expected personnel, consulting or other costs, such as adding personnel or industry expert consultants or pursuing the licensing/acquisition of additional assets;

•	higher than expected costs to obtain, maintain, enforce and protect our patents and other intellectual property and proprietary rights;

•	our ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third-party payors and adequate market share and revenue for any approved products;

•	our ability and strategic decision to develop future product candidates other than BIV201, and the timing of such development, if any;

•	patient willingness to pay out-of-pocket for any approved products in the absence of coverage and/or adequate reimbursement from third-party payors;

•	the terms and timing of establishing and maintaining collaborations, licenses and other similar arrangements; and

•	our ability to raise sufficient funds when and if required.

Conducting clinical trials and preclinical studies and potentially identifying future product candidates is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain regulatory approval and commercialize BIV201 or any future product candidates. If approved, BIV201 and any future product candidates may not achieve commercial success. We expect that our commercial revenue, if any, will initially be derived from sales of BIV201, which we do not expect to be commercially available for several years, if at all. Commercial success in the United States may depend upon acceptance and coverage by federal healthcare program and third-party payors, and it can be time consuming and costly to demonstrate that any of our products should be covered.

Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all, including as a result of financial and credit market deterioration or instability, market-wide liquidity shortages, geopolitical events, or otherwise.

Raising additional capital may cause dilution to our stockholders, including purchasers of our common stock in this offering, restrict our operations or require us to relinquish rights to our technologies or product candidates. In addition, any capital obtained by us may be obtained on terms that are unfavorable to us, our investors, or both.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through equity offerings, debt financings, or other capital sources, including potential collaborations, licenses, and other similar arrangements. We do not have any committed external source of funds. If we attempt to raise additional financing, there can be no assurance that we will be able to secure such additional financing in sufficient quantities or at all. We may be unable to raise additional capital for reasons including, without limitation, our operational and/or financial performance, investor confidence in us and the biopharmaceutical industry, credit availability from banks and other financial institutions, the status of current projects, and our prospects for obtaining any necessary regulatory approvals. Potential investors’ capital investments may have shifted to other opportunities with perceived greater returns and/or lower risk thereby reducing capital available to us, if available at all.

In addition, any additional financing might not be available, and even if available, may not be available on terms favorable to us or our then-existing investors. We may seek to raise funds through public or private equity offerings, debt financings, corporate collaboration or licensing arrangements, mergers, acquisitions, sales of intellectual property, or other financing vehicles or arrangements. To the extent that we raise additional capital by issuing equity securities or other securities (including convertible debt), our then-existing investors will experience dilution, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a stockholder. If we raise funds through debt financings or bank loans, we may become subject to restrictive covenants, such as incurring additional debt, making capital expenditures or declaring dividends. Such restrictions could adversely impact our ability to conduct our operations and execute our business plan. Moreover, if we raise funds through debt financings or bank loans, our assets may be pledged as collateral for the debt, and the interests of our then-existing investors would be subordinated to the debt holders or banks. In addition, our use of and ability to exploit assets pledged as collateral for debt or loans may be restricted or forfeited. To the extent that we raise additional funds through collaboration or licensing arrangements, we may be required to relinquish valuable rights to our future revenue streams, product candidates, research programs, intellectual property or proprietary technology, or grant licenses on terms that are not favorable to us and/or that may reduce the value of our common stock. If we are not able to raise needed funding when needed under acceptable terms or at all, then we would be required to delay, limit, reduce, curtail, abandon or terminate our product development or future commercialization efforts, or grant rights to develop and market product candidates that we might otherwise prefer to develop and market ourselves, or on less favorable terms than we would otherwise choose, or sell assets, or cease operations entirely.

Risks Related to Our Business and Industry

We rely and will continue to rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines or do not successfully perform and comply with regulatory requirements, we may not be able to obtain regulatory approval of or commercialize our product candidates.

We depend, and will continue to depend, on third parties, including, but not limited to, contract research organizations (“CROs”), clinical trial sites and clinical trial principal investigators, contract laboratories, independent institutional review boards (“IRBs”), manufacturers, suppliers, and other third parties to conduct our clinical trials, including those for our drug candidate BIV201. We rely heavily on these third parties over the course of our clinical trials, and we control only certain aspects of their activities. Nevertheless, we retain ultimate responsibility for ensuring that each of our studies is conducted in accordance with the protocol and applicable legal, regulatory, and scientific standards and regulations, and our reliance on third parties does not relieve the Company of our regulatory responsibilities. We and these third parties are required to comply with current Good Clinical Practices (“cGCPs”),, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for the conduct of clinical trials on product candidates in clinical development. Regulatory authorities enforce cGCPs through periodic inspections and for-cause inspections of clinical trial principal investigators and trial sites. If, due to the failure of either the Company or a third party, a clinical trial fails to comply with applicable cGCPs, FDA’s Investigational New Drug Application (“IND”) requirements, other applicable regulatory requirements, or requirements set forth in the applicable IRB-approved protocol, the Company may be required to conduct additional clinical trials to support our marketing applications, which would delay the regulatory approval process.

Although we design the clinical trials for our product candidates, our CROs are tasked with facilitating and monitoring these trials. As a result, many aspects of our clinical development programs, including site and investigator selection, and the conduct, timing, and monitoring of the study, is outside our direct control, either partially or in whole. Our reliance on third parties to conduct clinical trials also results in less direct control over the collection, management, and quality of data developed through clinical trials than would be the case if we were relying entirely upon our own employees. Communicating with third parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Our business may be impacted if any of these third parties violates applicable federal, state, or foreign laws and/or regulations, including but not limited to FDA’s IND regulations, cGCPs, fraud and abuse or false claims laws, healthcare privacy and data security laws, or provide the Company or government agencies with inaccurate, misleading, or incomplete data.

Successful development of biopharmaceuticals is highly uncertain and is dependent on numerous factors, many of which are beyond our control.

Product candidates that appear promising in the early phases of development may fail to reach the market for several reasons. Pre-clinical study results may show the product candidate to be less effective than desired (e.g., the study failed to meet its primary endpoints) or to have harmful or problematic side effects. Product candidates may fail to receive the necessary regulatory approvals or may be delayed in receiving such approvals. Among other things, such delays may be caused by slow enrollment in clinical studies; length of time to achieve study endpoints; additional time requirements for data analysis; IND and later new drug application preparation; discussions with the FDA; an FDA request for additional pre-clinical or clinical data; unexpected safety or manufacturing issues; manufacturing costs; pricing or reimbursement issues; clinical sites deviating from the trial protocol, committing scientific misconduct, or other violations of regulatory requirements - which can render data from those sites unusable in support of regulatory approval; or other factors that make the product not economical. Proprietary rights of others and their competing products and technologies may also prevent the product from being commercialized.

Success in pre-clinical and early clinical studies does not ensure that large-scale clinical studies will be successful. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. The length of time necessary to complete clinical studies and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly from one product to the next and may be difficult to predict. There can be no assurance that any of our products will develop successfully, and the failure to develop our products could have a material adverse effect on our business, financial condition and results of operations, which could cause you to lose all of your investment.

In the future, we may be subject to litigation, all of which may require significant management time and attention, result in significant legal expenses and may result in unfavorable outcomes, which could have a material adverse effect on our business, financial condition and results of operations and negatively affect the price of our common stock.

BioVie is currently subject to securities class action litigation, which is described in Note 8 to our audited carve-out financial statements as of and for the years ended June 30, 2025 and 2024 and our unaudited condensed carve-out financial statements as of the six months ended December 31, 2025 and for the six months ended December 31, 2025 and 2024 included elsewhere in this prospectus. Upon consummation of this offering, such securities class action litigation will remain BioVie’s liability and we will be indemnified pursuant to the separation agreement. We are not otherwise currently subject to any legal proceedings or claims. In the future, we may become subject to various legal proceedings and claims that arise in or outside our ordinary course of business. It is possible that lawsuits will be filed, or allegations received from stockholders, with respect to matters related to our business and also naming us and/or our officers and directors as defendants. Such lawsuits and any other related lawsuits are subject to inherent uncertainties, and the actual defense and disposition costs will depend upon many unknown factors. The outcome of such lawsuits is necessarily uncertain. We could be forced to expend significant resources in the defense of any such lawsuits, and we may not prevail. In addition, we may incur substantial legal fees and costs in connection with such lawsuits. Monitoring, initiating and defending against legal actions is time-consuming for our management, is likely to be expensive and may detract from our ability to fully focus our internal resources on our business activities. We could be forced to expend significant resources in the settlement or defense of any potential future lawsuits, and we may not prevail in such lawsuits.

Our insurance coverage may be insufficient, and our assets may be insufficient to cover any amounts that exceed our insurance coverage, and we may have to pay damage awards or otherwise may enter into a settlement arrangement in connection with such claim. A decision adverse to our interests in any lawsuit could result in the payment of substantial damages, or possibly fines, and could have a material adverse effect on our business, financial condition and results of operations. We have not established any reserve for any potential liability relating to any potential future lawsuits. Any such payments or settlement arrangements in future litigation could have a material adverse effect on our business, financial condition and results of operation. In addition, such lawsuits may make it more difficult to finance our operations and affect our ability to make payments for damages.

We have no products approved for commercial sale, have never generated any revenues and may never achieve revenues or profitability, which could cause us to cease operations.

We have no products approved for commercial sale and, to date, we have not generated any revenue. Our ability to generate revenue depends heavily on (a) successful completion of one or more development programs demonstrating in human clinical trials that BIV201, our product candidate, is safe and effective; (b) our ability to seek and obtain regulatory approvals, including, without limitation, with respect to the indications we are seeking; (c) successful commercialization of our product candidate; and (d) market acceptance of our product. There are no assurances that we will achieve any of the forgoing objectives. Furthermore, our product candidate is in the development stage and has not been fully evaluated in human clinical trials. If we do not successfully develop and commercialize our product candidate, we will not achieve revenues or profitability in the foreseeable future, if at all. If we are unable to generate revenues or achieve profitability, we may be unable to continue our operations.

We are a development stage company with a limited operating history, making it difficult for you to evaluate our business and your investment.

We are a development stage biopharmaceutical company with a potential therapy that has not been fully evaluated in clinical trials, and our operations are subject to all of the risks inherent in the establishment of a new business enterprise, including but not limited to the absence of an operating history, the lack of commercialized products, insufficient capital, expected substantial and continual losses for the foreseeable future, limited experience in dealing with regulatory issues, the lack of manufacturing experience and limited marketing experience, possible reliance on third parties for the development and commercialization of our proposed products, a competitive environment characterized by numerous, well-established and well capitalized competitors and reliance on key personnel.

Since inception, we have not established any revenues or operations that would provide financial stability in the long term, and there can be no assurance that we will realize our plans on our projected timetable in order to reach sustainable or profitable operations.

Investors are subject to all the risks incident to the creation and development of a new business and each investor should be prepared to withstand a complete loss of his, her or its investment. Furthermore, the accompanying financial statements have been prepared assuming that we will continue as a going concern. We have not emerged from the development stage and may be unable to raise further equity. These factors raise substantial doubt about our ability to continue as a going concern. The financial statements included elsewhere in this prospectus do not include any adjustments that might result from the outcome of this uncertainty.

Because we are subject to these risks, you may have a difficult time evaluating our business and your investment in our Company. Our ability to become profitable depends primarily on our ability to develop drugs, to obtain approval for such drugs, and if approved, to successfully commercialize our drugs, our research and development (“R&D”) efforts, including the timing and cost of clinical trials; and our ability to enter into favorable alliances with third-parties who can provide substantial capabilities in clinical development, regulatory affairs, sales, marketing and distribution.

Even if we successfully develop and market BIV201, we may not generate sufficient or sustainable revenue to achieve or sustain profitability, which could cause us to cease operations and cause you to lose all of your investment.

If the FDA or comparable foreign regulatory authorities approve generic versions of any of our product candidates that receive marketing approval, or such authorities do not grant our products sufficient, or any, periods of exclusivity before approving generic versions of our products, the sales of our products could be adversely affected.

Once a new drug application (“NDA”) is approved, the product covered thereby becomes a “reference listed drug” (“RLD”), in the FDA’s publication, “Approved Drug Products with Therapeutic Equivalence Evaluations,” commonly known as the Orange Book. Other manufacturers may seek approval of generic versions of reference listed drugs through submission of abbreviated new drug applications (“ANDAs”) in the United States. In support of an ANDA, a generic manufacturer need not conduct clinical trials. Rather, the applicant generally must show that its product has the same active ingredient(s), dosage form, strength, route of administration and conditions of use or labeling as the reference listed drug and that the generic version is bioequivalent to the reference listed drug, meaning it is absorbed in the body at the same rate and to the same extent as the RLD. Generic products may be significantly less costly to bring to market than the reference listed drug and companies that produce generic products are generally able to offer them at lower prices. Moreover, generic versions of RLDs are often automatically substituted for the RLD by pharmacies when dispensing a prescription written for the RLD. Thus, following the introduction of a generic drug, a significant percentage of the sales of any branded product or reference listed drug is typically lost to the generic product.

The FDA may not approve an ANDA for a generic product until any applicable period of non-patent exclusivity for the reference listed drug has expired. The Federal Food, Drug and Cosmetic Act (“FDCA”) provides a period of five years of non-patent exclusivity for a new drug containing a new chemical entity (“NCE”). An NCE is an active ingredient that has not previously been approved by FDA in any other NDA. BIV201 does not qualify for NCE because FDA approved an NDA in 2022 that contained a powdered form of terlipressin as the active ingredient. In cases where a five-year NCE exclusivity has been granted, an ANDA may not be submitted to the FDA until the expiration of five years unless the submission is accompanied by a Paragraph IV certification that a patent covering the reference listed drug is either invalid or will not be infringed by the generic product, in which case the applicant may submit its application four years following approval of the reference listed drug. If an ANDA is submitted to FDA with a Paragraph IV Certification, the generic applicant must also provide a “Paragraph IV Notification” to the holder of the NDA for the RLD and to the owner of the listed patent(s) being challenged by the ANDA applicant, providing a detailed written statement of the basis for the ANDA applicant’s position that the relevant patent(s) is invalid or would not be infringed. If the patent owner brings a patent infringement lawsuit against the ANDA applicant within 45 days of the Paragraph IV Notification, FDA approval of the ANDA will be automatically stayed for 30 months, or until seven and a half years after the NDA approval if the generic application was filed between four years and five years after the NDA approval. Any such stay will be terminated earlier if the court rules that the patent is invalid or would not be infringed.

Competition that our products may face from generic versions of our products could have a material adverse effect on our business, financial condition, and results of operations and substantially limit our ability to obtain a return on the investments we have made in those product candidates.

If we fail to obtain or maintain Orphan Drug exclusivity for BIV201, we will have to rely on other potential marketing exclusivity, and on our intellectual property rights, which may reduce the length of time that we can prevent competitors from selling generic versions of BIV201.

We have obtained Orphan Drug Designation for BIV201 (terlipressin) in the U.S. for the treatment of hepatorenal syndrome on November 21, 2018 and treatment of ascites (due to all etiologies except cancer) on September 8, 2016. Under the Orphan Drug Act, the FDA may designate a product as an Orphan Drug if it is a drug intended to treat a rare disease or condition, defined, in part, as a patient population of fewer than 200,000 in the U.S. In the European Union (“EU”), Orphan Drug designation may be granted to drugs intended to treat, diagnose or prevent a life-threatening or chronically debilitating disease having a prevalence of no more than five in 10,000 people in the EU, and which meet other specified criteria. The company that first obtains FDA approval for a designated Orphan Drug for the associated rare disease may receive a seven-year period of marketing exclusivity during which time FDA may not approve another application for the same drug for the same orphan disease or condition, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety or providing a major contribution to patient care or in instances of drug supply issues. Orphan Drug exclusivity does not prevent FDA approval of another application for the same drug for a different disease or condition, or of an application for a different drug for the same rare disease or condition. Orphan Drug exclusive marketing rights may be lost under several circumstances, including a later determination by the FDA that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug. Similar regulations are available in the EU with a ten-year period of market exclusivity.

Even though BioVie has obtained two Orphan Drug Designations for its lead product candidate, BIV201 (terlipressin), for treatment of ascites and for treatment of hepatorenal syndrome, and may seek other Orphan Drug Designations for BIV201, there is no assurance that we will be the first to obtain marketing approval for any particular rare indication or be able to demonstrate clinical superiority. In 2004, Mallinckrodt Hospital Products IP Limited received Orphan Drug designation for its product candidate, Terlivaz® for injection for the treatment of hepatorenal syndrome. In September 2022, FDA approved the product to improve kidney function in adults with hepatorenal syndrome with rapid reduction in kidney function. As the first FDA-approved medication for hepatorenal syndrome, Mallinckrodt’s product was granted a seven-year period of marketing exclusivity. Consequently, FDA may not be able to approve an application for BIV201 (terlipressin) for hepatorenal syndrome unless we generate evidence of BIV201 being clinical superior to Terlivaz® by means of greater effectiveness, greater safety, or providing a major contribution to patient care.

Even though we have obtained Orphan Drug Designations for our lead product candidate, or even if we obtain Orphan Drug Designation for other potential product candidates, such designation may not effectively protect us from competition because different drugs can be approved for the same condition and the same drug can be approved for different conditions and potentially used off-label in the Orphan indication. Even after an Orphan Drug is approved, as noted above, the FDA can subsequently approve another competing drug with the same active ingredient for the same condition for several reasons, including, if the FDA concludes that the later drug is clinically superior due to being safer or more effective or because it makes a major contribution to patient care. Orphan Drug Designation neither shortens the development time or regulatory review time of a drug, nor gives the drug any advantage in the regulatory review or approval process.

In addition, other companies have received Orphan Drug designations for terlipressin for indications other than hepatorenal syndrome. PharmaIN Corporation received Orphan Drug Designation in 2012 for PGC-C12E-terlipressin for treatment of ascites due to all etiologies except cancer. In addition, Ferring Pharmaceuticals Inc. received Orphan Drug Designation in 1986 for terlipressin for the treatment of bleeding esophageal varices. If one of those or any other company with Orphan Drug Designation for the same drug as ours for the same proposed disease or condition receives FDA approval and Orphan Drug exclusivity before our product is approved, approval of our drug(s) for the orphan indication may be blocked for seven years by the other company’s Orphan exclusivity and they may obtain a competitive advantage even after the exclusivity period expires associated with being the first to market.

We will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms, which could have a material adverse effect on our business, financial condition and results of operations.

Developing biopharmaceutical products, including conducting pre-clinical studies and clinical trials and establishing manufacturing capabilities, requires substantial funding. Additional financing will be required to fund the research and development of our product candidates. We have not generated any product revenues, and do not expect to generate any revenues until, and only if, we develop and receive approval to sell our product candidates from the FDA and other regulatory authorities for our product candidates.

The amount of net proceeds from this offering may not be sufficient to fund BIV201 through our Phase 3 trial, and additional capital resources may be required to fund BIV201 through such Phase 3 trial. We will also need to raise substantial additional funds to commercialize BIV201, if approved. We may satisfy our future cash needs through the sale of equity securities, debt financings, working capital lines of credit, corporate collaborations or license agreements, grant funding, interest income earned on invested cash balances or a combination of one or more of these sources.

The amount and timing of our actual expenditures will depend on numerous factors, including the status and results of our clinical trials, success of our research and development efforts, the FDA process, the amounts of proceeds actually raised in this offering and the amount of cash generated by our operations. Our management will have broad discretion to allocate the net proceeds from this offering.

In addition, we may not have the resources to complete the development and commercialization of any future product candidates. We will require additional financing to further the clinical development of any future product candidates. This will delay or require termination of research and development programs, preclinical studies and clinical trials, material characterization studies, regulatory processes, the establishment of our own laboratory or a search for third party marketing partners to market our products for us, which could have a material adverse effect on our business, financial condition and results of operations.

The amount of capital we may need will depend on many factors, including the progress, timing and scope of our research and development programs, the progress, timing and scope of our preclinical studies and clinical trials, the time and cost necessary to obtain regulatory approvals, the time and cost necessary to establish our own marketing capabilities or to seek marketing partners, the time and cost necessary to respond to technological and market developments, changes made or new developments in our existing collaborative, licensing and other commercial relationships, and new collaborative, licensing and other commercial relationships that we may establish.

Until we can generate a sufficient amount of product revenue, if ever, we expect to finance future cash needs through the sale of equity securities, debt financings, working capital, lines of credit, corporate collaborations or license agreements, grant funding, interest income earned on invested cash balances or a combination of one or more of these sources. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or our commercialization efforts. In addition, we could be forced to discontinue product development and reduce or forego attractive business opportunities. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience additional significant dilution, and debt financing, if available, may involve restrictive covenants. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our product candidates or grant licenses on terms that may not be favorable to us. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time.

Our fixed expenses, such as rent and other contractual commitments, will likely increase in the future, as we may enter into leases for new facilities and capital equipment and/or enter into additional licenses and collaborative agreements. Therefore, if we fail to raise substantial additional capital to fund these expenses, we could be forced to cease operations, which could cause you to lose all of your investment.

We have limited experience in drug development and may not be able to successfully develop any drugs, which would cause us to cease operations.

We have never successfully developed a new drug and brought it to market. Our management and clinical teams have experience in drug development, but they may not be able to successfully develop any drugs. Our ability to achieve revenues and profitability in our business will depend on, among other things, our ability to develop products internally or to obtain rights to them from others on favorable terms; complete laboratory testing and human studies; obtain and maintain necessary intellectual property rights to our products; successfully complete regulatory review to obtain requisite governmental agency approvals; enter into arrangements with third parties to manufacture our products on our behalf; and enter into arrangements with third parties to provide sales and marketing functions. If we are unable to achieve these objectives, we will be forced to cease operations and you will lose all of your investment.

Development of pharmaceutical products is a time-consuming process, subject to a number of risks, many of which are outside of our control. Consequently, we can provide no assurance that our product candidates will obtain regulatory approval, and if we are unsuccessful or fail to timely develop new drugs, we could be forced to discontinue our operations.

Development and extensive testing will be required to determine the technical feasibility and commercial viability of BIV201. Our success will depend on our ability to achieve scientific and technological advances and to translate such advances into reliable, commercially competitive drugs on a timely basis. Drugs that we may develop are not likely to be commercially available, at a minimum, for several years, if ever. Our drug product candidate, BIV201, was cleared by the FDA to undergo testing in a mid-stage (Phase 2b) clinical trial for the treatment of refractory ascites due to cirrhosis. On June 24, 2021, we announced that the first patient has been enrolled in this study. In March 2023, the open-label trial was stopped after 15 of the planned 30 patients were enrolled, and an evaluation of those completed patients assessed. Encouraging data from these patients appeared to show that treatment with BIV201 plus the current standard of care resulted in a reduction in ascites fluid accumulation during treatment versus pre-treatment. In June 2023, BioVie requested and subsequently received guidance from the FDA regarding the design and endpoints for definitive clinical testing of BIV201 for the treatment of ascites due to chronic liver cirrhosis. Over three years since the initial enrollment of this clinical trial, BioVie is continuing to finalize protocol designs for the Phase 3 study of BIV201 for the treatment of ascites due to chronic liver cirrhosis.

Any delay or further delay in the development, introduction or marketing of our product candidates could result either in such drugs being marketed at a time when their cost and performance characteristics would not be competitive in the marketplace or in the shortening of their commercial lives. In light of the long-term nature of our projects and other risk factors described elsewhere in this document, we may not be able to successfully complete the development or marketing of any drugs, which could cause us to cease operations.

From time to time, the FDA may have feedback on our clinical trial designs, including for example certain of our endpoints and outcome measures. As a result, we may consider revisions to our protocols which may delay progress in implementing our trials. We may fail to successfully develop and commercialize our product candidate(s) if it is found to be unsafe or ineffective in clinical trials; does not receive necessary approval from the FDA or foreign regulatory agencies; fails to conform to a changing standard of care for the disease it seeks to treat; or is less effective or more expensive than current or alternative treatment methods.

Drug development failure can occur at any stage of clinical trials and as a result of many factors, there can be no assurance that we or our collaborators will reach our anticipated clinical targets. Even if the trials are successfully completed, clinical data are often susceptible to varying interpretations and analyses, and we cannot guarantee that the FDA or comparable foreign regulatory authorities will interpret the results as we do, and more trials could be required before we submit our product candidates for approval. We cannot guarantee that the FDA or comparable foreign regulatory authorities will view our product candidates as having efficacy even if positive results are observed in clinical trials. In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the clinical trial protocols, and the rate of dropout among clinical trial participants. If the results of our ongoing or future clinical trials are inconclusive with respect to the efficacy of our product candidates, if we do not meet the clinical endpoints with statistical and clinically meaningful significance, or if there are safety concerns associated with our product candidates, we may be delayed in obtaining marketing approval, if at all. Additionally, any safety concerns observed in any one of our clinical trials in our targeted indications could limit the prospects for regulatory approval of our product candidates in those and other indications. We also do not know what the long-term effects of exposure to our product candidates will be. Furthermore, our product candidates may be used in combination with other treatments and there can be no assurance that such use will not lead to unique or unexpected safety issues.

Failure to complete clinical trials or to prove that our product candidates are safe and effective would have a material adverse effect on our ability to generate revenue and could require us to reduce the scope of or discontinue our operations, which could cause you to lose all of your investment.

We may expend our limited resources to pursue a particular drug candidate or indication and fail to capitalize on drug candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited human capital and financial resources, we focus on research programs and drug candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other drug candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial drugs or profitable market opportunities. Our spending on current and future research and development programs and drug candidates for specific indications may not yield any commercially viable drugs. If we do not accurately evaluate the commercial potential or target market for a particular drug candidate, we may relinquish valuable rights to that drug candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such drug candidate.

At any time and for any reason, we may determine that one or more of our discovery programs or preclinical or clinical drug candidates or programs does not have sufficient potential to warrant the allocation of resources toward such program or drug candidate. Accordingly, we may choose not to develop a potential drug candidate or elect to suspend, deprioritize or terminate one or more of our discovery programs or preclinical or clinical drug candidates or programs. When we suspend, deprioritize or terminate a program or drug candidate in which we have invested significant resources, we will have expended resources on a program that will not provide a full return on our investment and may have missed the opportunity to have allocated those resources to potentially more productive uses, including existing or future programs or drug candidates.

We have no manufacturing experience, and the failure to comply with all applicable manufacturing regulations and requirements could have a material adverse effect on our business, financial condition and results of operations.

We have never manufactured products in the highly regulated environment of pharmaceutical manufacturing, and our team has limited experience in the manufacture of drug therapies. There are numerous regulations and requirements that must be maintained to obtain licensure and permitting required prior to the commencement of manufacturing, as well as additional requirements to continue manufacturing pharmaceutical products. We currently do not own or lease facilities that could be used to manufacture any products that might be developed by us and have contracted with an experienced contract manufacturing organization to perform the manufacturing of BIV201. In addition, we do not have the resources at this time to acquire or lease suitable facilities. If we or our contract manufacturing organization fail to comply with regulations, to obtain the necessary licenses and knowhow or to obtain the requisite financing in order to comply with all applicable regulations and to own or lease the required facilities in order to manufacture our products, we could be forced to cease operations, which would cause you to lose all of your investment.

In addition, the FDA and other regulatory authorities require that product candidates and drug products be manufactured according to the FDA’s current Good Manufacturing Practices regulations (“cGMP”). Any failure by our third-party manufacturers to comply with cGMP could lead to a shortage of BIV201. In addition, such failure could be the basis for action by the FDA to withdraw approval, if granted to us, and for other regulatory enforcement action, including Warning Letters, product seizure, injunction or other civil or criminal penalties.

BIV201 and any other product candidates that we develop may have to compete with other products and product candidates for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that are both capable of manufacturing for us and willing to do so. If we need to find another source of drug substance or drug product manufacturing for BIV201, we may not be able to identify, or reach agreement with, commercial-scale manufacturers on commercially reasonably terms, or at all. If we are unable to do so, we will need to develop our own commercial-scale manufacturing capabilities, which would: impact commercialization of BIV201 in the U.S. and other countries where it may be approved; require a capital investment by us that could be quite costly; and increase our operating expenses.

If our existing third-party manufacturers, or the third parties that we engage in the future to manufacture a product for commercial sale or for our clinical trials, should cease to continue to do so for any reason, we likely would experience significant delays in obtaining sufficient quantities of product for us to meet commercial demand or to advance our clinical trials while we identify and qualify replacement suppliers. If for any reason we are unable to obtain adequate supplies of BIV201 or any other product candidate that we develop, or the drug substances used to manufacture it, it will be more difficult for us to compete effectively, generate revenue, and further develop our products. In addition, if we are unable to assure a sufficient quantity of the drug for patients with rare diseases or conditions, we may lose any Orphan Drug exclusivity to which the product otherwise would be entitled.

We do not currently have the sales and marketing personnel necessary to sell products, and the failure to hire and retain such staff could have a material adverse effect on our business, financial condition and results of operations.

We are an early-stage development company with limited resources. Even if we had products available for sale, which we currently do not, we have not secured sales and marketing staff at this early stage of operations to sell products. We cannot generate sales without sales or marketing staff and must rely on others to provide any sales or marketing services until such personnel are secured, if ever. If we fail to hire and retain the requisite expertise in order to market and sell our products or fail to raise sufficient capital in order to afford to pay such sales or marketing staff, then we could be forced to cease operations, and you could lose all of your investment.

Even if we were to successfully develop approvable drugs, we will not be able to sell these drugs if we or our third-party manufacturers fail to comply with manufacturing regulations, which could have a material adverse effect on our business, financial condition and results of operations.

If we were to successfully develop approvable drugs, before we can begin selling these drugs, we must obtain regulatory approval of our manufacturing facility and process or the manufacturing facility and process of the third party or parties with whom we may outsource our manufacturing activities. In addition, the manufacture of our products must comply with the FDA’s cGMPs. The cGMP regulations govern quality control and documentation policies and procedures. Our manufacturing facilities, if any in the future, and the manufacturing facilities of our third-party manufacturers will be continually subject to inspection by the FDA and other state, local and foreign regulatory authorities, before and after product approval. We cannot guarantee that we, or any potential third-party manufacturer of our products, will be able to comply with the cGMP regulations or other applicable manufacturing regulations. The failure to comply with all necessary regulations could have a material adverse effect on our business, financial condition and results of operations and could force us to cease operations and you could lose all of your investment.

We must comply with significant and complex government regulations, compliance with which may delay or prevent the commercialization of our product candidates, which could have a material adverse effect on our business, financial condition and results of operations.

The R&D, manufacture and marketing of drug product candidates are subject to regulation, primarily by the FDA in the United States and by comparable authorities in other countries. These national agencies and other federal, state, local and foreign entities regulate, among other things, R&D activities (including testing in animals and in humans) and the testing, manufacturing, handling, labeling, storage, record keeping, approval, advertising and promotion of the product that we are developing. Noncompliance with applicable requirements can result in various adverse consequences, including approval delays or refusals to approve drug licenses or other applications, suspension or termination of clinical investigations, revocation of approvals previously granted, warning letters, fines, criminal prosecution, recalls or seizures of products, injunctions against shipping drugs and total or partial suspension of production and/or refusal to allow a company to enter into governmental supply contracts.

The process of obtaining FDA approval is costly and time consuming. Current FDA requirements for a new human drug or biological product to be marketed in the United States include, among other things: (a) the successful conclusion of pre-clinical laboratory and animal tests, if appropriate, to gain preliminary information on the product’s safety; (b) filing with the FDA of an IND to conduct human clinical trials for drugs or biologics; (c) the successful completion of adequate and well-controlled human clinical investigations to establish the safety and efficacy of the product for its recommended use; and (d) filing by a company and acceptance and approval by the FDA of a NDA for a drug product or a Biologics License Application (a “BLA”) for a biological product to allow commercial distribution of the drug or biologic. A delay in one or more of the procedural steps outlined above could be harmful to us in terms of getting our product candidates through clinical testing and to market, which could have a material adverse effect on our business, financial condition and results of operations.

The FDA, clinical investigators, Data Safety Monitoring Boards, and IRBs review the ongoing conduct of, and emerging safety information from, clinical trials and may order the temporary or permanent discontinuation of clinical trials at any time if it believes the product candidate exposes clinical subjects to an unacceptable health risk. Investigational drugs used in clinical studies must be produced in compliance with cGMP rules pursuant to FDA regulations.

Development, approval, and sales outside the United States of products that we develop will also be subject to regulatory requirements governing human clinical trials and marketing for drugs and biological products and devices. The requirements vary widely from country to country, but typically the registration and approval process takes several years and requires significant resources.

If we experience delays or discontinuations of our clinical trials by the FDA or comparable authorities in other countries, or if we fail to obtain registration or other approvals of our products or devices then we could be forced to cease our operations and you will lose all of your investment.

Even if we are successful in developing BIV201, our product candidate, we have limited experience in conducting or supervising clinical trials that must be performed to obtain data to submit in concert with applications for approval by the FDA. The regulatory process to obtain approval for drugs for commercial sale involves numerous steps. Drugs are subjected to clinical trials that allow development of case studies to examine safety, efficacy, and other issues to ensure that sale of drugs meets the requirements set forth by various governmental agencies, including the FDA. In the event that our protocols do not meet standards set forth by the FDA, or that our data is not sufficient to allow such trials to validate our drugs in the face of such examination, we might not be able to meet the requirements that allow our drugs to be approved for sale which could have a material adverse effect on our business, financial condition and results of operations.

We will depend upon BioVie’s management, and their loss or unavailability could put us at a competitive disadvantage which could have a material adverse effect on our business, financial condition and results of operations.

Pursuant to the terms of the management services agreement, BioVie will provide us with the services of certain of its executive officers and other employees to support our operations following the completion of this offering in exchange for a quarterly fee. All salaries and compensation to such persons will be paid by BioVie. The executive officers of BioVie will also serve as our executive officers. We will have no other employees directly employed by us prior to the consummation of this offering, but we may have employees in the future. As a result, we will initially depend upon the efforts and abilities of BioVie’s executive officers and other employees. The loss or unavailability of the services of any of these individuals for any significant period of time could have a material adverse effect on our business, financial condition and results of operations which may cause you to lose all of your investment. We have not obtained, do not own, nor are we the beneficiary of key-person life insurance.

We may not be able to attract and retain highly skilled personnel, which could have a material adverse effect on our business, financial condition and results of operations.

Our ability to attract and retain highly skilled personnel is critical to our operations and expansion. We face competition for these types of personnel from other pharmaceutical companies and more established organizations, many of which have significantly larger operations and greater financial, technical, human and other resources than us. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. If we are not successful in attracting and retaining these personnel, this could cause a material adverse effect on our business, financial condition and results of operations.

The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. We may be unable to compete with enterprises equipped with more substantial resources than us, which could cause us to curtail or cease operations.

The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition based primarily on scientific and technological factors. These factors include the availability of patent and other protection for technology and products, the ability to commercialize technological developments and the ability to obtain government approval for testing, manufacturing and marketing.

We compete with biopharmaceutical firms in the United States, Europe and elsewhere, as well as a growing number of large pharmaceutical companies that are applying biotechnology to their operations. Many biopharmaceutical companies have focused their development efforts in the human therapeutics area. Many major pharmaceutical companies have developed or acquired internal biotechnology capabilities or made commercial arrangements with other biopharmaceutical companies. These companies, as well as academic institutions, government agencies and private research organizations, also compete with us in recruiting and retaining highly qualified scientific personnel and consultants. Our ability to compete successfully with other companies in the pharmaceutical field will also depend to a considerable degree on the continuing availability of capital to us.

Although there are not currently any drug therapies approved by the FDA specifically for the treatment of ascites due to liver cirrhosis, we still face significant competitive and market risk. Other companies are developing therapies for severe complications of advanced liver cirrhosis, which may in the future be developed for the treatment of ascites, and these therapies could compete indirectly or directly with our product candidate. Sequahana Medical, for instance, announced in December 2024 that FDA had approved the company’s active implantable medical device (Class III) for the treatment of recurrent or refractory ascites due to liver cirrhosis. There may be other competitive development programs of which we are unaware. Even if our product candidate is ultimately approved by the FDA, there is no guarantee that once it is on the market doctors will adopt them in favor of current ascites treatment procedures such as diuretics and paracentesis with respect to BIV201. These competitive and market risks could have a material adverse effect on our business, financial condition and results of operations which may cause you to lose all of your investment.

Our competition will be determined in part by the potential indications for which drugs are developed and ultimately approved by regulatory authorities. Additionally, the timing of the market introduction of some of our potential product candidate or of competitors’ products may be an important competitive factor. Accordingly, the relative speed with which we can develop drugs, complete pre-clinical testing, clinical trials, approval processes and supply commercial quantities to market are important competitive factors. We expect that competition among drugs approved for sale will be based on various factors, including product efficacy, safety, reliability, availability, price and patent protection.

The successful development of biopharmaceuticals is highly uncertain. A variety of factors, including pre-clinical study results or regulatory approvals, could cause us to abandon the development of our product candidates.

There may be conflicts of interest among our officers, directors and stockholders.

Certain of our executive officers and directors and their affiliates are engaged in other activities and have interests in other entities on their own behalf or on behalf of other persons. Neither we nor any of our stockholders will have any rights in these ventures or their income or profits. In particular, our executive officers or directors or their affiliates may have an economic interest in or other business relationship with partner companies that invest in us or are engaged in competing drug development. Our executive officers or directors may have conflicting fiduciary duties to us and third parties. The terms of transactions with third parties may not be subject to arm’s length negotiations and therefore may be on terms less favorable to us than those that could be procured through arm’s length negotiations. Although we have established an audit committee comprised solely of independent directors to oversee transactions between us and our insiders, we do not have any formal policies in place to deal with such conflicting fiduciary duties should such a conflict arise.

We indemnify our officers and directors against liability to us and our security holders, and such indemnification could increase our operating costs.

Our amended and restated certificate of incorporation and our amended and restated bylaws will require us to indemnify our officers and directors against claims associated with carrying out the duties of their offices. We will also be required to advance the costs of certain legal defenses upon the indemnitee undertaking to repay such expenses to the extent it is determined that such person was not entitled to indemnification of such expenses. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our officers, directors, or control persons, the SEC has advised that such indemnification is against public policy and is therefore unenforceable.

Risks Related to Our Intellectual Property

We may be unable to obtain or protect intellectual property rights relating to our product candidates, which could have a material adverse effect on our business, financial condition and results of operations.

Our ability to compete effectively will depend on our ability to maintain the proprietary nature of our technologies. We cannot assure investors that we will continue to innovate and file new patent applications, or that if filed any future patent applications will result in granted patents with respect to the technology owned by us or licensed to us. Further, we cannot predict how long it will take for such patents to issue, if at all. The patent position of pharmaceutical or biotechnology companies, including ours, is generally uncertain and involves complex legal and factual considerations and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented.

We have five granted and eight pending patent applications for our liquid formulations of BIV201 that claim priority to PCT/US2020/034269 filed on May 22, 2020 and published as WO2020/237170. However, there can be no assurance that our pending patent applications will result in issued patents, or that any issued patent claims from pending or future patent applications will be sufficiently broad to protect BIV201 or any other product candidates or to provide us with competitive advantages.

We can provide no assurance that any issued patents will provide us with any competitive advantage. We cannot be certain that there is no invalidating prior art of which we and the patent examiner are unaware or that our interpretation of the relevance of prior art is correct. If a third-party patent or patent application is determined to have an earlier priority date, it may prevent our patent applications from issuing at all or issuing in a form that provides any competitive advantage for our drug candidates. Failure to obtain additional issued patents could have a material adverse effect on our ability to develop and commercialize our drug candidates. Even if our patent applications do issue as patents, third parties may be able to challenge the validity and enforceability of our patents on a variety of grounds, including that such third party’s patents and patent applications have an earlier priority date, and if such challenges are successful, we may be required to obtain one or more licenses from such third parties, if available on commercially reasonable terms, or be prohibited from commercializing our drug candidates.

We seek to protect our proprietary positions by, among other things, filing patent applications in the United States and abroad related to our current drug candidates and other drug candidates that we may identify. Obtaining, maintaining, defending and enforcing pharmaceutical patents is costly, time-consuming and complex, and we may not be able to file and prosecute all necessary or desirable patent applications, or maintain, enforce and license any patents that may issue from such patent applications, at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, under certain of our license or collaboration agreements, we may not have the right to control the preparation, filing, prosecution and maintenance of patent applications, or to maintain the rights to patents licensed to or from third parties.

We currently are the assignee of a number of U.S. provisional patent applications. U.S. provisional patent applications are not eligible to become issued patents until, among other things, we file a non-provisional patent application within 12 months of filing one or more of our related provisional patent applications. With regard to such U.S. provisional patent applications, if we do not timely file any non-provisional patent applications, we may lose our priority dates with respect to our provisional patent applications and any patent protection on the inventions disclosed in our provisional patent applications. Further, in the event that we do timely file non-provisional patent applications relating to our provisional patent applications, we cannot predict whether any such patent applications will result in the issuance of patents or if such issued patents will provide us with any competitive advantage.

As to our material inventions, trade secrets, and intellectual property, our employees, consultants, and advisors execute confidentiality agreements and agree to disclose and assign to us all inventions conceived during the workday, using our property, or which relate to our business. However, any of these parties may breach these agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. Further, we may not be aware of all third-party intellectual property rights potentially relating to our drug candidates. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing or, in some cases, not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our patents or pending patent applications, or that we were the first to file for patent protection of such inventions.

The patent position of pharmaceutical companies generally is highly uncertain, involves complex legal, technological and factual questions and has, in recent years, been the subject of much debate and litigation throughout the world. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States, or vice versa. The standards that the United States Patent and Trademark Office (the “USPTO”) (and foreign countries) use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in pharmaceutical or biotechnology patents. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed in any patents issued to us or to others. The issuance, scope, validity, enforceability, and commercial value of our patent rights are highly uncertain. The subject matter claimed in a patent application can be significantly reduced or eliminated before the patent issues, if at all, and its scope can be reinterpreted or narrowed after issuance. Therefore, our pending and future patent applications may not result in patents being issued in relevant jurisdictions that protect our drug candidates, in whole or in part, or that effectively prevent others from commercializing competitive drug candidates, and even if our patent applications issue as patents in relevant jurisdictions, they may not issue in a form that will provide us with any meaningful protection for our drug candidates or technology, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Additionally, our competitors may be able to circumvent our patents by challenging their validity or by developing similar or alternative drug candidates or technologies in a non-infringing manner.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. We may be subject to a third-party preissuance submission of prior art to the USPTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others, or other proceedings in the USPTO or applicable foreign offices that challenge priority of invention or other features of patentability. An adverse determination in any such submission, proceeding or litigation could result in loss of exclusivity or ability to sell our products free from infringing the patents of third parties, patent claims being narrowed, invalidated or held unenforceable, in whole or in part, and limitation of the scope or duration of the patents directed to our drug candidates, all of which could limit our ability to stop others from using or commercializing similar or identical drug candidates or technology to compete directly with us, without payment to us, or result in our inability to manufacture or commercialize drug candidates or approved products (if any) without infringing third-party patent rights. In addition, if the breadth or strength of the claims of our patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future drug candidates, or could have a material adverse effect on our ability to raise funds necessary to continue our research programs or clinical trials. Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us.

In addition, given the amount of time required for the development, testing and regulatory review of new drug candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products or technology similar or identical to ours for a meaningful amount of time, or at all. Moreover, some of our licensed patents and owned or licensed patent applications may in the future be co-owned with third parties. If we are unable to obtain exclusive licenses to any such co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners in order to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.

Further, we rely on a combination of trade secrets, know-how, technology and nondisclosure, and other contractual agreements and technical measures to protect our rights in the technology. If any trade secret, know-how or other technology not protected by a patent were to be disclosed to or independently developed by a competitor, there could be a material adverse effect on our business, financial condition and results of operations. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the U.S., and we may encounter significant problems in protecting our proprietary rights in these countries.

Our success depends in significant part on our ability to obtain, maintain, enforce and defend patents and other intellectual property rights with respect to our drug candidates and technology and to operate our business without infringing, misappropriating, or otherwise violating the intellectual property rights of others. If we are unable to obtain and maintain sufficient intellectual property protection for our drug candidates or other drug candidates that we may identify, or if the scope of the intellectual property protection obtained is not sufficiently broad, our competitors and other third parties could develop and commercialize drug candidates similar or identical to ours, and our ability to successfully commercialize our drug candidates and other drug candidates that we may pursue may be impaired.

Confidentiality agreements may not adequately prevent disclosure of trade secrets and other proprietary information and disclosure of our trade secrets or proprietary information could compromise any competitive advantage that we have, which could have a material adverse effect on our business, financial condition and results of operations.

Our success will depend, in part, on our ability to protect our proprietary rights to the technologies used in our product candidates. We will depend heavily upon confidentiality agreements with BioVie’s executive officers and other employees, our executive officers and any other future employees, consultants and subcontractors to maintain the proprietary nature of our technology. These measures may not afford us complete or even sufficient protection and may not afford an adequate remedy in the event of an unauthorized disclosure of confidential information. If we fail to protect and/or maintain our intellectual property, third parties may be able to compete more effectively against us, we may lose our technological or competitive advantage, and/or we may incur substantial litigation costs in our attempts to recover or restrict use of our intellectual property. In addition, others may independently develop technology similar to ours, otherwise avoiding the confidentiality agreements, or produce patents, which could have a material adverse effect on our business, financial condition and results of operations, in which event you could lose all of your investment.

We may enter into licensing and collaboration agreements with third parties. If we fail to comply with our obligations in the agreements under which we license intellectual property rights to or from third parties, or these agreements are terminated, or we otherwise experience disruptions to our business relationships with our licensors or licensees, our competitive position, business, financial condition, results of operations and prospects could be harmed.

It may be necessary for us to use the patented or proprietary technology of third parties to commercialize our products (if approved), in which case we would be required to obtain a license from these third parties. The licensing of third-party intellectual property rights is a competitive area, and more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. More established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. If we are unable to license such technology, or if we are forced to license such technology on unfavorable terms, there could be a material adverse effect on our business, financial condition and results of operations.

We may fail to obtain any of these licenses or intellectual property rights on commercially reasonable terms. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. Licenses may not provide us with exclusive rights to use the applicable intellectual property and technology in all relevant fields of use and in all territories in which we may wish to develop or commercialize our drug candidates, products (if approved) and technology in the future. In that event, we may be required to expend significant time and resources to develop or license replacement technology. If we are unable to do so, we may be unable to develop or commercialize the affected products, which could have a material adverse effect on our business, financial condition and results of operations, and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation. Conversely, we may not always be able to successfully pursue our claims against others that infringe upon our technology. Thus, the proprietary nature of our technology or technology licensed by us may not provide adequate protection against competitors, and we may not be able to prevent competitors from developing and commercializing competitive products or technologies.

In addition, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications or to maintain, defend and enforce the patents that we license to or from third parties, and we may have to rely on our partners to fulfill these responsibilities. If our current or future licensors, licensees or collaborators fail to prepare, file, prosecute, maintain, enforce, and defend licensed patents and other intellectual property rights, such rights may be reduced or eliminated, and our right to develop and commercialize any of our drug candidates or technology that are the subject of such licensed rights could be adversely affected. In addition, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing or otherwise violating the licensor’s rights.

If we fail to comply with our obligations, including the obligation to make various milestone payments and royalty payments, under any of the agreements under which we license intellectual property rights from third parties, the licensor may have the right to terminate the license. If any of our license agreements is terminated, the underlying licensed patents fail to provide the intended exclusivity or we otherwise experience disruptions to our business relationships with our licensors, we could lose intellectual property rights that are important to our business or be prevented from developing and commercializing our drug candidates, and competitors could have the freedom to seek regulatory approval of, and to market, products identical to ours. Termination of these agreements or reduction or elimination of our rights under these agreements may also result in our having to negotiate new or reinstated agreements with less favorable terms, cause us to lose our rights under these agreements, including our rights to important intellectual property or technology, or impede, delay or prohibit the further development or commercialization of one or more drug candidates that rely on such agreements. It is possible that we may be unable to obtain any additional licenses at a reasonable cost or on reasonable terms, if at all. In that event, we may be required to expend significant time and resources to redesign our drug candidates or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis.

Licensing of intellectual property is of critical importance to our business and involves complex legal, business and scientific issues and certain provisions in intellectual property license agreements may be susceptible to multiple interpretations. Disputes may arise between us and our licensing partners regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which technology and processes of one party infringe intellectual property of the other party that are not subject to the licensing agreement;

•	rights to sublicense patent and other rights to third parties;

•	any diligence obligations with respect to the use of the licensed technology in relation to development and commercialization of our drug candidates, and what activities satisfy those diligence obligations;

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property;

•	rights to transfer or assign the license; and

•	the effects of termination.

The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could harm our business, financial condition, results of operations and prospects. If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms or at all, we may be unable to successfully develop and commercialize the affected drug candidates. Moreover, any dispute or disagreement with our licensing partners may result in the delay or termination of the research, development or commercialization of our drug candidates or any future drug candidates, and may result in costly litigation or arbitration that diverts management attention and resources away from our day-to-day activities, which may adversely affect our business, financial condition, results of operations and prospects.

Furthermore, current and future collaborators or strategic partners may develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of these collaborations. Competing products, either developed by our collaborators or strategic partners or to which the collaborators or strategic partners have rights, may result in the withdrawal of partner support for our drug candidates. Any of these developments could harm our product development efforts.

In addition, if our licensors fail to abide by the terms of the license, if the licensors fail to prevent infringement by third parties or if the licensed patents or other rights are found to be invalid or unenforceable there could be a material adverse effect on our business, financial condition and results of operations.

Some of our intellectual property may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies if it is determined that our intellectual property has been discovered through government-funded programs. Compliance with such regulations may limit our exclusive rights and limit our ability to contract with non-U.S. manufacturers.

Some of the intellectual property rights we have acquired or licensed or may acquire or license in the future may have been generated through the use of U.S. government funding and may therefore be subject to certain federal regulations. These U.S. government rights include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right, under certain limited circumstances, to require us to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third party if it determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; or (iii) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). The U.S. government also has the right to take title to these inventions if the grant recipient fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us to expend substantial resources. In addition, the U.S. government requires that any products embodying any of these inventions or produced through the use of any of these inventions be manufactured substantially in the United States. This preference for U.S. industry may be waived by the federal agency that provided the funding if the owner or assignee of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. industry may limit our ability to contract with non-U.S. product manufacturers for products relating to such intellectual property. To the extent any of our future intellectual property is also generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.

Patent terms may be inadequate to establish our competitive position on our drug candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents directed to our drug candidates are obtained, once the patent life has expired for a drug candidate, we may be open to competition from competitive medications, including generic versions. Given the amount of time required for the development, testing and regulatory review of new drug candidates, patents directed towards such drug candidates might expire before or shortly after such drug candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing drug candidates similar or identical to ours for a meaningful amount of time, or at all.

Depending upon the timing, duration and conditions of any FDA marketing approval of our drug candidates, one or more of our owned or licensed U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Act, and similar legislation in the EU and certain other countries. The Hatch-Waxman Act permits a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. However, we may not receive an extension if we fail to exercise due diligence during the testing phase or regulatory review process, fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. Only one patent per approved product can be extended, the extension cannot extend the total patent term beyond 14 years from approval and only those claims for the approved drug, a method for using it or a method for manufacturing it may be extended. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for the applicable drug candidate will be shortened and our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced. Further, if this occurs, our competitors may take advantage of our investment in development and trials by referencing our clinical and nonclinical data and launch their product earlier than might otherwise be the case, which could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, maintaining, defending and enforcing patents on our drug candidates in all countries throughout the world would be prohibitively expensive, and consequently our intellectual property rights in some countries outside the United States may be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patents to develop their own products and may export otherwise infringing products to territories where we have patents, but enforcement rights are not as strong as those in the United States. These products may compete with our drug candidates and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of some countries do not favor the enforcement or protection of patents, trade secrets and other intellectual property, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful.

Many foreign countries, including some EU countries, India, Japan and China, have compulsory licensing laws under which a patent owner may be compelled under specified circumstances to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In those countries, we may have limited remedies if patents are infringed or if we are compelled to grant a license to a third party, which could materially diminish the value of the applicable patents and limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license, which could adversely affect our business, financial condition, results of operations and prospects.

In 2012, the European Patent Package, or EU Patent Package, regulations were passed with the goal of providing a single pan-European Unitary Patent and a new European Unified Patent Court (“UPC”), for litigation involving European patents. Implementation of the EU Patent Package occurred in 2023. Under the UPC, all European patents, including those issued prior to ratification of the European Patent Package, will by default automatically fall under the jurisdiction of the UPC. The UPC will provide our competitors with a new forum to centrally revoke our European patents and allow for the possibility of a competitor to obtain pan-European injunctions. It will be several years before we will understand the scope of patent rights that will be recognized and the strength of patent remedies that will be provided by the UPC. Under the EU Patent Package as currently proposed, we will have the right to opt our patents out of the UPC over the first seven years of the court’s existence, but doing so may preclude us from realizing the benefits of the new unified court.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our drug candidates.

Obtaining and enforcing patents in the pharmaceutical industry is inherently uncertain, due in part to ongoing changes in the patent laws. For example, in the United States, depending on decisions by Congress, the federal courts, and the USPTO, the laws and regulations governing patents, and interpretation thereof, could change in unpredictable ways that could weaken our and our collaborators’ or licensors’ ability to obtain new patents or to enforce existing or future patents. For example, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Therefore, there is increased uncertainty with regard to our and our collaborators’ or licensors’ ability to obtain patents in the future, as well as uncertainty with respect to the value of patents once obtained.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our and our collaborators’ or licensors’ patent applications and the enforcement or defense of our or our collaborators’ or licensors’ issued patents. For example, assuming that other requirements for patentability are met, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act (the “Leahy-Smith Act”), enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications are prosecuted and may also affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to challenge the validity of a patent by USPTO-administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. The USPTO has developed regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, particularly the first inventor-to-file provisions. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our or our licensors’ patent applications and the enforcement or defense of our or our licensors’ issued patents. Similarly, statutory or judicial changes to the patent laws of other countries may increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Any of the foregoing could harm our business, financial condition, results of operations and prospects.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming and unsuccessful, and issued patents directed towards our technology and drug candidates could be found invalid or unenforceable if challenged.

We are not aware that our patents directed to BIV201 are infringed by third parties. However, there can be no assurance that our patents will not be found in the future to be infringed by others. Any patents we do obtain may be challenged by reexamination or otherwise invalidated or eventually found unenforceable. Both the patent application process and the process of managing patent disputes can be time-consuming and expensive.

Significantly, our pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. Our ability to enforce patent rights also depends on our ability to identify infringement. It may be difficult to identify infringers who do not advertise the components or methods that are used in connection with their products and services. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product or service. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents or that our patents are invalid or unenforceable. In a patent infringement proceeding, a court may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology. An adverse result in any litigation proceeding could put one or more of our owned or licensed patents at risk of being invalidated, held unenforceable or interpreted narrowly. We may find it impractical or undesirable to enforce our intellectual property against some third parties.

If we were to initiate legal proceedings against a third party to enforce a patent directed to our drug candidates, or one of our future drug candidates, the defendant could counterclaim that our patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement or insufficient written description. Grounds for a presentability assertion could be an allegation that someone connected with prosecution of the patent withheld material information from the USPTO or made a misleading statement during prosecution. Third parties may also raise similar claims before the USPTO or an equivalent foreign body, even outside the context of litigation. Potential proceedings include reexamination, post-grant review, inter partes review, interference proceedings, derivation proceedings and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of, or amendment to our patents in such a way that they no longer cover our technology or any drug candidates that we may develop. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art of which we and the patent examiner were unaware during prosecution. These assertions may also be based on information known to us or the USPTO. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent rights directed towards the applicable drug candidates or technology related to the patent rendered invalid or unenforceable. Such a loss of patent rights could have a material adverse effect on our business, financial condition and result of operations.

Interference proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. If the prevailing party does not offer us a license on commercially reasonable terms or at all there could be a material adverse effect on our business, financial condition and results of operations.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

The pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Moreover, the cost to us of any litigation or other proceeding relating to our patents and other intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management’s efforts. We may not have sufficient resources to bring any such action to a successful conclusion. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations and you could lose all of your investment.

Some of our competitors are larger than we are and have substantially greater resources. They are, therefore, likely to be able to sustain the costs of complex patent litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing, misappropriating or otherwise violating our intellectual property. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims could result in substantial costs and diversion of management resources, which could harm our business. In addition, the uncertainties associated with litigation could compromise our ability to raise the funds necessary to continue our clinical trials, continue our internal research programs, or in-license needed technology or other drug candidates. There could also be public announcements of the results of the hearing, motions, or other interim proceedings or developments. If securities analysts or investors perceive those results to be negative, it could cause the price of shares of our common stock to decline. Any of the foregoing events could harm our business, financial condition, results of operation and prospects.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might subject us to infringement claims or adversely affect our ability to develop and market our drug candidates.

We cannot guarantee that any of our or our licensors’ patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending patent application in the United States and abroad that is relevant to or necessary for the commercialization of our drug candidates in any jurisdiction. For example, U.S. patent applications filed before November 29, 2000 and certain U.S. patent applications filed after that date that will not be filed outside the United States remain confidential until patents issue. As mentioned above, patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our drug candidates could have been filed by third parties without our knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our drug candidates or the use of our drug candidates. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market our drug candidates. We may incorrectly determine that our drug candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, which may negatively impact our ability to develop and market our drug candidates. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our drug candidates.

In addition, if we fail to identify and correctly interpret relevant patents, we may be subject to infringement claims. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we fail in any such dispute, in addition to being forced to pay damages, which may be significant, we may be temporarily or permanently prohibited from commercializing any of our drug candidates that are held to be infringing. We might, if possible, also be forced to redesign drug candidates so that they no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business and could adversely affect our business, financial condition, results of operations and prospects.

Third parties may initiate legal proceedings alleging that we are infringing, misappropriating or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could negatively impact the success of our business.

Our commercial success depends upon our ability to develop, manufacture, market and sell our drug candidates and use our proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property and other proprietary rights of third parties. There is considerable intellectual property litigation in the pharmaceutical industry. We may become party to, or be threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our drug candidates and their manufacture and our other technology, including reexamination, interference, post-grant review, inter partes review or derivation proceedings before the USPTO or an equivalent foreign body. Numerous U.S.- and foreign-issued patents and pending patent applications owned by third parties exist in the fields in which we are developing our drug candidates. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future, regardless of their merit.

We do not believe that BIV201 infringes the patents of any third parties. However, there can be no assurance that our technology will not be found in the future to infringe the patents of others. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products or product candidates infringe. For example, pending applications may exist that provide support or can be amended to provide support for a claim that results in an issued patent that our product infringes.

Even if we believe third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor on questions of claim scope, infringement, validity, enforceability or priority. A court of competent jurisdiction could hold that third-party patents asserted against us are valid, enforceable and infringed, which could have a material adverse effect on our ability to commercialize any drug candidates we may develop and any other drug candidates or technologies covered by the asserted third-party patents. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent.

If we are found to infringe, misappropriate or otherwise violate a third party’s intellectual property rights, and we are unsuccessful in demonstrating that such rights are invalid or unenforceable, we could be required to obtain a license from such a third party in order to continue developing and marketing our products and technology. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be or may become non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. A finding of infringement could prevent us from commercializing our drug candidates or force us to cease some of our business operations. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties and other fees, redesign our infringing drug candidate or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business. Any of the foregoing events would harm our business, financial condition, results of operations and prospects.

We may be subject to claims by third parties asserting that we or our employees have infringed, misappropriated or otherwise violated their intellectual property rights, or claiming ownership of what we regard as our own intellectual property.

Many of our employees were previously employed at other biotechnology or pharmaceutical companies. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s former employer. We may also be subject to claims that patents and applications we have filed to protect inventions made on our behalf by our employees, consultants and advisors, even those related to one or more of our drug candidates, are rightfully owned by their former or concurrent employer. Litigation may be necessary to defend against these claims.

If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs, delay development of our drug candidates and be a distraction to management. Any of the foregoing events would harm our business, financial condition, results of operations and prospects.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

We or our licensors may be subject to claims that former employees, collaborators or other third parties have an interest (including co-ownership or ownership) in our owned or in-licensed patents, trade secrets, or other intellectual property as an inventor or co-inventor. For example, we or our licensors or collaborators may have inventorship disputes arising from conflicting obligations of employees, consultants or others who are involved in developing our drug candidates. While it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. Our and their assignment agreements may not be self-executing or may be breached, and litigation may be necessary to defend against these and other claims challenging inventorship or our or our licensors’ or collaborators’ ownership of our owned or in-licensed patents, trade secrets or other intellectual property. If we or our licensors or collaborators fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our drug candidates. Even if we are successful in defending against such claims, these claims may create considerable distraction to management and other employees of the company. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection, if any, afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•	others may be able to make products that are similar to any drug candidates we may develop or utilize similar technology but that are not covered by the claims of the patents that we license or may own in the future;

•	we, or our current or future licensors or collaborators, might not have been the first to make the inventions covered by the issued patent or pending patent application that we license or may own in the future;

•	we, or our current or future licensors or collaborators might not have been the first to file patent applications covering certain of our or their inventions;

•	we, or our current or future licensors or collaborators might not have been the first to file patent applications covering certain of our or their inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our owned or licensed intellectual property rights;

•	it is possible that our pending owned or licensed patent applications or those that we may own or license in the future will not lead to issued patents;

•	issued patents that we hold rights to may be held invalid or unenforceable, including as a result of legal challenges by our competitors;

•	our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may develop additional proprietary technologies that are patentable;

•	the intellectual property rights of others may harm our business; and

•	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent directed to such intellectual property.

Should any of these events occur, they could harm our business, financial condition, results of operations and prospects.

Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of shares of our common stock to decline.

During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our existing products, programs or intellectual property could be diminished. Accordingly, the market price of shares of our common stock may decline. Such announcements could also harm our reputation or the market for our future products, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to the Separation and Our Relationship with BioVie

After this offering, we will depend on BioVie to provide us with certain services for our business. Accordingly, we are subject to the business risks of BioVie.

After the Separation, BioVie will continue to manage and support our business. Therefore, any event that adversely effects BioVie’s business, financial condition or results of operations, may adversely affect us.

Accordingly, we are subject to the business risks of BioVie, including, but not limited to:

•	third party contractors not successfully carrying out contractual duties or meeting deadlines, therefore unable to obtain regulatory approval or commercialize product candidates;
•	uncertainty of successful development of biopharmaceuticals;
•	concentration of assets within certain financial institutions;
•	securities class action litigation;
•	lack of products for commercial sale and revenue;
•	approval of generic versions of any product candidates that receive marketing approval;
•	failure to maintain Orphan Drug exclusivity for BIV201;
•	raising substantial additional capital in the future to fund operations;
•	limited experience in drug development;
•	development of pharmaceuticals being time consuming;
•	expenditure of limited resources to pursue a particular drug candidate;
•	lack of manufacturing experience;
•	lack of sales and marketing personnel to sell products;
•	failure to comply with manufacturing regulations;
•	complying with significant and complex government regulations;
•	loss of availability of management;
•	inability to attract and retain highly skilled personnel; and
•	conflicts of interest among officers, directors and stockholders.

Please see Item 1A, “Risk Factors” in BioVie’s Annual Report on Form 10-K for the year ended June 30, 2025 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 (which are not, and shall not be deemed to be, incorporated by reference herein) for a full discussion of the risks associated with BioVie’s business.

We have no recent history of operating as a standalone public company, and our historical financial information may not necessarily reflect the results that we would have achieved as a standalone public company or what our results may be in the future.

Since our inception, we have been a wholly owned subsidiary of BioVie. The historical financial information included in this prospectus has been prepared from BioVie’s historical accounting records and is derived from the financial statements of BioVie to present the Company as if it had been operating on a standalone basis. Accordingly, this information may not necessarily reflect what our financial condition, results of operations or cash flows would have been had we been a standalone company during the periods presented or what our financial condition, results of operations and cash flows may be in the future, primarily because of the following factors:

•	Prior to the Separation, our business has been operated by BioVie as part of its broader corporate organization, rather than as a standalone company. BioVie or one of its affiliates performed various corporate functions for us, including finance, human resources, benefits administration, procurement support, information technology, legal, corporate governance and other professional services.

•	Our historical financial results reflect the direct and indirect costs for the services historically provided by BioVie to us. Pursuant to a management services agreement, BioVie will provide us with the services of certain of its executive officers and other employees to support our operations following the completion of this offering in exchange for a quarterly fee. See “Certain Relationships and Related Party Transactions—Agreements to be Entered into in Connection with the Separation—Management Services Agreement.”

•	Our working capital requirements and capital expenditures have historically been satisfied as part of BioVie’s corporate-wide cash management and centralized funding programs, and our cost of debt and other capital may differ significantly from the historical amounts reflected in our historical carve-out financial statements.

•	Currently, our business is under common ownership with the other businesses of BioVie, and we benefit from BioVie’s size and scale, including with respect to costs, employees and relationships with customers and third-party partners. Although we will enter into a management services agreement with BioVie in connection with the Separation, these arrangements will not fully capture the benefits that we have enjoyed as a result of being under common ownership with BioVie, and the costs we will incur as a standalone public company may significantly exceed comparable costs we would have incurred as part of BioVie.

For additional information about the past financial performance of our business and the presentation of financial information of the historical carve-out financial statements of our business included in this prospectus, see “Presentation of Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our carve-out financial statements and the notes to those statements included elsewhere in this prospectus.

We may not achieve some or all of the expected benefits of the Separation, and the Separation could adversely affect our business, financial condition and results of operations.

We may not be able to achieve the full strategic and financial benefits expected to result from the Separation, or the benefits may be delayed or not occur at all. We expect that the Separation will improve our strategic and operational flexibility; provide the executive leadership and the Board the opportunity to focus solely on our business; provide us with a unique and more efficiently valued equity currency to commercialize our drug candidates and other capital needs; allow us to adopt the capital structure, investment policy and dividend policy best suited to our financial profile and business needs; provide us with a more effective tool for employee compensation; and enable investors to invest directly in us.

We may not achieve these and other anticipated benefits of the Separation following the completion of this offering for a variety of reasons, including:

•	the Separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business;

•	we may be more susceptible to economic downturns and other adverse events than we were prior to the Separation;

•	our business will be less diversified than BioVie’s businesses prior to the Separation;

•	the cost of capital for our business may be higher than BioVie’s cost of capital prior to the Separation;

•	certain costs and liabilities that were otherwise less significant to BioVie as a whole will be more significant to us as a standalone company; and

•	other actions required to separate the respective businesses could disrupt our operations.

If we fail to achieve some or all of the benefits expected to result from the Separation, or if the benefits are delayed, our business, financial condition and results of operations could be adversely affected.

Until the Separation is completed, BioVie has sole discretion to change the terms of the Separation in ways that may be unfavorable to us.

Until the Separation is completed, we will be a wholly owned subsidiary of BioVie. Accordingly, BioVie will effectively have the sole and absolute discretion to determine and change the terms of the Separation. These changes could be unfavorable to us. In addition, BioVie may decide at any time not to proceed with the Separation.

Following the completion of this offering, BioVie will continue to control the direction of our business, and the concentrated ownership of our common stock may prevent you and other stockholders from influencing significant decisions.

Upon completion of this offering, BioVie will own approximately                          % of our outstanding common stock (or approximately                     % if the underwriters exercise their over-allotment option to purchase additional shares of our common stock in full). Investors in this offering generally will not be able to affect the outcome of any matter submitted to our stockholders for approval as long as BioVie or its successor-in-interest beneficially owns a majority of the total voting power of our outstanding common stock.

As long as BioVie beneficially owns a majority of the voting power of our outstanding common stock, BioVie will generally be able to control the outcome of matters submitted to our stockholders for approval without the approval of our other stockholders, including:

•	determinations with respect to our business direction and policies, including the election and removal of directors and the appointment and removal of officers;

•	determinations with respect to corporate transactions, such as mergers, business combinations or dispositions of assets;

•	our financing and dividend policies;

•	our compensation and benefit programs and other human resources policy decisions;

•	termination of, changes to or determinations under our agreements with BioVie relating to the Separation;

•	determinations with respect to tax matters; and

•	changes to any other agreements that may adversely affect us.

If BioVie does not dispose of its remaining equity interest in our company, or if BioVie purchases shares of our common stock in the open market following the completion of this offering, it could remain our controlling stockholder for an extended period of time or indefinitely. Even if BioVie were to beneficially own less than a majority of the total voting power of our outstanding common stock, BioVie may be able to influence the outcome of corporate actions requiring stockholder approval for as long as it owns a significant portion of our common stock.

BioVie’s interests may not be the same as, or may conflict with, the interests of our other stockholders. Actions that SMC takes with respect to us, as a controlling or significant stockholder, may not be favorable to us or our other stockholders.

We will be a “controlled company” within the meaning of NYSE rules and, as a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

Upon completion of this offering, BioVie will own more than a majority of the voting power of our outstanding common stock eligible to vote in the election of our directors. As a result, we will be a “controlled company” within the meaning of NYSE corporate governance standards. Under NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance standards, including:

•	the requirement that a majority of the Board consist of independent directors;

•	the requirement to have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement to have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, or otherwise have director nominees selected by vote of a majority of the independent directors; and

•	the requirement for an annual performance evaluation of the nominating and governance and compensation committees.

Upon completion of this offering, the Board will not have a compensation committee, but it intends to establish a compensation committee in the future. We may take advantage of one or more other of these exemptions in the future. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all the corporate governance requirements of NYSE.

Following the completion of this offering, we and our stockholders may have conflicts of interest with BioVie.

Conflicts of interest may arise between BioVie and us after the offering, since BioVie will continue to engage in transactions with us. Further, BioVie may, from time to time, acquire and hold interests in, or maintain business relationships with, businesses that compete directly or indirectly with us. In general, BioVie could pursue business interests or exercise its voting power as stockholder in ways that are detrimental to us but beneficial to themselves or to other companies in which they invest or with whom they have relationships.

In addition, adverse publicity, regulator scrutiny and pending investigations by regulators or law enforcement agencies involving BioVie could negatively impact our reputation due to our relationship with BioVie, which could have a material adverse effect on our business, financial condition and results of operations.

A Distribution may not occur and your investment in our securities may be adversely affected if BioVie does not distribute the shares of our common stock owned by BioVie.

We are currently a wholly owned subsidiary of BioVie. Accordingly, BioVie holds all of our outstanding shares of Common Stock. Following the completion of this offering, BioVie will own approximately              % of our outstanding common stock (or approximately              % if the underwriters exercise their over-allotment option to purchase additional shares of our common stock in full). BioVie has advised us that, following the completion of this offering and subject to the expiration of any applicable lock-up periods or other agreements we have or may have with BioVie, it does not have any near-term plans to distribute the shares of our common stock currently held by it to BioVie’s stockholders. Whether a Distribution is conducted in the future will depend on many factors, including BioVie’s cash position, market capitalization, BioVie’s investment opportunities, taxation to BioVie and BioVie’s shareholders and our status and prospects. In addition, the liquidity of the market for our common stock may be constrained for as long as BioVie continues to hold a significant position in our common stock. Additionally, without a Distribution, there will be limited liquidity in the market for our common stock, which will impact our stockholders and our stock price. A lack of liquidity in the market for our common stock may adversely affect our stock price and therefore, our ability to raise additional funds in the public markets, which could have a material adverse effect on our ability to grow our business.

We will incur significant charges in connection with the Separation and incremental costs as a standalone public company.

We expect the separation process to be complex, time-consuming and costly. We will need to establish or expand our own corporate functions, including finance, human resources, benefits administration, procurement support, information technology, legal, corporate governance and other professional services. We will also need to make investments or hire additional employees to operate without the same access to BioVie’s existing operational and administrative infrastructure. We expect to incur one-time costs to replicate, or outsource from other providers, these corporate functions to replace the corporate services that BioVie historically provided to us prior to the Separation. Any failure or significant downtime in our own financial, administrative or other support systems, or in the BioVie financial, administrative or other support systems during the transitional period during which BioVie provides us with support, could adversely affect our business, financial condition and results of operations, such as by preventing us from paying our suppliers and employees, executing business combinations and foreign currency transactions, or performing administrative or other services on a timely basis. Due to the scope and complexity of the underlying projects related to the Separation, the amount of total costs could be materially higher than our estimate, and the timing of the incurrence of these costs is subject to change.

In addition, our financial statements include the assets, liabilities, revenue and expenses that management has determined are specifically or primarily identifiable to us, as well as direct and indirect costs that are attributable to our operations. Indirect costs are the costs of support functions that are provided on a centralized basis by BioVie and its affiliates. Indirect costs have been allocated to us for the purposes of preparing our historical carve-out financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method, primarily based on headcount or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented, depending on the nature of the services received. The value of the assets and liabilities we assume in connection with the Separation could ultimately be materially different than these attributions, which could adversely affect our business, financial condition and results of operations.

After this offering, our directors and executive officers may have actual or potential conflicts of interest because of their current BioVie positions or their equity ownership in BioVie.

Each of our directors and executive officers have been, and are expected to continue to be, BioVie directors and executive officers. In addition, because of their current BioVie positions, our directors and executive officers own shares of BioVie’s common stock or other equity compensation awards. For some of these individuals, their individual holdings may be significant compared to their total assets. These relationships and financial interests may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for BioVie and us. For example, potential conflicts of interest could arise over matters such as the desirability of changes in our business and operations, funding and capital matters, regulatory matters, matters arising with respect to the separation agreement and other agreements with BioVie relating to the Separation or otherwise, employee retention or recruiting or our dividend policy. We expect that provisions relating to certain relationships and transactions in our amended and restated certificate of incorporation will address certain actual or potential conflicts of interest between us, on the one hand, and BioVie and its directors and officers who are our directors and officers on the other hand. By becoming our stockholder, you will be deemed to have notice of, and consented to, these provisions of our amended and restated certificate of incorporation. For example, we are expected to renounce any interest or expectancy of ours in any corporate opportunities that are presented to our directors and officers who are also directors and officers of BioVie, and such director or officer will have no duty to communicate or present such corporate opportunity to us, in each case so long as such corporate opportunity was not expressly offered to such person solely in their capacity as our director or officer. Although these provisions are designed to resolve certain conflicts of interest between us and BioVie fairly, we cannot assure you that any conflicts of interest will be so resolved.

Certain contracts used in our business will need to be replaced, or assigned from BioVie or its affiliates to the Company in connection with the Separation, which may require the consent of the counterparty to such an assignment, and failure to obtain such replacement contracts or consents could increase the Company’s expenses or otherwise adversely affect our results of operations.

Our separation from BioVie requires us to replace shared contracts and, with respect to certain contracts that are to be assigned from BioVie or its affiliates to us or our affiliates, to obtain consents and assignments from third parties. It is possible that, in connection with the replacement or consent process, some parties may seek more favorable contractual terms from the Company. If we are unable to obtain such replacement contracts or consents, as applicable, we may be unable to obtain some of the benefits, assets and contractual commitments that are intended to be allocated to the Company as part of the Separation. If the Company is unable to obtain such replacement contracts or consents, the loss of these contracts could increase the Company’s expenses which could have a material adverse effect on our business, financial condition and results of operations.

If BioVie sells a controlling equity interest in our company to a third party in a private transaction, you may not realize any change-of-control premium on your shares of our common stock and we may become subject to the control of a currently unknown third party.

Upon completion of this offering, BioVie will own approximately                                         % of our outstanding common stock (or approximately                                        % if the underwriters exercise their over-allotment option to purchase additional shares of our common stock in full). BioVie will have the ability, should it choose to do so, to sell some or all of its shares of our common stock in a privately negotiated transaction, which, if sufficient in size, could result in a change of control of us.

The ability of BioVie to privately sell its shares of our common stock, with no requirement for a concurrent offer to be made to acquire all of the shares of our common stock that will be publicly traded following the completion of this offering, could prevent you from realizing any change-of-control premium on your shares of our common stock that may otherwise accrue to BioVie on its private sale of shares of our common stock. In addition, if BioVie privately sells its controlling equity interest in our company, we may become subject to the control of a currently unknown third party. The interests of this third party may not be the same as, or may conflict with, the interests of our other stockholders. Furthermore, if BioVie sells a controlling equity interest in our company to a third party, our future indebtedness may be subject to acceleration, and our other commercial agreements and relationships, including any remaining agreements with BioVie, could be impacted. The occurrence of any of these events could adversely affect our business, financial condition and results of operations.

Potential indemnification obligations to BioVie in connection with the Separation could adversely affect our business, financial condition and results of operations.

The separation agreement will provide for indemnification obligations (for uncapped amounts, reduced by any insurance proceeds or other third-party proceeds that the party being indemnified receives) designed to make us financially responsible for substantially all liabilities that may exist relating to our business activities, whether incurred prior to or following the completion of this offering. In addition, we will agree to indemnify BioVie under certain additional circumstances pursuant to certain other agreements we will enter into with BioVie in connection with the Separation. If we are required to indemnify BioVie under the circumstances set forth in these agreements, we may be subject to substantial liabilities, which could adversely affect our business, financial condition and results of operations.

In connection with the Separation, BioVie will indemnify us for certain liabilities. However, we cannot assure you that the indemnity will be sufficient to insure us against the full amount of such liabilities or that BioVie’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the separation agreement and certain other agreements we will enter into with BioVie in connection with the Separation, BioVie will agree to indemnify us for certain liabilities. However, third parties could also seek to hold us responsible for any of the liabilities that BioVie has agreed to retain and we cannot assure you that the indemnity from BioVie will be sufficient to protect us against the full amount of such liabilities, or that BioVie will be able to fully satisfy its indemnification obligations. In addition, pursuant to the separation agreement, BioVie’s self-funded insurance policies will not be available to us, and BioVie’s third-party insurance policies may not be available to us, for liabilities associated with occurrences of indemnified liabilities prior to the Separation, and in any event BioVie’s insurers may deny coverage to us for liabilities associated with certain occurrences of indemnified liabilities prior to the Separation. Moreover, even if we ultimately succeed in recovering from BioVie or its insurance providers any amounts for which we are held liable, we may be temporarily required to bear these losses. The occurrence of any of these events could adversely affect our business, financial condition and results of operations.

We may have received better terms from unaffiliated third parties than the terms we will receive in our agreements with BioVie.

The agreements we will enter into with BioVie in connection with the Separation were prepared in the context of our separation from BioVie while we were still part of BioVie. Accordingly, during the period in which these agreements were prepared, we did not have a separate or independent board of directors or a management team that was separate from or independent of BioVie. The terms of these agreements, including the fees charged for services provided under these agreements, were primarily determined by BioVie and, as a result, may not necessarily reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties or from arm’s-length negotiations between BioVie and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction.

Approval of commercial terms between us and BioVie does not preclude the possibility of stockholder litigation, including but not limited to derivative litigation nominally against BioVie and against its directors and officers and also against us and our directors and officers.

The commercial terms of the separation agreement and management services agreement that we will enter into with BioVie have not been negotiated on behalf of BioVie by persons consisting solely of disinterested BioVie directors. Notwithstanding the foregoing, we have no basis for believing that the terms of these agreements will not be in the best interests of both BioVie and its stockholders and also us and our stockholders. Nonetheless, no assurance can be given that any stockholder of BioVie will not claim in a lawsuit that such terms in fact are not in the best interests of BioVie and its stockholders, that the directors and officers of BioVie breached their fiduciary duties in connection with such agreements and that any disclosures by BioVie to its stockholders regarding these agreements and the relationship between BioVie and us did not satisfy applicable requirements. In any such instance, we and our directors and officers may also be named as defendants and we would have to defend ourselves and our directors and officers. While we will seek indemnification from BioVie under the terms of these agreements against any damages or other costs, which could be substantial, no such indemnification has yet been agreed to or may be agreed to and be in effect. Further, any such litigation would be time-consuming and would divert focus and resources from the development of our product candidates and our business, including but not limited to possibly delaying our clinical trials due to our management having to spend time and attention on such litigation.

Following this offering, we will continue to depend on BioVie to provide us with certain services for our business.

We are currently a wholly owned subsidiary of BioVie. After the Separation, certain services required by us for the operation of our business will be provided by BioVie, including certain finance, accounting, compliance and regulatory services. At our election, or if BioVie does not or is unable to perform its obligations under the management services agreement, we will be required to provide these services ourselves or to obtain substitute arrangements with other third parties. We may be unable to provide these services because of financial or other constraints or be unable to implement substitute arrangements on a timely basis on terms that are favorable to us, or at all.

Certain of BioVie’s executive officers will devote a portion their time to us as our executive officers to assist in preparing for the Phase 3 trial of BIV201. We anticipate such executive officers to devote up to 20% of their time on a monthly basis to the Company as they assist us in preparing for the Phase 3 trial of BIV201. As the Phase 3 trial begins and the trial proceeds, the percentage of time such executive officers devote is expected to increase. In addition, we may employ additional executive officers or employees at any time.

We will exercise no control over the activities of BioVie other than the contractual rights we will have pursuant to our management services agreement. Because of our historical relationship with BioVie, our reputation is also tied to BioVie. We may be subject to reputational harm, or our relationships with existing and potential clients, third-party research organizations, consultants and other business partners could be harmed if BioVie or any of its affiliates, previously, or in the future, among other things, engages in poor business practices, restructures or files for bankruptcy, becomes subject to litigation or otherwise damages its reputation or business prospects. Any of these events might in turn adversely affect our reputation, revenues and/or business prospects, and may also adversely affect our access to BioVie’s collaborative services.

Furthermore, certain individuals conducting services on our behalf are not our employees, and except for remedies available to us under our agreements with BioVie, we cannot control whether or not they devote sufficient time, skill and resources to our ongoing development programs. We also cannot ensure that BioVie retains sufficient resources of personnel or otherwise to conduct its operations. BioVie may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting research and development activities, which could impede their ability to devote appropriate time to our research and development programs. In addition, if we fail to comply with our diligence, payment or other obligations under the agreements, any such collaboration may terminate or we may not be able to successfully negotiate agreements for future product candidates or collaborations with BioVie.

The assets and resources that we acquire from BioVie in the Separation may not be sufficient for us to operate as a stand-alone company, and we may experience difficulty in separating our assets and resources from BioVie.

Because we have not operated as a standalone company in the past, we may have difficulty doing so. We may need to acquire assets and resources in addition to those provided by BioVie to us, and in connection with the Separation, may also face difficulty in separating our resources from BioVie’s and integrating newly acquired assets into our business. For example, we may need to hire additional personnel to assist with administrative and technical functions and acquire other office and laboratory equipment for use in the ordinary course operations of our business. If we have difficulty operating as a stand-alone company, fail to acquire assets that we need to run our operations, or incur unexpected costs in separating our business from BioVie’s business or in integrating newly acquired assets into our business, our financial condition and results of operations will be adversely affected.

Risks Related to this Offering and Ownership of Our Common Stock

You will experience immediate and substantial dilution as a result of this offering.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the assumed sale by us of 2,272,727 shares of our common stock at an assumed public offering price of $11.00 per share of common stock (excluding the exercise of the underwriters’ over-allotment option to purchase additional shares and after deducting underwriting discounts, commissions and estimated offering expenses payable by us), investors in this offering can expect an immediate dilution of $                    per share of common stock. In addition, you will experience further dilution if the underwriters exercise their over-allotment option.

Future sales and issuances of our common stock or rights to purchase our common stock, including pursuant to the 2026 Plan, could result in additional dilution of the percentage ownership of our stockholders and could cause the stock price of our common stock to decline.

We may issue additional securities following the closing of this offering. In the future, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. We also expect to issue common stock to employees, including our executive officers, consultants and directors, pursuant to the 2026 Plan. If we sell common stock, convertible securities or other equity securities in subsequent transactions, or common stock is issued pursuant to the 2026 Plan investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock.

There is no liquid public market for our common stock and we do not know whether one will develop to provide you with adequate liquidity. If our share price fluctuates after this offering, you could lose a significant part of your investment.

Prior to this offering, there has not been a liquid public market for our common stock. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. We cannot predict the extent to which investor interest in the Company will lead to the development of an active trading market on NYSE or otherwise or how liquid that market might become. The initial public offering price for our common stock will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our common stock at prices equal to or greater than the price paid by you in this offering. In addition to the risks described above, the market price of our common stock may be influenced by many factors, some of which are beyond our control, including actual or anticipated variations in our operating results; the failure of financial analysts to cover our common stock after this offering or changes in financial estimates by financial analysts, or any failure by us to meet or exceed any of these estimates or changes in the recommendations of any financial analysts that elect to follow our common stock or the shares of our competitors; announcements by us or our competitors of significant contracts or acquisitions; technological innovations by us or our competitors; future sales of our common stock; and investor perceptions of us and the market in which we operate.

Management will have broad discretion as to the use of the proceeds from this offering, and may not use the proceeds effectively.

Our management will have broad discretion as to the use of the net proceeds from any offering by us and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

We have no operating experience as a public company.

We have no operating experience as a public company. Although the individuals who now constitute our management team have experience managing a public company, there is no assurance that the past experience of our management team will be sufficient to operate our company as a public company, including timely compliance with the disclosure requirements of the SEC. Following the completion of this offering, we will be required to develop and implement internal control systems and procedures in order to satisfy the periodic and current reporting requirements under applicable SEC regulations and comply with NYSE listing standards. These requirements will place significant strain on our management team, infrastructure and other resources. In addition, our management team may not be able to successfully or efficiently manage our company as a public reporting company that is subject to significant regulatory oversight and reporting obligations.

The market price and trading volume of our common stock may be volatile.

The market price and trading volume of our common stock may be volatile. The market price of our common stock may fluctuate significantly for many reasons, including in response to the risk factors described in this prospectus or for reasons unrelated to our specific performance. In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the market price and trading volume of our common stock. Prices for our common stock may also be influenced by the depth and liquidity of the market for our common stock, investor perceptions about us and our business, our future financial results, the absence of cash dividends on our common stock and general economic and market conditions. In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and could divert our management and other resources.

We cannot assure you that we will be able to comply with the minimum bid price requirement of NYSE.

Although we expect our stock price will meet such minimum bid price requirements prior to the effective date of the registration statement of which this prospectus forms a part, there is no guarantee that the price of our common stock will stay above the minimum requirements for the time period required by NYSE. Further, there can be no assurance that the market price of our common stock will remain at the level required for continuing compliance with the minimum price requirements. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common were to experience such a decline, or if other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, adversely affect the market price of our common stock, that may jeopardize our ability to meet or maintain the minimum bid price requirement of the exchange on which our common stock is listed.

Our inability to comply with NYSE's continued listing requirements could result in our common stock being delisted, which could affect the market price and liquidity of our securities and reduce our ability to raise capital.

We intend to apply to list our common stock on NYSE under the symbol “OPTN”. No assurance can be given that our application will be approved. However, if such listing is approved, upon completion of this offering, we will be required to meet certain qualitative and financial tests to maintain the listing of our common stock on NYSE. If we do not maintain compliance with NYSE’s continued listing requirements within specified periods and subject to permitted extensions, our common stock may be recommended for delisting (subject to any appeal we would file). No assurance can be provided that we will comply with these continued listing requirements. NYSE has broad discretionary authority over the continued listing of securities, which it could exercise with respect to the listing of our common stock. If our common stock were delisted, it could be more difficult to buy or sell our common stock and to obtain accurate quotations, and the price of our securities could suffer a material decline. Delisting would also impair our ability to raise capital.

An investment in our securities involves significant risks.

Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business and operations and cause the trading price of our securities to decline, which could have a material adverse effect on our business, financial condition and results of operations. In that event, the trading price of our securities could decline and security holders could lose all or part of their investment. There is no assurance that risk management steps taken will avoid future loss due to the occurrence of the risks described below or other unforeseen risks.

Our common stock may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our common stock may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock.

In addition, if the trading volumes of our common stock are low, persons buying or selling in relatively small quantities may easily influence prices of our common stock. This low volume of trades could also cause the price of our common stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. If high spreads between the bid and ask prices of our common stock exist at the time of a purchase, the stock would have to appreciate substantially on a relative percentage basis for an investor to recoup their investment. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common stock.

As a result of this volatility, investors may experience losses on their investment in our common stock. A volatile market price of our common stock also could adversely affect our ability to issue additional shares of common stock or other securities and our ability to obtain additional financing in the future.

Any failure to maintain effective internal control over financial reporting could harm us.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). Under standards established by the Public Company Accounting Oversight Board (“PCAOB”), a deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis.

If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be adversely affected and we could become subject to litigation or investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements applicable to other public companies that are not emerging growth companies.

We will be an “emerging growth company” as defined in section 3(a) of the Exchange Act (as amended by the JOBS Act), and will continue to qualify as an emerging growth company until the earliest of: (a) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of shares of our common stock held by non-affiliates exceeds $700 million.

For so long as we remain an emerging growth company, we are permitted to and may rely upon exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404. We cannot predict whether investors will find our securities less attractive because we rely upon certain of these exemptions. If some investors find the securities less attractive as a result, there may be a less active trading market for our securities and the price of our securities may be more volatile. On the other hand, if we no longer qualify as an emerging growth company, we would be required to divert additional management time and attention from development and other business activities and incur increased legal and financial costs to comply with the additional associated reporting requirements, which could negatively impact our business, financial condition and results of operations.

We are considered a smaller reporting company that is exempt from certain disclosure requirements, which could make our stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

•	Had a public float of less than $250 million as of the last business day of its most recently completed fiscal quarter, computed by multiplying the aggregate number of worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principle market for the common equity; or

•	In the case of an initial registration statement under the Securities Act or the Exchange Act for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

•	In the case of an issuer who had annual revenue of less than $100 million during the most recently completed fiscal year for which audit financial statements are available, had a public float as calculated under paragraph (1) or (2) of this definition that was either zero or less than $700 million.

As a “smaller reporting company” we are not required and may not include a Compensation Discussion and Analysis section in our proxy statements; we provide only three years of business development information; and have other “scaled” disclosure requirements that are less comprehensive than issuers that are not “smaller reporting companies” which could make our stock less attractive to potential investors, which could make it more difficult for you to sell your shares.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares of our common stock unless they sell them. There is no assurance that stockholders will be able to sell their shares of our common stock when desired.

We will be authorized to issue “blank check” preferred stock without stockholder approval, which could adversely impact the rights of holders of our securities.

Our amended and restated certificate of incorporation will authorize us to issue up to shares of blank check preferred stock. Any preferred stock that we issue in the future may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. Any preferred stock issued may contain provisions allowing those shares to be converted into shares of our common stock, which could dilute the value of our common stock to current stockholders and could adversely affect the market price, if any, of our common stock. The preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of our company. Although we have no present intention to issue any shares of our authorized preferred stock, there can be no assurance that we will not do so in the future.

Anti-takeover provisions in our organizational documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our amended and restated certificate of incorporation and our amended and restated bylaws that will become effective immediately prior to the consummation of this offering will contain provisions that may make a merger with or acquisition of our Company or changes in our management more difficult without the approval of the Board. Among other things, these provisions:

•	authorize the Board to issue, without further action by the stockholders, shares of preferred stock with terms, rights and preferences determined by the Board that may be senior to our common stock;

•	specify that special meetings of our stockholders proposals can only be brought by the Board, the chairperson of the Board, the lead independent director or our chief executive officer;

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to the Board;

•	permit the Board to establish the number of directors and fill any vacancies and newly created directorships;

•	restrict the forum for certain litigation against us to Delaware;

•	establish advance notice requirements for nominations for election to the Board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings; and

•	prohibit cumulative voting in the elections of directors.

Further, as a Delaware corporation, we are subject to provisions of Delaware law, which may impede or discourage a takeover attempt that our stockholders may find beneficial. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our Company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. For further discussion of these and other such anti-takeover provisions, see “Description of Our Securities—Anti-Takeover Effects of Various Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws.”

Our amended and restated certificate of incorporation will contain exclusive forum provisions that may discourage lawsuits against us and our directors and officers.

Our amended and restated certificate of incorporation will provide that unless the Board otherwise determines, the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to us or our stockholders, any action asserting a claim against us or any director or officer of the Company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or bylaws, or any action asserting a claim against us or any director or officer of the Company governed by the internal affairs doctrine under Delaware law. Our amended and restated certificate of incorporation will further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. These exclusive forum provisions may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors or officers, which may discourage such lawsuits against us and our directors and officers. Alternatively, if a court were to find one or more of these exclusive forum provisions inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions or forums, which could adversely affect our business, financial condition, results of operations and prospects.

Any person or entity purchasing or otherwise acquiring any interest in any shares of our common stock shall be deemed to have notice of and to have consented to the forum provisions in the amended and restated certificate of incorporation. Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders or result in increased costs for a stockholder to bring a claim, which may discourage lawsuits with respect to such claims.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $                           million, or approximately $                          million if the underwriters exercise their over-allotment option to purchase additional shares of our common stock in full, assuming an initial public offering price of $11.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and general corporate purposes to fund the development of our investigational drug candidate BIV201 (continuous infusion terlipressin) in its Phase 3 clinical trial, which also includes the support services to be provided under the management services agreement between us and BioVie.

The amount of net proceeds from this offering may not be sufficient to fund BIV201 through our Phase 3 trial, and additional capital resources may be required to fund BIV201 through such Phase 3 trial. We will also need to raise substantial additional funds to commercialize BIV201, if approved. We may satisfy our future cash needs through the sale of equity securities, debt financings, working capital lines of credit, corporate collaborations or license agreements, grant funding, interest income earned on invested cash balances or a combination of one or more of these sources.

The amount and timing of our actual expenditures will depend on numerous factors, including the status and results of our clinical trials, success of our research and development efforts, the FDA process, the amounts of proceeds actually raised in this offering and the amount of cash generated by our operations. Our management will have broad discretion to allocate the net proceeds from this offering.

Each $1.00 increase (decrease) in the assumed public offering price of $11.00 per share of our common stock would increase (decrease) net proceeds to us by approximately $                          million (or $                           million if the underwriters exercise their over-allotment option to purchase additional shares of our common stock in full), assuming the number of shares of common stock we sell, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 shares of common stock offered by us would increase (decrease) the net proceeds to us by $                           million, assuming the assumed public offering price remains the same, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant and subject to applicable laws and the restrictions contained in any future financing instruments. We do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2025:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of 2,272,727 shares of our common stock in this offering (excluding the exercise of the underwriters’ over-allotment option to purchase additional shares of our common stock) at the assumed public offering price of $11.00 per share of our common stock (which is the midpoint of the price range set forth on the cover page of this prospectus) and the application of the net proceeds therefrom, after deducting the underwriting discounts and commissions and the estimated offering expenses.

The cash and capitalization information in the following table may not necessarily reflect what our cash and capitalization would have been had we been operating as a standalone company as of December 31, 2025. In addition, the cash and capitalization information in the following table may not necessarily reflect what our cash and capitalization may be in the future.

This table should be read in conjunction with the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Use of Proceeds” sections, as well as our audited carve-out financial statements, included elsewhere in this prospectus.

	As of December 31, 2025
	Actual (unaudited)	As adjusted (unaudited)(1)
Cash	$—	$22,100,000
Total liabilities	10,531	10,531
Total parent’s net investment/stockholder’s equity	$1,195,703	$23,295,703
Total capitalization	$1,206,234	$23,306,234

(1)	The as adjusted column gives effect to the issuance and sale by us in this offering of 2,272,727 shares of our common stock at the assumed offering price of $11.00 per share, after deducting the estimated underwriting discount and commission and the estimated offering expenses payable by us, and assuming the over-allotment option to purchase additional shares is not exercised by the underwriters.

DILUTION

If you invest in our common stock in this offering, your interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock in this offering and the adjusted net tangible book value per share of our common stock after this offering. Dilution results from the fact that the public offering price per share of our common stock is substantially in excess of the net tangible book value per share of our common stock. As of December 31, 2025, we had a net tangible book value of $7,863 per share of our common stock. Our net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding on December 31, 2025.

After giving effect to the sale of our common stock in this offering at an assumed public offering price of $11.00 per share of our common stock (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our as adjusted net tangible book value as of December 31, 2025 would have been $                          per share of our common stock. This represents an immediate decrease in as adjusted net tangible book value of $                          per share of our common stock to our existing stockholder, BioVie, and immediate dilution of $                          per share of our common stock to new investors.

The following table illustrates this dilution per share of our common stock:

Assumed public offering price per share of our common stock				$11.00
Historical net tangible book value per share of our common stock as of December 31, 2025		$7,863
Decrease as adjusted net tangible book value per share of our common stock after this offering	$
As adjusted net tangible book value per share of our common stock after this offering			$
Dilution per share of our common stock to new investors participating in this offering			$

If the underwriters’ over-allotment option to purchase additional shares of our common stock is exercised in full, the as adjusted net tangible book value will increase to $                          per share of our common stock, representing an immediate increase in further as adjusted net tangible book value to the existing stockholder, BioVie, of $                          per share of our common stock and an immediate dilution of $                          per share of our common stock to new investors participating in this offering.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our equity holders.

The dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. A $                          increase in the assumed public offering price of $11.00 per share of our common stock would increase our as adjusted net tangible book value after this offering by $                          per share of our common stock and would increase dilution to new investors by $                          per share of our common stock. An increase of                          in the number of shares of our common stock we are offering would increase our as adjusted net tangible book value after this offering by $                          per share and would decrease dilution to new investors by                          per share of our common stock, assuming the assumed public offering price per share remains the same, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. A decrease of                           in the number of shares of our common stock we are offering would increase our as adjusted net tangible book value after this offering by $                          per share of our common stock and would decrease dilution to new investors by $                          per share of our common stock, assuming the assumed public offering price per share remains the same, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

The following table summarizes, on the as adjusted basis described above as of December 31, 2025, the differences between the number of shares of our common stock purchased from us, the total consideration and the price per share paid by our existing stockholder, BioVie, and by investors participating in this offering at an assumed initial public offering price of $11.00 per share of our common stock (the midpoint of the price range set forth on the cover page of this prospectus), before deducting the underwriting discount and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration (In thousands)			Weighted- Average Price Per
	Number	Percent		Amount		Percent	Share
Existing stockholder, BioVie (1)			%		$—	—%	$—
Investors participating in this offering			%	$		100.0%	$
Total		100.0%		$		100.0%	$

(1)	Total consideration represents the pro forma book value of the net assets being transferred to us by BioVie in connection with the Separation.

A $                          increase in the assumed initial public offering price of $11.00 per share of our common stock would increase total consideration paid by new investors by $                          million, assuming that the number of shares offered by us remains the same, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. An increase of                            in the number of shares of our common stock we are offering would increase total consideration paid by new investors by $                           million, assuming that the assumed initial public offering price remains the same, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

The table above assumes no exercise of the underwriters’ over-allotment option in this offering. If the underwriters’ over-allotment option is exercised in full, the number of common shares held by new investors purchasing our common stock in this offering would be increased to               % of the total number of shares of our common stock outstanding after this offering, and the number of shares of our common stock held by existing stockholders would be reduced to                  % of the total number of shares of our common stock outstanding after this offering.

To the extent that we issue additional shares of our common stock in the future, there will be future dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

BUSINESS

Overview

We are a clinical-stage company developing innovative drug therapies to treat debilitating and life-threatening liver disease through our investigational drug candidate BIV201 (continuous infusion terlipressin). BIV201 has been granted both FDA Fast Track designation status and FDA Orphan Drug Status, which designations provide certain advantages in the review process, but do not guarantee a faster development process, regulatory review or approval as compared to the conventional FDA review and approval process. BIV201 is being evaluated as a treatment option for patients suffering from ascites and other life-threatening complications of advanced liver cirrhosis caused by MASLD hepatitis, and alcoholism. BIV201 is administered as a patent-pending liquid formulation of terlipressin with patents issued, to date, in the U.S., China, Japan, Chile, and India.

About Liver Cirrhosis

Liver cirrhosis causes a heavy global burden. There are an estimated 4.5 million people diagnosed with chronic liver disease and cirrhosis in the United States and 52,259 deaths annually, ranking 9th in causes of death. The condition results primarily from hepatitis, alcoholism, and fatty liver disease linked to obesity. Between 2012 and 2018, the prevalence of liver cirrhosis doubled among insured patients in the United States, alcohol-related and MASLD cirrhosis were the most significant contributors to this increase. Additionally, the number of deaths from alcoholic cirrhosis more than tripled between 1999 and 2019, rising from 3.3 deaths per 100,000 to 10.6 deaths per 100,000.

Individuals with cirrhosis are at high risk of developing complications which include ascites, variceal bleeding, hepatic encephalopathy, AKI, and bacterial infections, the development of which define decompensated cirrhosis, and the increased prevalence of cirrhosis is expected to result in increased incidence of cirrhosis complications. Ascites is a common complication of advanced liver cirrhosis involving the accumulation of large volumes of fluid in the abdomen, often exceeding five liters, due to liver and kidney dysfunction. Decompensated cirrhosis is an advanced stage of cirrhosis often associated with liver failure and is associated with worse survival rates (2-4 years) compared with compensated cirrhosis (10-15 years). The majority of decompensated patients have ascites and are frequently hospitalized for complications. In 2014 approximately 100,000 individuals with cirrhosis and ascites were hospitalized in the United States with about 25,000 of those individuals being readmitted within 30 days. Assuming at least a continuing trend to double the prospective patient population per decade, as was seen from 2012 to 2018, the estimated target population is approximately 200,000 per year. Those with ascites and AKI experience higher readmission rates and have a poor prognosis. The development of AKI is strongly associated with mortality and can increase risk of death five-fold.

Decompensated liver cirrhosis currently has no approved therapeutic options other than liver transplantation. There is thus a major gap in effective, long-term, and accessible treatments for patients with decompensated liver disease and ascites. The paradigm for the treatment of these patients is now changing from attempts to control ascites towards the goal of preventing further decompensation and mortality. The recent news that the PRECIOSA Phase 3 study, sponsored by Grifols, S.A. which evaluated whether albumin infusions improve mortality, transplant-free survival, and disease-related outcomes in decompensated patients, failed to meet its primary endpoint, highlights the urgent need for more research and investment in this challenging population.

The Need for Therapy

A reduction in complications in decompensated patients could lead to a decrease in the risk of hospitalization, reducing health care burden and costs, and increase the chance of survival. In addition, these complications may make this population ineligible for liver transplantation. There is currently no approved drug treatment to reduce ascites and complications and preserve renal function in patients with cirrhosis and ascites. As noted above, the PRECIOSA Phase 3 study, which evaluated the potential for frequent albumin infusions to improve outcomes transplant-free survival, mortality and complications in this patient population, failed to meet its primary endpoint.

U.S. treatment costs for liver cirrhosis, including ascites and other complications, are estimated at more than $5 billion annually. Treating decompensated cirrhosis and complications like ascites and AKI increase the costs of treatment significantly in the first year.

Pathophysiology of Decompensated Cirrhosis

Most experts agree that ascites and other complications develop as a consequence of high blood pressure in the vein that supplies blood to the liver. This so-called “portal hypertension” occurs as increasing liver damage (fibrosis) impedes blood flow through the liver. This causes vasodilation and blood pooling in the central or “splanchnic” region of the body and low blood volume in the arteries. The decrease in effective blood volume activates neurohormonal systems which tells the kidneys to retain large amounts of salt and water in an effort to increase blood volume. Ultimately the retention of excess sodium and water leads to the formation of ascites as these substances “weep” from the liver and lymph system and collect in the patient’s abdomen as ascites. Portal hypertension also leads to the development of hepatic encephalopathy, GI bleeding, and hepatorenal syndrome and increases the risk of AKI.

About BIV201

The vasoconstrictor terlipressin, an agonist of vasopressin receptors, reduces splanchnic vasodilation associated with portal hypertension in patients with cirrhosis and can lead to a decrease in ascites production by reducing portal hypertension, increasing effective blood volume and decreasing the activity of the renin-angiotensin-aldosterone system. Terlipressin was first approved in the early 1980s in Germany for the treatment of patients with BEV and, given the emergency setting for this indication, developed to be administered as a bolus injection. Products containing terlipressin have been marketed for this indication worldwide for the past 20 years. Terlipressin is also approved for the treatment of HRS and in 2022, terlipressin, administered as repeated IV bolus injections, was approved in the U.S., indicated to improve kidney function in adults with HRS with a rapid reduction in kidney function. The FDA-approved dosing of terlipressin (Terlivaz®) is limited to hospital administration with dosing every six hours, and carries a black box warning of serious or fatal respiratory failure.

BioVie is developing BIV201, a room temperature stable liquid formulation of terlipressin, to be administered as a continuous IV infusion versus repeated IV bolus injections. BioVie’s clinical data indicates that administration of terlipressin by continuous infusion results in predictable pharmacokinetics [Bajaj 2022] that avoids high plasma peaks of this potent vasoconstrictor which is believed to contribute to adverse cardiovascular side effects [Cavallin 2016].

Since the commencement of the clinical development of BIV201 in 2016, there have been multiple published findings to support the use of continuous IV infusion of terlipressin for the management of cirrhotic patients with ascites. In addition to our previously reported data from our Phase 2a study (NCT03107091) [Bajaj 2022; Fischer 2019], and our Phase 2b study (NCT04112199) [Bajaj 2025], data from additional studies (Chapman 2019; Gow 2016; Gow 2020; Terbah 2024a; Terbah 2024b) show meaningful improvements in clinical outcomes, including extended intervals between paracenteses, decreased ascites volume, and lower incidence of further decompensation events. Most recently, a cross-over study in 30 patients treated on an outpatient basis for three months with terlipressin administered as a continuous infusion [Terbah 2024a and 2024b] further supports our belief that terlipressin, administered as a continuous infusion on an outpatient basis, has the potential to be a well-tolerated effective treatment to improve clinical outcomes in patients with cirrhosis requiring paracentesis, improving cardiac reserve, and attenuating the hyperdynamic state typically occurring in patients with decompensated cirrhosis.

By targeting the pathophysiology that predisposes these patients to AKI and by reducing potential triggers for AKI (paracentesis, SBP, portal-hypertension-related GI bleeding and reduction in the need for diuretics), we believe BIV201 could potentially reduce ascites and the incidence of further decompensation events, including AKI, and subsequently improve patient outcomes. Thus, we believe BIV201 could potentially address these patients without other effective therapies and high unmet medical need.

In liver disease, the initial target for BIV201 therapy is refractory ascites in patients with cirrhosis. These patients suffer from frequent life-threatening complications, generate more than $5 billion in annual treatment costs, and have an estimated 50% mortality rate within 6 to 12 months.

BIV201 is a continuous infusion administration of terlipressin, in contrast to bolus injection administration of terlipressin, a drug which has been used for decades in over 40 non-US countries to treat complications of liver cirrhosis (Type 1 hepatorenal syndrome and bleeding esophageal varices). Mallinckrodt plc received approval in the U.S. for terlipressin in 2022 as a lyophilized powder for bolus intravenous administration and carries a black box warning in adults with HRS. We believe that BIV201, for continuous IV infusion, with its novel room temperature stable liquid formulation in a pre-filled syringe (and other container presentations), could potentially provide a superior terlipressin drug delivery system with improved safety versus the approved bolus administration products. The goal of BIV201 therapy is to target the pathophysiology that contributes to ascites production, AKI, and complications of cirrhosis that are associated with significant mortality.

Given the wealth of human experience with terlipressin in patients with decompensated cirrhosis in non-U.S. countries, BioVie was not required to conduct Phase 1 studies and initiated the clinical development of BIV201 with several proof-of-concept clinical studies (NCT03107091 and NCT04112199). BioVie received initial guidance from the FDA in June 2023 on the protocol design, study endpoints and regulatory relevance of a proposed Phase 3 definitive clinical trial. An additional discussion of the primary study efficacy endpoint was held with the FDA in March 2025. The Phase 3 randomized, Standard of Care – controlled, will be an open-label study of BIV201 designed to demonstrate potential clinical benefit through a composite primary endpoint of complications and disease progression in patients with cirrhosis and ascites. The composite primary endpoint includes multiple clinically significant events and we believe has the advantage of demonstrating hard clinical outcomes and increasing the overall event rate, improving statistical power and making the trial more feasible and cost effective. While a composite endpoint could obscure the response of a single definitive component of the endpoint, the planned secondary analysis of each component separately can address this interpretation complexity. Details on the clinical protocol will be posted to the National Clinical Trials website for public reference at the initiation of the trial in accordance with applicable U.S. Code of Federal Regulations.

In an open-label Phase 2a proof-of-concept trial (NCT03107091) initiated by BioVie in 2017, six patients with cirrhosis and refractory ascites received a continuous IV infusion of terlipressin 2 mg/day escalating to 4 mg/d during a seven day inpatient period, followed by 21 days as outpatients. The PK and safety/tolerability and effects on the need for and volume of paracentesis were evaluated. Four of six patients enrolled experienced ≥50% increase in the interval between large volume paracenteses with terlipressin. Three (50.0%) patients experienced treatment-related adverse events, but none were SAEs. Based on this study, continuous IV infusion of terlipressin improved control of refractory ascites with an acceptable safety and predictable PK profile and further evaluation of terlipressin was deemed warranted in a randomized controlled trial for treating refractory ascites and related complications of cirrhosis.

In June 2021, BioVie initiated a randomized (2:1), open-label Phase 2b study (NCT04112199) designed to evaluate the efficacy of BIV201 for the treatment of refractory ascites. Patients with cirrhosis and refractory ascites were randomly assigned (2:1) to receive two 28-day cycles of continuous infusion BIV201 plus SOC separated by a ≤56-day washout (n=10), or SOC alone (n=5).The primary endpoints of the study were the incidence of ascites-related complications and change in ascites fluid accumulation during treatment compared to a pre-treatment period. The study was not designed for hypothesis testing, aiming instead to assess effect size and preliminary evidence of efficacy and safety, to enable more definitive estimation of the necessary number of points needed to definitively demonstrate improved efficacy and safety in Phase 3 testing. By October 2022, there were 15 patients enrolled for treatment. The Phase 2b study was closed before full enrollment (paused in March 2023 with last patient completing treatment on May 8, 2023) without clinically meaningful adverse effects associated with BIV201 treatment. While the study ended early given cost considerations, data from the first ten patients treated with BIV201 plus SOC appeared to show at least a 30% reduction in ascites fluid during the 28 days after treatment initiation compared to the 28 days prior to treatment. The change in ascites volume was significantly different from those patients receiving SOC treatment. Patients who completed the treatment with BIV201 experienced a 53% reduction in ascites fluid, which was sustained (43% reduction) during the three months after treatment initiation as compared to the three-month pre-treatment period. The incidence of TEAEs, including serious TEAEs, was similar in both treatment groups. The only SAE that was reported in greater than one patient in either group was hyponatremia, which was reported in two patients in the BIV201+SOC group and related to BIV201 treatment in one of the two patients. Final data analysis was limited by the small sample size and confounded by a potential interaction with gabapentinoids in the BIV201+SOC group. Nonetheless, though not meeting the primary endpoint, there were differences in favor of BIV201+SOC versus SOC in the coprimary efficacy endpoints and several QoL assessments. The beneficial effects of BIV201 on liver complications (mean: 90% CI; BIV201-completers=2.87: 1.51; 5.46 vs. SOC=2.38: 1.20; 4.73) and the change in cumulative ascites (mean; 90% CI; BIV201-completers=−10.76: −26.51; 5.00 vs. SOC=−4.99: −21.95; 11.97) were more pronounced versus SOC in the 5 BIV201+SOC patients who completed both treatment cycles. There were also greater improvements in exploratory QoL assessments and the percent change in TPs with BIV201+SOC (−27.94±41.80) versus SOC (−16.67±45.64). Despite the high rate of hyponatremia in the BIV201+SOC group (4/10 patients), the safety profile suggested that continuous BIV201 infusion was well tolerated. Cumulative safety data from the Phase 2a study (6 patients; 131 total days of BIV201 infusion) and Phase 2b study (10 patients; 379 total days of BIV201 infusion) further supported the safety and tolerability in this population with hyponatremia being the only SAE related to terlipressin.

Our proprietary liquid formulation of terlipressin is intended to enhance convenience of use and to reduce the potential for formulation preparation errors with lyophilized terlipressin. To date, analytical testing performed by an independent laboratory has confirmed BioVie’s formulation, when packaged in prefilled syringes, to be shelf-stable under room temperature conditions for at least two years. BioVie submitted the data from such testing to the FDA for review. Room temperature stability in a liquid formulation represents a convenience and potential safety advantage for our product versus the currently available commercial formulations. To the best of the Company’s knowledge, all other terlipressin products sold globally must be stored under refrigeration and there is no prefilled syringe format of terlipressin available for treating patients in these countries. BioVie has also filed a Patent Cooperation Treaty (“PCT”) application covering our novel liquid formulations of terlipressin (international patent application PCT/US2020/034269, published as WO2020/237170). To date, patents have been granted in the U.S. (Patent No. 12,156,898), India (Patent No. 540813), Chile (Patent No. 68965), China (Patent No. ZL 202080050758.X), and Japan (7579811).

We believe BIV201 has the potential to improve the health of thousands of patients suffering from life-threatening complications of liver cirrhosis due to hepatitis, nonalcoholic steatohepatitis, and alcoholism. The FDA has granted Fast-Track status and Orphan Drug designation for ascites (due to all etiologies except cancer), which is the most common complication related to liver cirrhosis and represents a significant unmet medical need. Patients with cirrhosis and ascites account for an estimated 116,000 U.S. hospital discharges annually, with frequent early readmissions. According to the HCUP Nationwide Readmissions Database 2016, those requiring paracentesis (removal of ascites fluid) experience an average hospital stay lasting eight days incurring over $86,000 in medical costs. This translates into a total potentially addressable ascites market size for BIV201 therapy exceeding $650 million based on Company estimates. The agreed-upon approach for conducting the registrational Phase 3 could lead to earlier treatment of patients and expand the market opportunity versus the currently approved terlipressin product in the U.S, Terlivaz®.

The BIV201 development program was initiated by LAT Pharma. On April 11, 2016, BioVie acquired LAT Pharma and the rights to its BIV201 development program and currently owns all development and marketing rights to this drug candidate. Pursuant to the LAT Pharma Agreement, BioVie is obligated to pay a 5% royalty on the net sales of BIV201 to be shared among LAT Pharma Members, PharmaIn Corporation, and The Barrett Edge, Inc pursuant to the LAT Royalty Agreement. Pursuant to the separation agreement to be entered into between the Company and BioVie, the Company will assume the LAT Royalty Agreement, and the Company will assume the obligation to pay the 5% royalty on the net sales of BIV201 pursuant to the terms and conditions of the LAT Royalty Agreement.

Future Possible BIV201 Indications

Based on international investigative studies of the active agent in BIV201, terlipressin, we believe our drug candidate has potential future applications in other life-threatening conditions due to liver cirrhosis that are Orphan indications including HRS-AKI and bleeding esophageal varices. Orhan drugs in this therapeutic area command premium pricing with Terlivaz® costing more than $20,000 for six days of treatment for HRS-AKI. Securing marketing approvals for any of these new uses will require well-controlled clinical trials to satisfy the FDA and/or other countries’ regulatory requirements, none of which have commenced at this time.

Intellectual Property

BioVie relies on a combination of patent, trade secret, other intellectual property laws (such as FDA data exclusivity), nondisclosure agreements, and other measures to protect our proposed products with layered strategy. We require our employees, consultants, and advisors to execute confidentiality agreements and to agree to disclose and assign to us all inventions conceived during the workday, using our property, or which relate to our business. Despite any measures taken to protect our intellectual property (“IP”), unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary.

Neither we nor any other company has composition of matter patent protection for terlipressin since, as a chemical compound, it is in the public domain and no longer under a patent. We filed a PCT application covering our novel liquid formulations of terlipressin (international patent application PCT/US2020/034269, published as WO2020/237170) and are seeking patent protection in the U.S., Europe, China, Japan and other jurisdictions. To date patents have been granted in the U.S. (Patent No. 12,156,898), India (Patent No. 540813), Chile (Patent No. 68965), China (Patent No. ZL 202080050758.X), and Japan (Patent No. 7579811). Also, we own U.S. Patent 11,364,277, and European patent EP3347032, which is directed to a method of treating ascites with BIV201, and we are pursuing additional patent coverage in the U.S., Japan, Europe, and China. The patents and pending patent applications and their projected expiration dates are provided below.

Patent Reference	Country	Application Number	Status / Patent Number	Expiration Date	Expected Expiration Date
19-534-WO-AU	Australia	2020279395	Allowed		5/22/2040
19-534-WO-BR	Brazil	BR112021023274-5	Published		5/22/2040
19-534-WO-CA	Canada	3,141,488	Pending		5/22/2040
19-534-WO-CL	Chile	202103065	68965	5/22/2040
19-534-WO-CN	China	202080050758.X	ZL202080050758.X	5/21/2040
19-534-WO-EP	European Patent	20809710.5	Published		5/22/2040
19-534-WO-EP-HK	Hong Kong	62022061386.8	Published		5/22/2040
19-534-WO-IN	India	202117054216	540813	5/22/2040
19-534-WO-JP	Japan	2021-569344	7579811	5/22/2040
19-534-WO-KR	Korea, Republic of (KR)	10-2021-7041832	Pending		5/22/2040
19-534-WO-MX	Mexico	MX/a/2021/014310	Pending		5/22/2040
19-534-WO-US	United States of America	17/611,478	12,156,898	4/21/2041
19-534-WO-US-DIV	United States of America	18/949,355	Published		5/22/2040

BIV201 was awarded Orphan Drug Designations in the U.S. for the treatment of hepatorenal syndrome on November 21, 2018 and treatment of ascites due to all etiologies except cancer on September 8, 2016. If a drug receives Orphan Drug Designation and subsequently gains FDA approval for the designated rare disease, it earns seven years of market exclusivity in the U.S. (10 years in the EU). During this period, the FDA cannot approve another application for the same drug for the same indication, except under limited circumstances. This exclusivity is independent of patents, meaning even if a patent expires, orphan exclusivity can still block competitors.

Government Regulation

Government authorities in the United States, at the federal, state and local level, and in other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those we are developing. Any pharmaceutical candidate that we develop must be approved by the FDA before it may be legally marketed in the United States and by the appropriate foreign regulatory agency before it may be legally marketed in foreign countries.

United States Drug Development Process

In the United States, the FDA regulates the development of drugs and biologic products under the FDCA and the Public Health Services Act ("PHSA"), respectively. Drugs, biologics and medical devices are also subject to other federal, state and local statutes and regulations.

Biologics are subject to regulation by the FDA under the FDCA, the PHSA and related regulations, and other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

The process required by the FDA before a drug or biological product may be marketed in the United States generally involves the following:

●	Completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices or other applicable regulations;

●	Submission to the FDA of an IND, which must become effective before human clinical trials may begin;

●	Performance of adequate and well-controlled human clinical trials according to the FDA’s GCPs, to establish the safety and efficacy of the proposed drug or biologic for its intended use;

●	Submission to the FDA of an NDA, for a new drug product, or a BLA, for a new biological product;

●	Satisfactory completion of FDA inspection of the manufacturing facility or facilities where the drug or biologic is to be produced to assess compliance with the FDA’s current good manufacturing practice standards, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug’s or biologic’s identity, strength, quality and purity;

●	Potential FDA inspections of the nonclinical and clinical trial sites that generated the data in support of the NDA or a BLA; and

●	FDA review and approval of the NDA or a BLA.

The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources. There can be no certainty that approvals will be granted.

Clinical trials involve the administration of the drug or biological candidate to healthy volunteers or patients having the disease being studied under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject inclusion and exclusion criteria, and the parameters to be used to monitor subject safety. Each protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted in accordance with the FDA’s cGCP requirements. Further, each clinical trial must be reviewed and approved by an IRB, at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until it is completed.

Human clinical trials prior to approval are typically conducted in three sequential phases that may overlap or be combined:

●	Phase 1. The drug or biologic is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients having the specific disease.

●	Phase 2. The drug or biologic is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine optimal dosage and dosing schedule for patients having the specific disease.

●	Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials, which usually involve more subjects than earlier trials, are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling. Generally, two adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of an NDA or a BLA.

Post-approval studies, or Phase 4 clinical trials, may be conducted after initial marketing approval. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication and may be required by the FDA as part of the approval process.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA by the investigators for serious and unexpected adverse events or any finding from tests in laboratory animals that suggests a significant risk for human subjects. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug or biologic has been associated with unexpected serious harm to patients.

Concurrent with clinical trials, companies usually complete additional animal studies and develop additional information about the chemistry and physical characteristics of the drug or biologic as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug or biological candidate and, among other things, must include methods for testing the identity, strength, quality and purity of the final drug or biologic. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug or biological candidate does not undergo unacceptable deterioration over its shelf life.

U.S. Review and Approval Processes

The results of product development, preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug or biologic, proposed labeling and other relevant information are submitted to the FDA as part of an NDA or a BLA requesting approval to market the product. The submission of an NDA or a BLA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances.

The FDA reviews all NDAs and BLAs submitted before it accepts them for filing and may request additional information rather than accepting an NDA or a BLA for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA or a BLA.

After an NDA or a BLA submission is accepted for filing, the FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA reviews a BLA to determine, among other things, whether the product is safe, pure and potent and the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, purity and potency. In addition to its own review, the FDA may refer applications for novel drug or biological products or drug or biological products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the approval process, the FDA also will determine whether a risk evaluation and mitigation strategy (“REMS”) is necessary to assure the safe use of the drug or biologic. If the FDA concludes that a REMS is needed, the sponsor of the NDA or BLA must submit a proposed REMS; the FDA will not approve the NDA or BLA without a REMS, if required.

Before approving an NDA or a BLA, the FDA will inspect the facilities at which the product is to be manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA or BLA, the FDA will typically inspect one or more clinical sites to assure compliance with cGMP. If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable it will outline the deficiencies in the submission and often will request additional testing or information.

The NDA or BLA review and approval process is lengthy and difficult and the FDA may refuse to approve an NDA or a BLA if the applicable regulatory criteria are not satisfied or may require additional clinical data or other information. Even if such data and information is submitted, the FDA may ultimately decide that the NDA or BLA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. The FDA will issue a “complete response” letter if the agency decides not to approve the NDA or BLA. The complete response letter describes all of the specific deficiencies in the NDA or BLA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the NDA or BLA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require Phase 4 testing which involves clinical trials designed to further assess a product’s safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making a drug or biological product available in the United States for this type of disease or condition will be recovered from sales of the product. Orphan product designation must be requested before submitting an NDA or a BLA. After the FDA grants orphan product designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has Orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug or biological product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity. Competitors, however, may receive approval of different products for the indication for which the Orphan product has exclusivity or obtain approval for the same product but for a different indication for which the Orphan product has exclusivity. Orphan product exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval of the same drug or biological product as defined by the FDA or if our drug or biological candidate is determined to be contained within the competitor’s product for the same indication or disease. If a drug or biological product designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan product exclusivity. Orphan Drug status in the EU has similar but not identical benefits in the EU.

Expedited Development and Review Programs

The FDA has a Fast Track program that is intended to expedite or facilitate the process for reviewing new drug and biological products that meet certain criteria. Specifically, new drug and biological products are eligible for Fast Track designation if they are intended to treat a serious or life-threatening condition and demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. Unique to a Fast Track product, the FDA may consider for review sections of the NDA or BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA or BLA, the FDA agrees to accept sections of the NDA or BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA or BLA.

Any product submitted to the FDA for marketing approval, including those submitted to a Fast Track program, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. Any product is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis or prevention of a disease compared with marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug or biological product designated for priority review in an effort to facilitate the review. Additionally, a product may be eligible for accelerated approval. Drug or biological products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval, which means that they may be approved on the basis of adequate and well-controlled clinical studies establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict a clinical benefit, or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA generally requires that a sponsor of a drug or biological product receiving accelerated approval perform adequate and well-controlled post-marketing clinical studies to establish safety and efficacy for the approved indication. Failure to conduct such studies or conducting such studies that do not establish the required safety and efficacy may result in revocation of the original approval. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch or subsequent marketing of the product. Fast Track designation, priority review and accelerated approval do not change the standards for approval but may expedite the development or approval process.

Post-Approval Requirements

Any drug or biological products for which we receive FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information on an annual basis or as required more frequently for specific events, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, prohibitions against promoting drugs and biologics for uses or in patient populations that are not described in the drug’s or biologic’s approved labeling (known as “off-label use”), rules for conducting industry-sponsored scientific and educational activities, and promotional activities involving the internet. Failure to comply with FDA requirements can have negative consequences, including the immediate discontinuation of noncomplying materials, adverse publicity, enforcement letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties. Although physicians may prescribe legally available drugs and biologics for off-label uses, manufacturers may not market or promote such off-label uses.

We will need to rely on third parties for the production of our product candidates. Manufacturers of our product candidates are required to comply with applicable FDA manufacturing requirements contained in the FDA’s cGMP regulations. cGMP regulations require, among other things, quality control and quality assurance as well as the corresponding maintenance of comprehensive records and documentation. Drug and biologic manufacturers and other entities involved in the manufacture and distribution of approved drugs and biologics are also required to register their establishments and list any products made there with the FDA and comply with related requirements in certain states, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in serious and extensive restrictions on a product, manufacturer, or holder of an approved NDA or BLA, including suspension of a product until the FDA is assured that quality standards can be met, continuing oversight of manufacturing by the FDA under a “consent decree,” which frequently includes the imposition of costs and continuing inspections over a period of many years, and possible withdrawal of the product from the market. In addition, changes to the manufacturing process generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

The FDA also may require post-marketing testing, known as Phase 4 testing, risk minimization action plans and surveillance to monitor the effects of an approved product or place conditions on an approval that could otherwise restrict the distribution or use of the product.

Human Capital Resources

Pursuant to the terms of the management services agreement, BioVie will provide us with the services of certain of its executive officers and other employees in exchange for a quarterly fee. All salaries and compensation to such persons will be paid by BioVie. The executive officers of BioVie will also serve as our executive officers. We will have no other employees directly employed by us prior to the consummation of this offering, but we may have employees in the future. As a result, we will initially depend upon the efforts and abilities of BioVie’s executive officers and other employees. We will also rely on a team of highly experienced scientific, medical, and regulatory consultants to conduct product development activities.

Properties

The Company pays an annual rent of $1,800 for its headquarters at 680 W. Nye Lane, Suite 201, Carson City, Nevada 89703. The rental agreement is for a one-year term that commenced on May 1, 2025. We consider this facility adequate for our current operations.

Corporate History

We were incorporated as a Delaware corporation on May 1, 2025. Our principal executive offices are located at 680 W. Nye Lane, Suite 201, Carson City, Nevada 89703 and our telephone number is (775) 888-1664. Our principal website address is . Information contained in, or accessible through, our website is not part of, and is not incorporated into, this prospectus, and you should not rely on any such information in making an investment decision to purchase shares of our common stock.

Legal Proceedings

From time to time, we may be involved in legal proceedings or subject to claims incident to the ordinary course of business. We are not party to or aware of any proceedings that we believe could have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations. Regardless of the outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors.

THE SEPARATION TRANSACTION

We currently are, and at all times prior to the completion of this offering will be, a wholly owned subsidiary of BioVie, and all of our outstanding common stock is owned by BioVie. As a result, we have never operated as a standalone company. Upon the completion of this offering, we expect that BioVie will own                        % of our outstanding common stock (or                        % if the underwriters’ over-allotment option is exercised in full).

Prior to the completion of this offering, we will enter into various agreements with BioVie that provide for certain transactions and arrangements to effect the Separation and provide a framework for our relationship with BioVie following the Separation, including the following:

•	Separation Agreement — We and BioVie will enter into a separation agreement that will set forth the agreements between us and BioVie regarding the principal transactions required to effect the Separation and this offering, and other agreements governing the relationship between BioVie and us following the completion of this offering.

•	Management Services Agreement — We and BioVie will enter into a management services agreement that will address certain services to be performed by BioVie and certain of its executive officers and other employees to support our operations following the completion of this offering in exchange for a quarterly fee.

•	Registration Rights Agreement — We and BioVie will enter into a registration rights agreement, pursuant to which we will grant BioVie and its affiliates certain registration rights with respect to shares of our common stock owned by them.

See “Certain Relationships and Related Party Transactions—Agreements to be Entered into in Connection with the Separation” for a more detailed discussion of the agreements described above.

All agreements relating to the Separation will be made in the context of a parent-subsidiary relationship and will be entered into in the overall context of the Separation. The terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. See “Risk Factors—Risks Related to the Separation and Our Relationship with BioVie—We may have received better terms from unaffiliated third parties than the terms we will receive in our agreements with BioVie.”

We believe, and BioVie has advised us that it believes, that the Separation and this offering will provide a number of benefits to our business and BioVie’s business. These intended benefits include:

•	improving the strategic and operational flexibility of each company;

•	providing each company with a unique and more efficiently valued equity currency to commercialize their respective drug candidates and other capital needs;

•	allowing each company to adopt the capital structure, investment policy and dividend policy best suited to its financial profile and business needs; and

•	enabling investors to invest directly in each company.

However, we cannot assure you that we will be able to achieve these and other anticipated benefits of the Separation, and the benefits of the Separation may be delayed or not occur at all. See “Risk Factors—Risks Related to the Separation—We may not achieve some or all of the expected benefits of the Separation, and the Separation could adversely affect our business, results of operations or financial condition.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in combination with our financial statements and the notes to those statements appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements reflecting our management’s current expectations that involve risks, uncertainties and assumptions. See the section entitled “Forward-Looking Statements.” Our actual results and the timing of events may differ materially from those described in or implied by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this prospectus, particularly those set forth under “Risk Factors.”

Overview

We are a clinical-stage company developing innovative drug therapies to treat debilitating and life-threatening liver disease through our investigational drug candidate BIV201 (continuous infusion terlipressin), which has been granted both FDA Fast Track designation status and FDA Orphan Drug status, is being evaluated and discussed after receiving guidance from the FDA regarding the design of Phase 3 clinical testing of BIV201 for the treatment of ascites due to chronic liver cirrhosis. BIV201 is administered as a patent-pending liquid formulation.

The Separation

Prior to the completion of this offering, we will enter into various agreements with BioVie that provide for certain transactions and arrangements to effect the Separation and provide a framework for our relationship with BioVie following the Separation, as further described in the section of this prospectus entitled “Certain Relationships and Related Party Transactions—Agreements to be Entered into in Connection with the Separation.”

Results of Operations

Comparison of the Years Ended June 30, 2025 and 2024

Net Loss

The net loss was approximately $1.2 million and $1.9 million for the years ended June 30, 2025 and 2024, respectively. The decrease in net loss of approximately $716,000 was comprised primarily of decreased research and development expenses of approximately $674,000.

Total operating expenses were the same as the net loss of approximately $1.2 million and $1.9 million for the years ended June 30, 2025 and 2024, respectively.

Research and Development Expenses

Research and development expenses were approximately $488,000 and $1.2 million for the years ended June 30, 2025, and 2024, respectively. The net decrease of approximately $674,000, was primarily attributed to the Phase 2b Ascites study that completed in the prior fiscal year.

General and Administrative Expenses

General and administrative expenses were approximately $507,000 for the year ended June 30, 2025 and was comparable to $549,000 for the year ended June 30, 2024.

Comparison of the Six Months Ended December 31, 2025 and 2024

Net Loss

The net loss was approximately $451,300 and $398,800 for the six months ended December 31, 2025 and 2024, respectively. The increase in net loss of approximately $52,500 was comprised primarily of increased research and development expenses of approximately $52,100.

Total operating expenses were the same as the net loss of approximately $451,300 and $398,800 for the six months ended December 31, 2025 and 2024, respectively.

Research and Development Expenses

Research and development expenses were approximately $164,700 and $112,600 for the six months ended December 31, 2025, and 2024, respectively. The net increase of approximately $52,100, was primarily attributed to the costs associated with the preparation for a potential Phase 3 clinical study for our investigational drug candidate BIV201.

General and Administrative Expenses

General and administrative expenses were approximately $172,000 for the six months ended December 31, 2025 comparable to approximately $171,600 for the six months ended December 31, 2024.

Capital Resources and Liquidity

As of June 30, 2025 and December 31, 2025, the Company had working capital of approximately $366,000 and $786,000, respectively, and BioVie’s net investment was approximately $890,000 and $1.2 million, respectively. Additionally, during the year ended June 30, 2025 and the six months ended December 31, 2025, the Company had a net loss of approximately $1.2 million and $451,300, respectively, and net cash used in operating activities of approximately $1.2 million and $712,400, respectively. In addition, the Company has not generated any revenues to date and no revenues are expected in the foreseeable future. Following the Separation, our capital structure and sources of liquidity will change from our historical capital structure. The Company’s future operations are dependent on the success of the Company’s ongoing development and commercialization efforts, as well as its ability to secure additional financing as needed. Management expects that future sources of funding may include sales of equity, obtaining loans, or other strategic transactions.

Although management continues to pursue the Company’s strategic plans, there is no assurance that the Company will be successful in obtaining sufficient financing on terms acceptable to the Company, if at all, to fund continuing operations. These circumstances raise substantial doubt on the Company’s ability to continue as a going concern. The financial statements included elsewhere in this prospectus do not include any adjustments that might result from the outcome of this uncertainty.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. The Company is an “emerging growth company” as defined in Section 2(A) of the Securities Act and has elected to take advantage of the benefits of this extended transition period.

The Company expects to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date the Company (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare the Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

In addition, the Company may rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, the Company relies on such exemptions, the Company will not be required to, among other things: (a) provide an auditor’s attestation report on the Company’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); or (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

The Company will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of the Company’s first fiscal year following the fifth anniversary of its initial public offering, (b) the last date of the Company’s fiscal year in which the Company has total annual gross revenue of at least $1.235 billion, (c) the date on which the Company is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Contractual Obligations and Commitments

Royalty Agreements

Pursuant to the LAT Pharma Agreement and the LAT Royalty Agreement, BioVie is obligated to pay 5% royalty on the net sales of BIV201 to be shared by LAT Pharma Members, PharmaIn Corporation, and The Barrett Edge, Inc. There are no milestone payments required under the LAT Royalty Agreement. The assignment of the LAT Royalty Agreement to the Company will be effected upon completion of this offering. The LAT Royalty Agreement terminates on December 31, 2036, unless extended or terminated in accordance with the terms therein.

Pursuant to the Technology Transfer Agreement entered into on July 25, 2016 (the “Technology Transfer Agreement”), by and between BioVie and the University of Padova (Italy), BioVie is obligated to pay a 5% royalty (the “Technology Royalty”) on net sales (capped at a maximum of $200,000 per year) of all terlipressin products covered by US Patent No. 11364277, expiring in 2036 and the European Patent No. EP3347032, expiring in 2036 and other pending patent applications in the U.S., Europe, China and Japan, related to the administration of terlipressin as a continuous infusion for the treatment of ascites. There are no milestone payments required under the Technology Transfer Agreement. The Technology Royalty will commence on the day of the first commercial sale and will expire on a country by country basis upon the expiration of the patent rights in such country. The latest to expire patent is scheduled to expire in 2036. The assignment of the Technology Transfer Agreement to the Company will be effected upon completion of this offering.

Pursuant to the Intellectual Property Rights Agreement entered into on April 18, 2019, by and between BioVie and DOCUCHEM SLU (the “Intellectual Property Rights Agreement”), BioVie is obligated to pay DOCUCHEM SLU $25,000 on the issuance of the U.S. patent for terlipressin and $50,000 each calendar year in which the gross sales in the U.S. of a product covered by a claim of an issued U.S. patent as directed to terlipressin exceeds $10,000,000. The Intellectual Property Rights Agreement does not include a termination date. The assignment of the Intellectual Property Rights Agreement to the Company will be effected upon completion of this offering.

Critical Accounting Policies and Estimates

Allocation of Expenses

The carve-out financial statements include the assets, liabilities, and expenses based on our legal entity structure as well as direct and indirect costs that are attributable to our operations. Indirect costs are the costs of support functions that are partially provided on a centralized basis by BioVie, which include finance, human resources, benefits administration, procurement support, information technology, legal, corporate governance, and other professional services. Indirect costs have been allocated to us for the purposes of preparing the carve-out financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method, primarily based on individuals identified that contributed to the Company’s operations or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented, depending on the nature of the services received.

Research and Development Expenses

Research and development expenses consist primarily of costs associated with the clinical trial of the BIV201 drug candidate, compensation for third party contractors, consultants and personal, Chemistry, Manufacturing and Controls, and other expenses for research and development.

In preparation of the carve-out financial statements, the process involved reviewing vendor agreements and invoices and identifying all vendors directly related to the BIV201 clinical study. The last patient treatment in the BIV201 Phase 2 trial was in May 2023, and the costs incurred since that date were costs involved with the wrap-up of final patient visits, data analysis and evaluation, reports of the study, and the preparation and development of the next phase clinical study for the BIV201 drug candidate.  The process included identifying the direct services performed and allocating shared cost, primarily consisting of personnel costs, which were determined by communicating with its personnel and evaluating their level of BIV201 involvement during the reporting periods.

MANAGEMENT

Executive Officers and Directors

Pursuant to the terms of the management services agreement, BioVie will provide us with the services of certain of its executive officers and other employees to support our operations following the completion of this offering in exchange for a quarterly fee. BioVie’s executive officers will also serve as our executive officers. We will have no other employees directly employed by us prior to the consummation of this offering, but we may have employees in the future. The following table also sets forth certain information concerning the individuals who are expected to serve as our directors upon completion of this offering. Unless otherwise stated, the business address of our executive officers and director nominees is our corporate office located at 680 W Nye Lane, Suite 201, Carson City, Nevada 89703.

Name	Age	Position
Executive Officers:
Cuong Do	59	Chief Executive Officer, Director
Joanne Wendy Kim	70	Chief Financial Officer
Joseph Palumbo	65	Chief Medical Officer
Independent Director Nominees
Jim Lang	60	Chairman of the Board and Independent Director Nominee
Melissa Palmer	67	Independent Director Nominee
Sigmund Rogich	81	Independent Director Nominee

Cuong Do (Chief Executive Officer and Director)

Mr. Do will act as our Chief Executive Officer (“CEO”) and a director of the Board. He has also served as BioVie’s CEO and President since 2021 and on BioVie’s board of directors since 2016. He previously served as President, Global Strategy Group at Samsung from 2015 to 2020. Mr. Do helped set the strategic direction for Samsung’s diverse business portfolio. Prior to that, he was the Chief Strategy Officer for Merck from 2011 to 2014, Tyco Electronics from 2009 to 2011, and Lenovo from 2007 to 2009. Mr. Do is a former senior partner at McKinsey & Company, where he spent 17 years and helped build the healthcare, high tech and corporate finance practices. He holds a Bachelor of Arts from Dartmouth College and a Master of Business Administration from the Tuck School of Business at Dartmouth.

Mr. Do’s qualifications to serve on the Board are primarily based on his decades of experience as an executive in the pharma, biotech, and other high technology industries and his extensive experience in strategy, corporate finance practice and the development of companies in all stages.

Joanne Wendy Kim (Chief Financial Officer)

Ms. Kim will act as our Chief Financial Officer (“CFO”). She has also served as BioVie’s CFO since 2018. Ms. Kim previously served as CFO for several companies throughout her career, previously with Landmark Education Enterprises, and prior to that, other public entities in the entertainment and financial services industry sectors. She provided interim CFO services to various organizations through Group JWK from 2016 to 2018. In her various roles, Ms. Kim oversaw corporate finance and operational groups, closed eight acquisitions, secured bank financings, developed and implemented new business strategies, managed risk and implemented new financial policies and procedures. As a CPA professional, she advised on accounting transactions, SEC reporting matters and other regulatory matters to clients serving as a Director at BDO USA, LLP’s National Office SEC Department and sat the US desk in London for BDO LLP UK Firm in 2008-2016 and as a Senior Manager at KPMG in the earlier part of her career. She brings more than 40 years of accounting and finance experience to this position. Ms. Kim earned her Bachelor of Science and Arts in accounting and finance at California State University, Long Beach.

Joseph Palumbo, MD LFAPA (Chief Medical Officer)

Dr. Palumbo will act as our Chief Medical Officer (“CMO”). He has also served as BioVie’s CMO since 2021. Formerly he served as the CMO at Zynerba Pharmaceuticals from July 2019 to October 2021, where he was responsible for clinical operations, development, regulatory, and medical affairs. Prior to his time at Zynerba, Dr. Palumbo held senior worldwide governance roles at Mitsubishi Tanabe Pharma in both the United States and Japan from April 2012 to June 2019, where he led medical science and translational research across multiple therapeutic areas, and guided successful registrational programs for Radicava® (edaravone) for the treatment of Amyotrophic Lateral Sclerosis. From April 2003 to March 2012, Dr. Palumbo was Global Head and Franchise Medical Leader for Psychiatry and the Interim Head of Global Neuroscience at Johnson & Johnson, where he led the medical teams who achieved successful global registrations for Risperdal® (risperidone); Concerta® (methylphenidate HCL); and Invega® (paliperidone). He was Head of Psychiatry and Neurology at Pharmanet from April 2002 to April 2003. Dr. Palumbo previously held industry positions in European Pharma with Sanofi-Synthelabo from April 1999 to April 2002, Biotech at Cephalon from April 1997 to April 1998, and from July 1989 to April 2002, he held senior leadership and hospital administration roles at prestigious academic research institutions including Yale, Cornell, and the University of Pennsylvania. He holds a Bachelor of Arts from the University of Pennsylvania and received his Doctor of Medicine at the George Washington University School of Medicine. He was a Biological Sciences Training Program Fellow of the National Institutes of Health and Chief Resident for the Abraham Ribicoff Clinical Neuroscience Research Unit at Yale University. Dr. Palumbo has received Board Certification in Psychiatry and Addiction Psychiatry.

Jim Lang (Independent Director Nominee)

Mr. Lang has served as Chairman of BioVie’s board of directors since 2023 and has served as a director of BioVie since 2016. He is currently CEO of EVERSANA, the leading commercialization services company for the life sciences industry. In five years since he founded EVERSANA, it has surpassed $1 billionin revenue and has more than 7,000 employees across 40 global locations. Mr. Lang currently also serves as a director of OptimizeRX (OPRX), a Nasdaq listed company. He formerly served as the CEO of Decision Resources Group (DRG), which he transformed into a leading healthcare data and analytics firm. Prior to that, Mr. Lang was CEO of IHS Cambridge Energy Research Associates (IHS CERA), a recognized leader in energy industry subscription information products, and formerly the President of Strategic Decisions Group (SDG), a leading global strategy consultancy. Mr. Lang holds a Bachelor of Science summa cum laude in electrical and computer engineering from the University of New Hampshire and a Master of Business Administration with distinction from the Tuck School of Business.

Mr. Lang’s qualifications to serve as Chairman of the Board are primarily based on his decades of experience as a strategy consultant, broad industry expertise, and senior-level management experience running several healthcare and information technology companies.

Melissa Palmer, MD FAASLD (Independent Director Nominee)

Dr. Palmer has been a hepatologist since 1989 and an experienced biotechnology/pharmaceutical executive since 2012. Dr. Palmer has over 30 years of experience as a consultant with various biotechnology and/or pharmaceutical companies related to the development of the liver disease, drug cycle development, product launches, medical affairs, regulatory interactions, due diligences and successful mergers and acquisitions. She is currently the CEO of Liver Consulting LLC, providing hepatology consulting services to the biotechnology and pharmaceutical industry. She previously served as the CMO of Gannex Pharma Co., Ltd., a subsidiary of Ascletis Pharma Inc., and as Head of Liver Disease at Takeda Pharmaceutical Company (“Takeda”). Prior to Takeda’s acquisition of Shire plc, Dr. Palmer oversaw the liver disease program and started the inaugural liver safety group at Shire plc from May 2015 to January 2019. From July 2012 to May 2015, she held various executive level positions at Kadmon Corporation LLC. From July 2009 to December 2011, Dr. Palmer was the Director of Hepatology at the New York University Langone Medical Center (“NYU Langone”) Plainview, and from July 2009 to February 2018, she was a Clinical Professor of Medicine at NYU Langone. From 1991 to 2011, Dr. Palmer was in clinical practice treating patients with chronic liver disease in addition to conducting clinical trials in liver disease. Dr. Palmer holds a Bachelor of Arts from Columbia University and a Doctor of Medicine from the Mount Sinai School of Medicine.

Dr. Palmer’s qualifications to serve on the Board are based on her experience as a primary investigator of numerous clinical studies that led to regulatory approval of treatments for liver disease, her experience treating over 20,000 patients with chronic liver disease, her experience as a primary, senior or co-author of close to 100 peer-reviewed publications,  encyclopedias, and books, and her extensive experience as a biotech/pharmaceutical executive and consultant.

Sigmund Rogich (Independent Director Nominee)

Mr. Rogich has served as a director of BioVie since 2020. He is the CEO and President of The Rogich Communications Group and serves on the board of directors of Keep Memory Alive, a philanthropic organization which raises awareness about brain disorders and Alzheimer’s disease. Keep Memory Alive funds clinical trials to advance new treatments for patients with Alzheimer’s, Huntington’s and Parkinson’s disease, as well as multiple sclerosis. Mr. Rogich was formerly the U.S. Ambassador to Iceland. He has served as a senior consultant to Presidents Ronald Reagan and George H.W. Bush. Mr. Rogich serves on multiple boards of directors for charitable causes.

Mr. Rogich’s qualifications to serve on the Board are primarily based on his experience in the communications sector and philanthropic organization raising awareness about brain disorders, as well as his experience in service as a senior consultant to candidates of the highest office.

Family Relationships

There are no familial relationships among our directors and executive officers. Except as described above, none of our other directors or officers is or has been a director or has held any form of directorship in any other U.S. reporting companies. None of our directors or officers has been affiliated with any Company that has filed for bankruptcy within the last five years. We are not aware of any proceedings to which any of our officers or directors, or any associate of any such officer or director, is a party that are adverse to the Company. We are also not aware of any material interest of any of our officers or directors that is adverse to our own interests.

Board Composition

Our business and affairs are organized under the direction of the Board. Our amended and restated bylaws will provide that the Board will consist of not less than three members nor more than eleven members, the actual number to be determined by the Board from time to time. Upon completion of this offering, the Board will consist of four members. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling, and direction to our management.

In all elections for directors, every stockholder will have the right to vote the number of shares owned by such stockholder for each director to be elected. Subject to the rights of holders of our preferred stock, until such time that BioVie ceases to be the beneficial owner of shares of our common stock representing at least a majority of the voting power of the then-outstanding shares of voting stock, any director, or all of the directors, may be removed from the Board at any time, with or without cause, by an affirmative vote of holders of at least a majority of the voting power of the then-outstanding shares of voting stock. After BioVie ceases to be the beneficial owner of shares of our common stock representing at least a majority of the voting power of the then-outstanding shares of voting stock and subject to the rights of holders of our preferred stock, any director may be removed from the Board at any time, but only for cause, and only by the affirmative vote of holders of at least a majority of the voting power of the then outstanding shares of voting stock.

Vacancies in the Board may be filled by a majority of the directors or by an election either at an annual meeting or at a special meeting of the stockholders called for that purpose. Any directors elected by the stockholders to fill the vacancy shall hold office for the balance of the term for which he or she was elected. A director appointed by the Board to fill the vacancy shall serve until the next meeting of stockholders at which directors are elected.

Leadership Structure

Upon completion of this offering, Mr. Jim Lang will serve as chairman of the Board. Having an independent chairman ensures a greater role for non-management directors in the oversight of the Company and active participation of these directors in setting agendas and establishing priorities and procedures for the work of the Board. In addition, this structure allows the CEO to focus his attention on implementing our strategic plans, while a separate chairman of the Board can devote full attention to leadership functions of the Board. The Board will periodically review our leadership structure and may make such changes in the future as it deems appropriate and in the best interests of the Company and its stockholders. While the Board does not have a lead independent director, the independent directors will meet in executive session regularly without the presence of management.

Independence of the Board of Directors

We intend to apply to list our common stock on NYSE under the symbol “OPTN”. The Board has determined that three of the members of the Board qualify as “independent,” as defined by the listing standards of NYSE. Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of the director’s family members, and the Company, its senior management and its independent auditors, the Board has determined further that Messrs. Lang and Rogich and Dr. Palmer are independent under the listing standards of NYSE. In making this determination, the Board considered that there were no new transactions or relationships between its current independent directors and the Company, its senior management and its independent auditors since last making this determination.

Controlled Company Exemption

Upon completion of this offering, BioVie will own more than a majority of the voting power of the outstanding shares of our common stock eligible to vote in the election of our directors. As a result, we will be a “controlled company” as defined under the corporate governance rules of and, therefore, will qualify for exemptions from certain corporate governance requirements of NYSE. Accordingly, we will not be required to have a majority of “independent directors” on the Board as defined under the rules of NYSE and we will not be required to have a compensation committee or a nominating and corporate governance committee, in each case composed entirely of independent directors. Upon completion of this offering, the Board will not have a compensation committee, but it intends to establish a compensation committee in the future. We may take advantage of one or more other of these exemptions in the future. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all the corporate governance requirements of NYSE.

The “controlled company” exemption does not modify the independence requirements for the Audit Committee, and we intend to comply with the applicable requirements of the Exchange Act and NYSE within the applicable transition periods.

In the event that we cease to be a “controlled company,” we will be required to fully implement the corporate governance requirements of NYSE within the applicable transition periods specified in the rules of NYSE.

Committees of the Board of Directors

Upon completion of this offering, the Board will have two standing committees: an audit committee and a nominating and corporate governance committee. Upon completion of this offering, the Board will not have a compensation committee, but in the future it intends to establish a compensation committee. The Board will adopt a written charter for each committee and each committee will have the composition and responsibilities described below. The charter of each committee will be available on our website.

Audit Committee

Upon completion of this offering, the members of our audit committee will be Messrs. Cuong Do, Jim Lang and Sigmund Rogich. Messrs. Lang and Rogich are each an independent director within the meaning of NYSE rules. Pursuant to the NYSE rules and Rule 10A-3 under the Exchange Act, within one year following the effective date of the registration statement of which this prospectus forms a part, all members of our audit committee will be independent directors within the meaning of NYSE rules. Mr. Lang will serve as chair of the audit committee and qualifies as an “audit committee financial expert” as defined by Item 401(h)(2) of Regulation S-K.

The principal functions of the audit committee will include:

•	assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•	obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Nominating and Corporate Governance Committee

Upon completion of this offering, the members of our nominating and corporate governance committee will be Messrs. Jim Lang and Sigmund Rogich and Dr. Melissa Palmer, each of whom is an independent director within the meaning of NYSE rules.                   will serve as chair of the nominating and corporate governance committee.

The principal functions of the nominating and corporate governance committee will include:

•	identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Board, and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board;

•	developing and recommending to the Board and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the Board, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the nominating and corporate governance committee will consider educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and ability to represent the best interests of our stockholders.

The charter will also provide that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on the Board.

Board Oversight of Risk

The Board’s primary function will be one of oversight. The Board, as a whole, will work with our management team to promote and cultivate a corporate environment that incorporates enterprise-wide risk management into strategy and operations. Management will periodically report to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. Each committee of the Board will be responsible for the evaluation of elements of risk management based on the committee’s expertise and applicable regulatory requirements. In evaluating risk, the Board and its committees will consider whether our programs adequately identify material risks in a timely manner and implement appropriately responsive risk management strategies throughout the organization. The audit committee will focus on assessing and mitigating financial risk, including risk related to internal controls, and receives at least quarterly reports from management on identified risk areas. The nominating and corporate governance committee will consider areas of potential risk within corporate governance and compliance. Each of the committees will report to the Board as a whole as to their findings with respect to the risks they are charged with assessing.

Code of Business Conduct and Ethics

Prior to the completion of this offering, the Board will adopt a code of business conduct and ethics for our directors, officers, employees and independent contractors. Our code of business conduct and ethics constitutes a “code of ethics,” as defined by Item 406(b) of Regulation S-X. Our code of business conduct and ethics will be designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of violations; and provide accountability for adherence to the provisions of the code of business conduct and ethics.

Our code of business conduct and ethics will be accessible on our website. Disclosure regarding any amendments to, or waivers from, provisions of the code of ethics will be included in a Current Report on Form 8-K that will be filed with the SEC within four business days following the date of the amendment or waiver.

Corporate Governance Guidelines

Prior to the completion of this offering, the Board will adopt corporate governance guidelines to assist it in guiding our governance practices. Our corporate governance guidelines will be reviewed annually by the nominating and corporate governance committee and may be amended by the Board from time to time. Our corporate governance guidelines will address a number of topics, including responsibilities of the Board, director qualifications, rights of the Board, election of directors, Board committees, Board and Board committee performance evaluations, director orientation, continuing education, executive performance evaluations and succession planning. Our corporate governance guidelines will be available on our website.

Clawback Policy

We intend to adopt a compensation recovery policy (the “Clawback Policy”) that is compliant with NYSE rules and regulations, as required by the Dodd-Frank Act, to be effective upon the completion of this offering.

Stockholder and Interested Party Communications

Stockholders and interested parties may communicate with the Board, any committee or committee chairperson or the independent directors as a group by writing to the Board, committee, committee chairperson or independent directors in care of the Chairman of the Board at 680 W Nye Lane, Suite 201, Carson City, Nevada 89703. Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee or committee chairperson or all independent directors.

EXECUTIVE COMPENSATION

We and BioVie will enter into a management services agreement that will address certain services to be performed by BioVie and certain of its executive officers and other employees to support our operations following the completion of this offering in exchange for a quarterly fee. All salaries and compensation to such persons will be paid by BioVie. The executive officers of BioVie will also serve as our executive officers. We will have no other employees directly employed by us prior to the consummation of this offering, but we may have employees in the future. The cost of these services will be negotiated between us and BioVie and may not necessarily be reflective of prices that we could have obtained for similar services from an independent third party. We believe that the terms and conditions of the management services agreement will be more favorable and cost effective to us than if we hired the full staff to operate the Company.

We expect that the executive officers of BioVie will allocate their time between managing our business and managing the businesses of BioVie. Since all of the executive officers will be employed by BioVie, the responsibility and authority for compensation-related decisions for the executive officers will reside with the compensation committee of BioVie’s board of directors. BioVie has the ultimate decision-making authority with respect to the total compensation of the executive officers that are employed by BioVie. Any such compensation decisions will not be subject to any approvals by the Board or any committee thereof.

The terms of the management services agreement and payments to be made by us thereunder are described under “Certain Relationships and Related Party Transactions—Agreements to be Entered into in Connection with the Separation—Management Services Agreement.”

Director Compensation

There are currently no arrangements pursuant to which our directors are compensated for any services provided to the Company. However, we expect to compensate our non-employee directors following the consummation of this offering pursuant to the 2026 Plan.

Option Therapeutics Inc. 2026 Omnibus Equity Incentive Plan

The Board and BioVie have approved the 2026 Plan, subject to the consummation of this offering. The following description of the 2026 Plan is qualified in its entirety by reference to the 2026 Plan, which is substantially the form filed as an exhibit to the registration statement which this prospectus forms a part.

Purpose

The purpose of the 2026 Plan is to help us attract, retain and provide incentives to employees, directors and consultants of the Company and to align the interests of such service providers with those of our stockholders.

Administration

The 2026 Plan will be administered by a committee of the Board consisting of at least two members of the Board (the “Plan Committee”). If a member of the Plan Committee is eligible to receive an award under the 2026 Plan, such Plan Committee member shall have no authority under the 2026 Plan with respect to his or her own award. Among other things, the Plan Committee will have complete discretion, subject to the terms of the 2026 Plan, to determine the employees, directors and consultants to be granted awards under the 2026 Plan, the type of awards to be granted, the number of shares subject to each award, the exercise price under each option and the base price for each stock appreciation right (“SAR”), the term of each award, the vesting schedule for an award, whether to accelerate vesting, the value of the shares underlying the award, and the required withholdings, if any. The Plan Committee will also be authorized to construe the award agreements and prescribe rules relating to the 2026 Plan.

Eligibility

Awards made under the 2026 Plan may be granted solely to individuals or entities who, at the time of grant, are employees, directors or consultants of the Company.

Duration

The effective date of the 2026 Plan will be the day of completion of this offering. The 2026 Plan will continue in effect, unless sooner terminated, until the tenth (10th) anniversary of such effective date.

Grant of Awards; Shares Available for Awards

The 2026 Plan will provide for the grant of awards which are incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), unrestricted stock, restricted stock, restricted stock units, performance stock, performance units, SARs, stapled SARs or any combination of the foregoing, however, only Company employees will be eligible for awards of ISOs.

We intend to reserve a total of 3,000,000 shares of our common stock for issuance as or under awards to be made under the 2026 Plan. The number of shares for which awards which are options or SARs may be granted to a participant under the 2026 Plan during any calendar year will be limited to 2,000,000.

Termination of Service

Except to the extent inconsistent with the terms of the applicable award agreement and other provisions of the 2026 Plan, a holder’s rights, if any, to exercise any then exercisable options will terminate (i) if such termination of service with the Company is for a reason other than the holder’s total and permanent disability or death, 90 days after such termination date; (ii) if such termination of service with the Company is on account of the holder’s total and permanent disability, one year after such termination date; and (iii) if such termination is on account of the holder’s death, one year after such holder’s death. The Plan Committee will have the power to provide for a different time period in the applicable award agreement or extend the time period following such termination of service during which the holder has the right to exercise any unvested NQSOs, which such extension cannot extend past the expiration date of the award term.

If a holder’s termination of service for the Company, for any reason, is prior to the actual or deemed satisfaction and/or lapse of the restrictions, vesting requirements, terms and conditions applicable to a restricted stock award and/or a restricted stock unit award, such restricted stock and/or restricted stock unit will be immediately canceled and the holder forfeits any rights or interests in and with respect to any such restricted stock and/or restricted stock unit.

Except to the extent inconsistent with the terms of the applicable award agreement and other provisions of the 2026 Plan, if a holder’s employment with the Company or status as a director terminates and within 90 days of such termination such holder becomes a consultant for the Company, such holder’s rights with respect to any award granted prior to the applicable date of termination may be preserved as determined by the Plan Committee. If any awards for such holder are ISOs, they will automatically be converted into NQSOs. If a consultant’s service is terminated and within 90 days such terminated consultant becomes an employee or a director of the Company, the Plan Committee will have the power to extend such awards as if such holder had been an employee or a director of the Company.

If a holder’s service with the Company is terminated for cause, all of such holder’s then outstanding awards shall expire immediately and be forfeited in their entirety.

Options

An option award is the award of a right to purchase shares of our common stock at a fixed price. Each option award will be evidenced by an award agreement specifying the number of shares subject to the option and the other terms and conditions of such award. Except for ISOs granted to employees who own more than 10% of the Company’s voting power, no option will be exercisable after the expiration of ten (10) years from the date of its grant (five (5) years for an employee who is a 10% stockholder).

The price at which a share may be purchased upon exercise of an option will be determined by the Plan Committee; provided, however, that such option price (i) shall not be less than the fair market value of a share on the date such option is granted, and (ii) shall be subject to adjustment as provided in the 2026 Plan. The Plan Committee or the Board will have the power to determine the time or times at which, or the circumstances under which, an option may be exercised in whole or in part, the time or times at which options shall cease to be or become exercisable following termination of the option holder’s employment or upon other conditions, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, and the methods by or forms in which shares will be delivered or deemed to be delivered to holders who exercise options.

Options which are ISOs shall comply in all respects with Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). In the case of an ISO granted to a 10% stockholder, the per share exercise price under such ISO (to the extent required by the Code at the time of grant) shall be no less than 110% of the fair market value of a share on the date such ISO is granted. ISOs may only be granted to employees of the Company. In addition, the aggregate fair market value of the shares subject to an ISO (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year under all plans of the Company which provide for the grant of ISOs may not exceed $100,000. Any Option which specifies that it is not intended to qualify as an ISO or any Option that fails to meet the ISO requirements at any point in time will automatically be treated as a NQSO under the terms of the 2026 Plan.

Unrestricted Stock Awards

An unrestricted stock award is the award or sale of shares of our common stock which are not subject to transfer restrictions in consideration for past services rendered to the Company or for other valid considerations. Each unrestricted stock award will be evidenced by an award agreement specifying the terms and conditions of such award.

Restricted Stock Awards

A restricted stock award is a grant or sale of shares of our common stock that are generally subject to restrictions on transferability, risk of forfeiture and other restrictions for a specific period of time. Each award of restricted stock will be evidenced by an award agreement specifying the terms and conditions of such award. If provided for under the restricted stock award agreement, a holder who is granted or has purchased restricted stock shall have all of the rights of a stockholder, including the right to vote the restricted stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Plan Committee in the award agreement). During the restricted period applicable to the restricted stock, subject to certain exceptions, the restricted stock may not be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of by the holder.

Restricted Stock Unit Awards

A restricted stock unit award provides for a grant of shares of our common stock (or a cash payment equal to the fair market value of the shares) to be made to the holder upon the satisfaction of predetermined individual service-related vesting requirements. Each restricted stock unit will be evidenced by an award agreement specifying the terms and conditions of such award. The Plan Committee will have the power to set forth the individual service-based vesting requirements which the holder is required to satisfy before such holder becomes entitled to distribution of the shares or the cash payment underlying such award.

Performance Stock Awards and Performance Unit Awards

A performance stock award and a performance unit award are awards that result in the distribution of shares (or a cash payment equal to the fair market value of the shares) to the holder upon the satisfaction of predetermined individual and/or Company goals or objectives. Each performance stock award and performance unit award will be evidenced by an award agreement specifying the terms and conditions of such award. The Plan Committee will have the power to set forth the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the holder and/or Company will be required to satisfy before the holder becomes entitled to the receipt of the shares or the cash payment underlying the applicable award. The vesting restrictions under any performance stock award or performance unit award shall constitute a “substantial risk of forfeiture” under Section 409A of the Code, and, if such goals and objectives are achieved, the distribution of such shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of our fiscal year to which such goals and objectives relate, unless otherwise structured to comply with Code Section 409A. The holder of a performance stock award or a performance unit award shall have no rights as a stockholder until such time, if any, that the holder actually receives the shares underlying such award

Stock Appreciation Rights

The 2026 Plan allows the Plan Committee to award stand-alone SARs and stapled SARs. Each SAR award will be evidenced by an award agreement specifying the terms and conditions of such award, provided that, the Plan Committee cannot include terms which cause such SAR award to be considered non-qualified deferred compensation subject to provisions of the Code. A stand-alone SAR provides a holder with the right to receive, upon its exercise, cash or shares of our common stock equal to the excess of (A) the fair market value of the number of shares subject to the SAR on the date of exercise, over (B) the aggregate base price of such underlying shares at the time of grant. A stapled-SAR will only be granted concurrently with an option to acquire the same number of shares as the number of such shares underlying the stapled SARs. Stapled SARs will be redeemable upon certain terms and conditions as determined by the Plan Committee and will grant the holder the right to elect (i) the exercise of the concurrently granted option, whereupon the number of shares subject to the stapled SARs will be reduced by an equivalent number, (ii) the redemption of such stapled SAR in exchange for a distribution by us in an amount equal to the fair market value on the redemption date of the number of vested shares which the holder redeems over the aggregate base price for such vested shares, whereon the number of shares subject to the concurrently granted option will be reduced by any equivalent number, or (iii) a combination of (i) and (ii). In no event may the base price be less than 100% of the fair market value of the underlying shares on the grant date. A holder of a SAR will not have rights of a stockholder unless and until the SAR is exercised and shares are issued to such holder.

Change of Control

In the event of a “change of control” of the Company (as defined in the 2026 Plan), the Plan Committee will have the power, in its sole discretion, at the time an award is made or at any time prior to, coincident with or after the time of a change of control, cause

•	any award to be canceled in consideration of a payment in cash or other consideration in amount per share equal to the excess, if any, of the price or implied price per share in the change of control over the per share exercise, base or purchase price of such award, which may be paid immediately or over the vesting schedule of the award;
•	any award to be assumed, or new rights substituted therefore, by the surviving corporation or a parent or subsidiary of such surviving corporation;
•	acceleration of any time periods, or waiver of any other conditions, relating to the vesting, exercise, payment or distribution of an award to a holder whose employment has been terminated following such change of control;
•	any award to be purchased from a holder whose employment was terminated as a result of the change of control for an amount of cash equal to an amount that could have been obtained upon exercise, payment or distribution of such rights had such award been concurrently exercisable or payable; or
•	termination of any then outstanding award or adjustments to the awards then outstanding as the Plan Committee deems necessary or appropriate to reflect such transaction or change.

Recapitalization or Reorganization

Subject to certain restrictions, the 2026 Plan will provide for the adjustment of shares underlying awards previously granted if, and whenever, prior to the expiration or distribution to the holder of shares underlying an award theretofore granted, the Company shall effect a subdivision or consolidation of our common stock or the payment of a stock dividend on common stock without receipt of consideration by the Company. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted award, the holder shall be entitled to receive (or entitled to purchase, if applicable) under such award, in lieu of the number of shares then covered by such award, the number and class of shares and securities to which the holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the holder had been the holder of record of the number of shares then covered by such award.

The 2026 Plan will also provide for the adjustment of shares underlying awards previously granted in the event of changes to the outstanding shares by reason of an extraordinary cash dividend, reorganization, merger, consolidation, combination, split-up, spin-off, exchange or other relevant change in capitalization occurring after the date of the grant of any award, subject to certain restrictions. In the event of any such adjustment, the Board will have the power to adjust the aggregate number of Shares available under the Plan.

Amendment and Termination

The Board will have the power to terminate the 2026 Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the 2026 Plan’s termination shall not materially and adversely impair the rights of a holder with respect to any award theretofore granted without the consent of the holder. The Board will have the right to alter or amend the 2026 Plan or any part thereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of our stockholders at which a quorum representing at least a majority of our shares entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the 2026 Plan may (i) materially increase the benefits accruing to holders, (ii) except as otherwise will be expressly provided in the 2026 Plan, materially increase the number of shares subject to the 2026 Plan or the individual award agreements, (iii) materially modify the requirements for participation, or (iv) amend, modify or suspend certain re-pricing prohibitions or amendment and termination provisions as specified therein. In addition, no change in any award theretofore granted may be made which would materially and adversely impair the rights of a holder with respect to such award without the consent of the holder (unless such change is required to cause the 2026 Plan and/or award to be exempt from or comply with Section 409A of the Code).

Certain U.S. Federal Income Tax Consequences of the 2026 Plan

The following is a general summary of certain U.S. federal income tax consequences under current tax law to the Company (to the extent it is subject to U.S. federal income taxation on its net income) and to future participants in the 2026 Plan who are individual citizens or residents of the United States for federal income tax purposes (“U.S. Participants”) of options which are ISOs, or options which are NQSOs, unrestricted stock, restricted stock, restricted stock units, performance stock, performance units and SARs. This summary does not purport to cover all of the special rules that may apply, including special rules relating to limitations on our ability to deduct certain compensation, special rules relating to deferred compensation, golden parachutes, U.S. Participants subject to Section 16(b) of the Exchange Act or the exercise of an option with previously-acquired common stock. This summary assumes that U.S. Participants will hold their common stock as capital assets within the meaning of Section 1221 of the Code . In addition, this summary does not address the foreign, state or local or other tax consequences, or any U.S. federal non-income tax consequences, inherent in the acquisition, ownership, vesting, exercise, termination or disposition of an award under the 2026 Plan, or shares issued pursuant thereto. Participants will be urged to consult with their own tax advisors concerning the tax consequences to them of an award under the 2026 Plan or shares issued thereunder pursuant to the 2026 Plan.

A U.S. Participant generally does not recognize taxable income upon the grant of a NQSO if structured to be exempt from or comply with Code Section 409A. Upon the exercise of a NQSO, the U.S. Participant generally recognizes ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price thereof, and the Company generally will be entitled to a deduction for such amount at that time. If the U.S. Participant later sells shares acquired pursuant to the exercise of a NQSO, the U.S. Participant recognizes a long-term or short-term capital gain or loss, depending on the period for which the shares were held. A long-term capital gain is generally subject to more favorable tax treatment than ordinary income or a short-term capital gain. The deductibility of capital losses is subject to certain limitations.

A U.S. Participant generally does not recognize taxable income upon the grant or, except for purposes of the U.S. alternative minimum tax (“AMT”) the exercise, of an ISO. For purposes of the AMT, which is payable to the extent it exceeds the U.S. Participant’s regular income tax, upon the exercise of an ISO, the excess of the fair market value of the shares subject to the ISO over the exercise price is a preference item for AMT purposes. If the U.S. Participant disposes of the shares acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the shares to the U.S. Participant, the U.S. Participant generally recognizes a long-term capital gain or loss, and the Company will not be entitled to a deduction. However, if the U.S. Participant disposes of such shares prior to the end of either of the required holding periods, the U.S. Participant will have ordinary compensation income equal to the excess (if any) of the fair market value of such shares on the date of exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares, and the Company generally will be entitled to deduct such amount.

A U.S. Participant generally does not recognize income upon the grant of a SAR. The U.S. Participant recognizes ordinary compensation income upon exercise of the SAR equal to the increase in the value of the underlying shares, and the Company generally will be entitled to a deduction for such amount.

A U.S. Participant generally does not recognize income on the receipt of a performance stock award, performance unit award, restricted stock unit award or unrestricted stock award until a cash payment or a distribution of shares is received thereunder. At such time, the U.S. Participant recognizes ordinary compensation income equal to the excess, if any, of the fair market value of the shares or the amount of cash received over any amount paid therefor, and the Company generally will be entitled to deduct such amount at such time.

A U.S. Participant who receives a restricted stock award generally recognizes ordinary compensation income equal to the excess, if any, of the fair market value of such shares at the time the restriction lapses over any amount paid for the shares. Alternatively, the U.S. Participant may make an election under Section 83(b) of the Code to be taxed on the fair market value of such shares at the time of grant. The Company generally will be entitled to a deduction at the same time and in the same amount as the income that is required to be included by the U.S. Participant.

The Company and its subsidiaries may lose a compensation deduction, which would otherwise be allowable, for all or a part of compensation paid in the form of awards under the 2026 Plan, if, the employee is the Chief Executive Officer or Chief Financial Officer of the Company (or acts in such capacity) or is another “covered employee” as defined under the Code or was such an employee beginning in any year after 2017, if the total compensation paid to such employee exceeds $1,000,000. In addition, if a “change of control” of the Company causes awards under the 2026 Plan to accelerate vesting or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of the Company’s deductions under Section 280G of the Internal Revenue Code.

Clawback

All awards granted under the 2026 Plan will be subject to reduction, cancellation or recoupment under the Clawback Policy.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since July 1, 2024 and any currently proposed transactions, to which we were or are to be a participant, in which (i) the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any affiliate or member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section of this prospectus titled “Executive Compensation.”

Relationship with BioVie

We currently are, and at all times prior to the completion of this offering will be, a wholly owned subsidiary of BioVie, and all of our outstanding common stock is owned by BioVie. As a result, we have never operated as a standalone company. Upon the completion of this offering, we expect that BioVie will own                         % of our outstanding common stock (or                         % if the underwriters’ over-allotment option is exercised in full).

For as long as BioVie continues to control more than 50% of our outstanding common stock, BioVie or its successor-in-interest will be able to direct the election of all the members of the Board. Similarly, BioVie will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take certain other actions that might be favorable to BioVie.

The financial statements include the assets, liabilities, revenue and expenses based on our legal entity structure as well as direct and indirect costs that are attributable to our operations. Indirect costs are the costs of support functions that are partially provided on a centralized basis by BioVie and its affiliates, which include finance, human resources, benefits administration, procurement support, information technology, legal, corporate governance, and other professional services. Indirect costs have been allocated to us for the purposes of preparing the financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method, primarily based on headcount or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented, depending on the nature of the services received. However, these allocations may not necessarily be indicative of the actual expenses we would have incurred as an independent company during the periods prior to the offering or of the costs we will incur in the future.

Following the completion of this offering, we expect that BioVie and its affiliates will continue to provide certain services related to these functions pursuant to a management services agreement. Upon completion of this offering, we will assume responsibility for all of our standalone public company costs, including the costs of corporate services provided by BioVie and its affiliates to us prior to the Separation.

Agreements to be Entered into in Connection with the Separation

Prior to the completion of this offering, we will enter into various agreements with BioVie that provide for certain transactions and arrangements to effect the Separation and provide a framework for our relationship with BioVie following the Separation, including the following:

•	Separation Agreement;

•	Management Services Agreement; and

•	Registration Rights Agreement.

These agreements will govern various interim and ongoing relationships between us and BioVie following the completion of this offering. The material terms of the agreements we will enter into with BioVie in connection with the Separation are summarized below. Certain of these agreements that we believe are material agreements have been filed as exhibits to the registration statement of which this prospectus is a part.

Separation Agreement

We and BioVie will enter into a separation agreement that will set forth the agreements between us and BioVie regarding the principal transactions required to effect the Separation and this offering, and other agreements governing the relationship between BioVie and us following the completion of this offering.

The Separation

The separation agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to us as part of the Separation, and will provide for when and how these transfers, assumptions and assignments will occur. In particular, the separation agreement will provide, among other things, that, subject to certain exceptions and the terms and conditions contained therein:

•	the assets exclusively related to BIV201 as well as certain other assets mutually agreed upon by us and BioVie will be transferred to us;

•	certain liabilities (including whether accrued, contingent or otherwise) arising out of or resulting from BIV201, and other liabilities related to our businesses and operations will be retained by or transferred to us; and

•	all other assets and liabilities (including whether accrued, contingent or otherwise) will be retained by or transferred to BioVie.

Except as may expressly be set forth in the separation agreement or any other transaction agreements, all assets will be transferred on an “as is,” “where is” basis, and the respective transferees will bear the economic and legal risks that (1) any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, and (2) any necessary consents or governmental approvals are not obtained or that any requirements of laws or judgments are not complied with.

Further Assurances

The separation agreement will provide that, in addition to the actions specifically provided for in the separation agreement, the Company and BioVie will use their reasonable best efforts, prior to, on and after the Separation, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and all related agreements.

Releases

The separation agreement will provide that, except as otherwise provided in the separation agreement or any other transaction agreement, each party will release and forever discharge the other party and its respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation, including in connection with the transactions and all other activities to implement the Separation.

Indemnification

In addition, the separation agreement will provide for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of BioVie’s business with BioVie. Specifically, each party will indemnify, defend and hold harmless the other party and its respective officers, directors, employees and agents (collectively, the “indemnified parties”) for any losses arising out of or otherwise in connection with:

•	the failure of either party to pay, perform or otherwise promptly discharge any of BioVie’s liabilities or the Company’s liabilities, respectively, in accordance with their terms, whether prior to, at or after the Separation;

•	the liabilities that each such party assumed or retained pursuant to the separation agreement (which, in our case, would include the Company’s liabilities and the operation of the Company’s business, and in the case of BioVie, would include the BioVie’s liabilities and the operation of BioVie’s business, including, but not limited to, liabilities of BioVie pertaining to its securities class action litigation described in Note 8 to our audited carve-out financial statements as of and for the years ended June 30, 2025 and 2024 and our unaudited condensed carve-out financial statements as of the six months ended December 31, 2025 and for the six months ended December 31, 2025 and 2024 included elsewhere in this prospectus); and

•	any breach by such party of the separation agreement or the other transaction agreements.

The Company will also indemnify, defend and hold harmless the BioVie indemnified parties for any losses arising out of or otherwise in connection with any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any registration statement, including the registration statement of which this prospectus is a part, or any information statement, prospectus, periodic report or similar disclosure document, whether or not filed with the SEC or any other governmental authority, in each case which describes the Separation, this offering or the Company or primarily relates to the transactions contemplated by the separation agreement.

BioVie will also indemnify, defend and hold harmless the Company indemnified parties for any losses arising out of or otherwise in connection with any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any registration statement, including the registration statement of which this prospectus is a part, or any information statement, prospectus, periodic report or similar disclosure document, whether or not filed with the SEC or any other governmental authority, in each case which describes the Separation, this offering or the Company or primarily relates to the transactions contemplated by the separation agreement.

The separation agreement also specifies procedures with respect to claims subject to indemnification and related matters.

Other Provisions

The separation agreement will also govern other matters related to the consummation of this offering, the provision and retention of records, access to information, confidentiality, cooperation with respect to governmental filings and third-party consents and insurance.

Termination

The separation agreement may be terminated at any time prior to the Separation by BioVie. After the Separation, the separation agreement may not be terminated except by an agreement in writing signed by each of BioVie and the Company.

Management Services Agreement

We and BioVie will enter into a management services agreement that will address certain management and administrative services to be performed by BioVie and certain of its executive officers and other employees to support our operations following the completion of this offering.

Pursuant to the management services agreement, BioVie will provide us with services following the completion of this offering, including, but not limited to, the following:

•	supervising and implementing our general strategies and business initiatives;
•	technical, marketing, investor relations and business support services;
•	accounting, budgeting, forecasting, financial planning and analysis services;
•	services for the administration of certain treasury functions as may be requested from time to time, which may include but shall not be limited to managing capital structure, investment and debt portfolios, financing for operations, securities offerings, credit lines and facilities, and compliance with covenants;
•	clinical development, clinical trial support and operations services related to the development of BIV201;
•	accounting and reporting services, which includes the preparation for our annual audit and quarterly reviews by our auditors of our annual financial statements and quarterly interim financial statements (including notes thereto);
•	services in connection with any applications, filings or notices required to be filed with any governmental authority under the provisions of any applicable laws, rules or regulations;
•	support services as relating to corporate finance matters; and
•	administrative services relating to managing human resources activities, external legal support and information technology support.

The management services agreement will specify the fee to be paid by us for these services, which will be negotiated between us and BioVie and may not necessarily be reflective of prices that we could have obtained for similar services from an independent third party. We believe that the terms and conditions of the management services agreement will be more favorable and cost effective to us than if we hired the full staff to operate the Company.

Registration Rights Agreement

Prior to the completion of this offering, we expect to enter into a registration rights agreement with BioVie with customary representations, warranties and covenants, pursuant to which we will grant BioVie and its affiliates certain registration rights with respect to shares of our common stock owned by them. We refer to these shares as “registrable securities,” and we refer to the holders of these registrable securities as “holders.”

The registration rights agreement will provide that each holder is entitled to unlimited piggyback registration rights with respect to its registrable securities, such that each holder can include its registrable securities in registration statements filed by us, including registration effected by us for security holders other than holders, subject to certain limitations. The registration rights agreement will also grant BioVie and its subsidiaries that hold registrable securities demand registration rights requiring that we register registrable securities held by holders and take all actions reasonably necessary or desirable to expedite or facilitate the disposition of registrable securities. BioVie and its subsidiaries that hold registrable securities may request up two registrations in any twelve-month period, subject to certain limitations. Our obligation to effect demand registration rights will not be relieved to the extent we effect piggyback registration rights.

We will pay the costs incident to our compliance with the registration rights agreement, but the holders will pay for any underwriting discounts or commissions or transfer taxes associated with all such registrations.

Pursuant to the registration rights agreement, we will agree to indemnify BioVie and its subsidiaries that hold registrable securities (and their directors, officers, agents and, if applicable, each other person who controls such holder under Section 15 of the Securities Act) registering shares pursuant to the registration rights agreement against certain losses, expenses and liabilities under the Securities Act, common law or otherwise. Holders will similarly indemnify us, but such indemnification will be limited to an amount equal to the net proceeds received by such holder under the sale of registrable securities giving rise to the indemnification obligation.

Review and Approval of Transactions with Related Persons

The Board will adopt a policy on transactions with related persons upon completion of this offering. The policy will require the approval or ratification by the audit committee of any transaction or series of transactions exceeding $120,000 in which we are a participant and any related person that has a direct or indirect material interest (other than solely as a result of being a director or trustee or less than 10% owner of another entity). Related persons include our directors and executive officers and their immediate family members and persons sharing their households as well as persons controlling more than 5% of the outstanding shares of our common stock.

Once a related person transaction has been identified, the audit committee will review all of the relevant facts and circumstances and approve or disapprove entry into the transaction. The audit committee will consider, among other factors, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If it is not feasible to obtain advance approval of a transaction from the audit committee, the transaction will be considered for ratification at the next regularly scheduled meeting of the audit committee.

The policy on transactions with related persons will not be in effect at the time we enter into the agreements described above under “Agreements to be Entered into in Connection with the Separation.” Each of the agreements between us and BioVie that has been entered into prior to the completion of this offering, and any transactions contemplated thereby, will be deemed to be approved and not subject to the terms of the policy on transactions with related persons.

Lock-Up Agreements

Each of our directors and executive officers have agreed, without prior written consent of the Representative, not to sell, contract to sell or otherwise dispose of any securities of the Company for a period of six months after the closing of this offering, subject to certain exceptions. We and any of our successors have also agreed, among other things, not to sell, contract to sell or otherwise dispose of any securities of the Company for a period of four months after the closing of this offering, subject to certain exceptions. See “Underwriting” for more information.

Director and Executive Officer Indemnification

Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that we will indemnify our directors and executive officers to the fullest extent permitted by applicable law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the actual beneficial ownership of our common stock (i) as of                  , 2026 and (ii) upon completion of this offering by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of BioVie’s named executive officers and our director nominees; and

•	all of BioVie’s executive officers and our director nominees as a group.

Percentage of beneficial ownership in the following table is based on shares of our common stock outstanding immediately prior to the completion of this offering and shares of our common stock outstanding upon completion of this offering, assuming no exercise of the underwriters’ over-allotment option.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Applicable percentage ownership is based on                   shares of our common stock outstanding on                  , 2026.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all our common stock beneficially owned by them.

Unless otherwise indicated, the address of each person listed on the table is 680 W Nye Lane, Suite 201, Carson City, Nevada 89703.

Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned Before Offering	Number of Shares Beneficially Owned After Offering	Before Offering	After Offering
Named Executive Officers and Director Nominees
Cuong Do	-	-	-	-
Joanne Wendy Kim	-	-	-	-
Joseph Palumbo	-	-	-	-
Jim Lang	-	-	-	-
Melissa Palmer	-	-	-	-
Sigmund Rogich	-	-	-	-
All executive officers and director nominees (6 individuals)	-	-	-	-
5% Stockholders
BioVie Inc.	100		100%	%

*	Represents beneficial ownership less than 1%.

DESCRIPTION OF OUR SECURITIES

In connection with this offering, we will amend and restate our certificate of incorporation and our bylaws. The following description summarizes the material terms of our amended and restated certificate of incorporation and our amended and restated bylaws, which will be in effect prior to the completion of this offering, as well as relevant sections of the DGCL.

The following description is not complete and is qualified by reference to the full text of our amended and restated certificate of incorporation and our amended and restated bylaws, forms of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the applicable provisions of the DGCL.

General

Upon completion of this offering, our authorized capital stock will consist of:

•	shares of common stock, par value $0.001 per share.

•	shares of preferred stock, par value $0.001 per share

Upon completion of this offering, there will be                         shares of our common stock outstanding (or                         shares if the underwriter exercise their over-allotment option to purchase additional shares in full).

Common Stock

Holders of shares of our common stock will be entitled to the rights set forth below.

Voting Rights

Each holder of shares of our common stock will be entitled to one vote per share of our common stock on all matters which may be submitted to the holders of shares of our common stock. At any meeting of our stockholders, the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at such meeting must be present in person or represented by proxy in order to constitute a quorum.

At any meeting of our stockholders, in all matters, except the election of directors and as otherwise required by law, the affirmative vote of the majority of shares present or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders. A nominee for director will be elected to the Board at a meeting, which a quorum is present, by a plurality of the votes of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Subject to the rights of holders of our preferred stock, until such time that BioVie ceases to be the beneficial owner of shares of our common stock representing at least a majority of the voting power of the then-outstanding shares of voting stock, any director, or all of the directors, may be removed from the Board at any time, with or without cause, by an affirmative vote of holders of at least a majority of the voting power of the then-outstanding shares of voting stock. After BioVie ceases to be the beneficial owner of shares of our common stock representing at least a majority of the voting power of the then-outstanding shares of voting stock and subject to the rights of holders of our preferred stock, any director may be removed from the Board at any time, but only for cause, and only by the affirmative vote of holders of at least a majority of the voting power of the then outstanding shares of voting stock.

Dividend Rights

Each holder of shares of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by the Board out of any assets lawfully available for the payment of dividends.

Liquidation, Dissolution and Winding-Up Rights

In the event of a liquidation, dissolution or winding-up of the Company, each holder of shares of our common stock will be entitled to ratable distribution of our net assets that remain after the payment in full of all liabilities.

Other Rights

Holders of shares of our common stock will have no preemptive or conversion rights to purchase, subscribe for or otherwise acquire any shares of our common stock or other securities. There are no redemption or sinking fund provisions applicable to the shares of our common stock.

Anti-Takeover Effects of Various Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with the Board. We believe the benefits of increased protection of the Board’s ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals, including because negotiation of these proposals could result in an improvement of the terms of the proposals.

Delaware Anti-Takeover Statute

We will be subject to Section 203 of the DGCL. Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares (1) owned by persons who are directors and also officers and (2) held in employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with its affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock.

The existence of Section 203 of the DGCL would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging takeover attempts that might result in a premium over the then-prevailing market price for the shares of our common stock held by our stockholders.

A Delaware corporation may “opt out” of Section 203 of the DGCL by including a provision expressly electing not to be governed by Section 203 of the DGCL in its original certificate of incorporation or in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting stock. We will not elect to “opt out” of Section 203 of the DGCL.

However, BioVie and its affiliates have been approved by the Board as an interested stockholder (as defined in Section 203 of the DGCL) and therefore will not be subject to Section 203 of the DGCL. So long as BioVie beneficially owns a majority of the voting power of shares of our common stock, and therefore has the ability to direct the election of all the members of the Board, directors designated by BioVie to serve on the Board would have the ability to pre-approve other parties, including potential transferees of BioVie’s shares of our common stock, so that Section 203 of the DGCL would not apply to such other parties.

Size of Board and Vacancies

Our amended and restated bylaws will provide that the Board will consist of not less than three nor more than eleven directors, the actual number to be determined by the Board from time to time. Upon completion of this offering, the Board will consist of four directors.

Our amended and restated bylaws will provide that any vacancies in the Board, however created, will be filled by appointment made by a majority of the remaining directors. In addition, our amended and restated certificate of incorporation will provide that any directorship to be filled by reason of an increase in the number of directors on the Board may be filled by election by a majority of the directors then in office.

Special Stockholder Meetings

Our amended and restated bylaws will provide that a special meeting of our stockholders may be called at any time by the chairman of the Board, the lead independent director, the chief executive officer or a majority of the members of the Board then in office and may not be called by any other person or persons.

Stockholder Action

Our amended and restated certificate of incorporation will provide that any action required or permitted to be taken by the stockholders of the Company may be effected only at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders in lieu of such meeting.

Requirements for Advance Notification of Stockholder Proposals

Our amended and restated bylaws will establish advance notice procedures for business (including any nominations for director) to be properly brought by a stockholder before an annual or special meeting of our stockholders. In addition, our amended and restated bylaws will require that, in order to submit a nomination for director, a stockholder must also submit all information relating to such person that is required to be disclosed in solicitations of proxies as well as certain other information.

No Cumulative Voting

The DGCL provides that stockholders of a company are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not provide for cumulative voting.

Undesignated Preferred Stock

The authority that the Board will possess to issue preferred stock, as described under “Preferred Stock,” could potentially be used to discourage attempts by third parties to obtain control of us through a merger, tender offer or proxy contest or otherwise by making such attempts more difficult or more costly. The Board may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of shares of our common stock.

Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation will provide that the Company reserves the right to amend, alter, or repeal any provision contained in our amended and restated certificate of incorporation, provided, however, certain sections of our amended and restated certificate of incorporation may only be amended by vote of the holders of 66.67% of the issued and outstanding shares of our common stock entitled to vote thereon.

Amended and Restated Bylaws

Our amended and restated bylaws will provide that the Board will have the power to adopt, amend, alter or repeal any of the bylaws. Any adoption, amendment, alteration or repeal of the bylaws by the Board requires a majority of the Board.

Our amended and restated bylaws will further provide that the stockholders also have the power to adopt, amend, alter or repeal the bylaws upon the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of voting stock, voting together, subject to certain sections of the bylaws which will require the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of voting stock.

Conflicts of Interest; Corporate Opportunities

In order to address potential conflicts of interest between us and BioVie, our amended and restated certificate of incorporation will include certain provisions regulating and defining the conduct of our affairs to the extent that they may involve BioVie and its directors or officers and our rights, powers, duties and liabilities and those of our directors, officers and stockholders in connection with our relationship with BioVie. These provisions generally recognize that we and BioVie may engage in the same or similar business activities and lines of business or have an interest in the same areas of corporate opportunities and that we and BioVie will continue to have contractual and business relations with each other.

Following the completion of this offering and for as long as BioVie (1) beneficially owns at least a majority of the outstanding shares of our common stock with respect to the election of directors or (2) has any directors, officers or employees who serve on our Board, our Board is expected, in accordance with Section 122(17) of the DGCL, to renounce any interest or expectancy of ours in any corporate opportunities that are presented to BioVie or any of its directors, officers or employees.

Registration Rights

Upon the completion of this offering, BioVie will be entitled to rights with respect to the registration of the sale of our common stock under the Securities Act. Registration of the sale of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See the section titled “Certain Relationships and Related Party Transactions—Relationship with BioVie—Arrangements between BioVie and the Company—Registration Rights Agreement.”

Limitation on Liability and Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors or officers to corporations and their stockholders for monetary damages for breaches of fiduciary duties as directors or officers. Our amended and restated certificate of incorporation will include such an exculpation provision. Our amended and restated certificate of incorporation and our amended and restated bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as our director or officer, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation and our amended and restated bylaws will also provide that we must indemnify and advance reasonable expenses to our directors and, subject to certain exceptions, officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our amended and restated bylaws will expressly authorize us to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions that will be in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions will not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The limitation of liability and indemnification provisions that will be in our amended and restated certificate of incorporation will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding against us or any of our directors, officers or employees for which indemnification is sought.

Exclusive Forum

Our amended and restated certificate of incorporation will provide that, unless the Board otherwise determines, the state courts located within the State of Delaware or, if no state court located in the State of Delaware has jurisdiction, the federal courts for the District of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company or the Company’s stockholders, any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws, or any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine. Our amended and restated certificate of incorporation will further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

These exclusive forum provisions may impose additional costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware and may limit the ability of a stockholder to bring a claim in a judicial forum that such stockholder finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of these exclusive forum provisions.

Authorized but Unissued Shares

Authorized but unissued shares of our common stock will be available for future issuance without further vote or action by our stockholders. We may use additional shares for a variety of purposes, including to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of our common stock could also discourage attempts by third parties to obtain control of us through a merger, tender offer or proxy contest or otherwise by making such attempts more difficult or more costly.

Transfer Agent

Upon the completion of this offering, the transfer agent and registrar for our common stock will be West Coast Stock Transfer, Inc. The transfer agent’s address is 721 N. Vulcan Ave., 1st Floor, Encinitas, CA 92024.

Listing

We intend to apply to list our common stock on NYSE under the symbol “OPTN”.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of our common stock, including shares issued upon the exercise of outstanding options, in the public market after the completion of this offering, or the perception that those sales may occur, could adversely affect the prevailing market price for our common stock from time to time or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after the completion of this offering due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

Sale of Restricted Shares

Upon the closing of this offering and assuming no exercise of the underwriters’ over-allotment option, we will have outstanding an aggregate of approximately                         shares of our common stock.

Subject to any contractual restrictions, including under the lock-up agreements described below under “Lock-Up Agreements,” all of the shares of our common stock sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 or subject to lock-up agreements.

All remaining shares of our common stock held by existing stockholders immediately prior to the consummation of this offering will be “restricted securities,” as such term is defined in Rule 144. These restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, which rules are summarized below.

As a result of the lock-up agreements referred to below and the provisions of Rule 144 and Rule 701 under the Securities Act, based on the number of shares of our common stock outstanding (calculated as of December 31, 2025 on the basis of the assumptions described above and assuming no exercise of the underwriters’ option to purchase additional shares, if any, and no exercise of outstanding options), the shares of our common stock (excluding the shares sold in this offering) that will be available for sale in the public market are as follows:

Approximate Number of Shares	First Date Available for Sale Into Public Market
shares	181 days after the date of this prospectus, upon expiration of the lock-up agreements referred to below, subject in some cases to applicable volume, manner of sale and other limitations under Rule 144 and Rule 701.

We may issue shares of our common stock from time to time as consideration for future acquisitions, investments or other corporate purposes. In the event that any such acquisition, investment or other transaction is significant, the number of shares of our common stock that we may issue may in turn be significant. We may also grant registration rights covering those shares of our common stock issued in connection with any such acquisition and investment.

Rule 144

In general, persons who have beneficially owned restricted shares of our common stock for at least six months, and any affiliate of the company who owns shares of our common stock, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144.

Under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, and we are current in our Exchange Act reporting at the time of sale, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our “affiliates” for purposes of Rule 144 at any time during the 90 days preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our “affiliates,” is entitled to sell those shares in the public market (subject to the lock-up agreement referred to below, if applicable) without complying with the manner of sale, volume limitations or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least 12 months, including the holding period of any prior owner other than “affiliates,” then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144 (subject to the lock-up agreement referred to above, if applicable).

In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our “affiliates,” as defined in Rule 144, who have beneficially owned the shares proposed to be sold for at least six months, are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of those shares of our common stock that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares of our common stock immediately upon the closing of this offering (calculated as of December 31, 2025 on the basis of the assumptions described above and assuming no exercise of the underwriters’ over-allotment option to purchase additional shares and no exercise of outstanding options); or

•	the average weekly trading volume of our common stock on NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Such sales under Rule 144 by our “affiliates” or persons selling shares on behalf of our “affiliates” are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us. Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted securities have entered into lock-up agreements as referenced above and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired shares of our common stock in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 before the effective date of the registration statement of which this prospectus is a part (to the extent such common stock is not subject to a lock-up agreement) and who are not our “affiliates” as defined in Rule 144 during the immediately preceding 90 days, is entitled to rely on Rule 701 to resell such shares beginning 90 days after the date of this prospectus in reliance on Rule 144, but without complying with the notice, manner of sale, public information requirements or volume limitation provisions of Rule 144. Persons who are our “affiliates” may resell those shares beginning 90 days after the date of this prospectus without compliance with minimum holding period requirements under Rule 144 (subject to the terms of the lock-up agreement referred to below, if applicable).

Lock-Up Agreements

Each of our directors and executive officers have agreed, without prior written consent of the Representative, not to sell, contract to sell or otherwise dispose of any securities of the Company for a period of six months after the closing of this offering, subject to certain exceptions. We and any of our successors have also agreed, among other things, not to sell, contract to sell or otherwise dispose of any securities of the Company for a period of four months after the closing of this offering, subject to certain exceptions. See “Underwriting” for more information.

Registration Rights

Upon the completion of this offering, BioVie will be entitled to rights with respect to the registration of the sale of our common stock under the Securities Act. Registration of the sale of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See the section titled “Certain Relationships and Related Party Transactions—Relationship with BioVie—Arrangements between BioVie and the Company—Registration Rights Agreement.”

Registration Statements on Form S-8

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of our common stock that we expect to reserve for issuance under the 2026 Plan. The registration statement on Form S-8 will become effective automatically upon filing with the SEC, and shares of our common stock covered by such registration statement will be eligible for resale in the public market immediately after the effective date of such registration statement, subject to the lock-up agreements described above under “Lock-Up Agreements”, and subject to the resale restrictions described above under “-Rule 144” in the case of shares of our common stock held by our affiliates.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences for non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Code and applicable Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date hereof. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:

•	certain former citizens or long-term residents of the United States;

•	partnerships or other pass-through entities (and investors therein);

•	“controlled foreign corporations;”

•	“passive foreign investment companies;”

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities;

•	tax-exempt organizations and governmental organizations;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds

•	persons subject to the alternative minimum tax;

•	persons that own, or have owned, actually or constructively, more than 5% of our common stock at any time;

•	accrual-method taxpayers subject to special tax accounting rules under Section 451(b) of the Code; and

•	persons holding our common stock as part of a hedging or conversion transaction, straddle, synthetic security, constructive sale, or other risk reduction strategy or integrated investment.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Stock

We have never declared or paid any cash dividends on our capital stock and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. However, if we do make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under the section titled “Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock” below.

Subject to the discussions below regarding effectively connected income, backup withholding and Sections 1471 through 1474 of the Code (commonly referred to as FATCA), dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our paying agent with a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) and satisfy applicable certification and other requirements. This certification must be provided to us or our paying agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Prospective investors should consult their tax advisors concerning whether they may benefit from an applicable income tax treaty.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.

However, any such effectively connected dividends paid on our common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other taxable disposition of our common stock, unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•	our common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation (USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock, and our common stock is not “regularly traded” on an established securities market (as defined by applicable Treasury Regulations).

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC. If we are or become a USRPHC and the “regularly traded” exception noted above does not apply to the disposition, a non-U.S. holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Withholding on Foreign Entities

FATCA imposes a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities certain information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally imposes a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. FATCA currently applies to dividends paid on our common stock. Although withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

Prospective investors should consult with their own tax advisors regarding the potential implications of FATCA on their investment in our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

We have entered into an underwriting agreement dated                   , 2026 with ThinkEquity LLC, as the representative of the underwriters (the “Representative”), with respect to the securities sold in this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters named below, and the underwriters have agreed, severally and not jointly, to purchase from us the securities set forth opposite each underwriters’ name in the following table at the public offering price less the underwriting discounts set forth in the cover page of this prospectus:

Underwriter	Number of Shares
ThinkEquity LLC
Total

The underwriters have committed to purchase all of the securities offered by us other than those covered by the over-allotment option described below, if they purchase any securities. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters are offering the securities, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Over-Allotment Option

We have granted a 45-day option to the underwriters to purchase up to 340,909 additional shares of our common stock, solely to cover over-allotments, if any. The underwriters may exercise this option one or more times in whole or in part for 45 days from the closing of this offering. If any of these additional shares of our common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares of our common stock were initially offered.

Underwriting Discount, Commissions and Expenses

Pursuant to the underwriting agreement, we will pay the underwriters, concurrently with the closing of this offering, a underwriting fee equal to 7.5% of the aggregate number of shares sold in this offering. We have also agreed to pay a non-accountable expense allowance to the Representative equal to 1% of the gross proceeds received in this offering.

The underwriters propose initially to offer shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $                  per share. If all of the shares of our common stock offered are not sold at the public offering price, the underwriters may change the public offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option to purchase additional shares of our common stock.

	Per Share	Total Assuming No Exercise of Over- Allotment Option	Total Assuming Full Exercise of Over- Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (7.5%)	$	$	$
Proceeds, before expense, to us	$	$	$

We will be responsible for and pay all expenses relating to this offering, including, without limitation, (a) all filing fees and communication expenses relating to the registration of the shares to be sold in this offering (including the over-allotment shares) with the SEC; (b) all filing fees and expenses associated with the review of this offering by FINRA; (c) all fees and expenses relating to the listing of our shares on NYSE or on such other stock exchange as the Company and the Representative together determine, including any fees charged by The Depository Trust Company (DTC) for new securities; (d) all fees, expenses and disbursements relating to the registration or qualification of the shares of our common stock under the “blue sky” securities laws of such states, if applicable, and other jurisdictions as the Representative may reasonably designate; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (f) the costs of all mailing and printing of the underwriting documents (including, without limitation, the underwriting agreement, any Blue Sky Surveys and, if appropriate, any agreement among underwriters, selected dealers’ agreement, underwriters’ questionnaire and power of attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the Representative may reasonably deem necessary; (g) the costs and expenses of the public relations firm; (h) the costs of preparing, printing and delivering certificates representing the shares of our common stock; (i) fees and expenses of the transfer agent for our common stock; (j) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from us to the Representative; (k) the costs associated with post-closing advertising this offering in the national editions of the Wall Street Journal and New York Times; (l) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, each of which the Company or its designee will provide within a reasonable time after the closing of this offering in such quantities as the Representative may reasonably request, in an amount not to exceed $3,000; (n) the fees and expenses of the Company’s accountants; (o) the fees and expenses of the Company’s legal counsel and other agents and representatives; (p) the fees and expenses of the Representative’s legal counsel not to exceed $125,000; (q) the $14,500 cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for this offering; (r) Intentionally Omitted; (s) up to $5,000 of the Representative’s actual accountable “road show” expenses; and (t) up to $10,000 of the Representative’s market making and trading, and clearing firm settlement expenses for the Offering. Such reimbursement shall be paid at each closing (to the extent not paid at a prior closing) from the gross proceeds of the shares of our common stock.

The Representative may also ask other FINRA member broker-dealers that are registered with the SEC to participate as soliciting dealers for this offering.

We have paid an expense deposit of $50,000 to the Representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions and excluding the non-accountable expense allowance, are approximately $                  .

Representative’s Warrants

Upon the closing of this offering, we have agreed to issue Representative’s Warrants to the Representative to purchase the number of shares of our common stock equal to 5% of the shares of our common stock sold in this offering (including shares sold as part of the underwriters’ over-allotment option). The Representative’s Warrants will be exercisable at an exercise price of $13.75 (representing 125% of the public offering price of $11.00 per share). The Representative’s Warrants are immediately exercisable and will expire on the four- and one-half year anniversary of the date that is 180 days from the commencement of sales of the securities issued in this offering.

The Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The Representative (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days following the commencement of sales of the securities issued in this offering. In addition, the Representative’s Warrants provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than seven years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrant exercise price or underlying shares will not be adjusted for issuances of shares of our common stock at a price below the warrant exercise price.

Lock-Up Agreements

We have agreed that, for a period of four months from the closing of this offering, without prior written consent of the Representative, we will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; (c) complete any offering of debt securities of our Company, other than entering into a line of credit with a traditional bank or (d) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (a), (b), (c) or (d) above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise, subject to certain exceptions.

Moreover, pursuant to “lock-up” agreements, our executive officers and directors have agreed for a period of six months from the closing of this offering, subject to customary exceptions, without the prior written consent of the Representative, not to, directly or indirectly (a) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, encumber, assign, borrow or otherwise dispose of any shares of our common stock, any warrant or option to purchase such shares or any other of our securities or of any other entity that is convertible into, or exercisable or exchangeable for, shares of our common stock or any other of our equity securities (each a “Relevant Security” and collectively, “Relevant Securities”), in each case owned beneficially owned by them or otherwise publicly disclose the intention to do so, or (b) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Exchange Act with respect to any Relevant Security or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by the delivery of Relevant Securities, other securities, cash or other consideration, or otherwise publicly disclose the intention to do so.

Right of First Refusal

Upon closing of this offering which results in not less than $15 million in net proceeds to us, we will grant the Representative a right of first refusal, for a period of twelve months from the closing of this offering, to act as sole investment banker, back-runner and/or sole placement agent for any and all future public or private equity offering, including all equity-linked or debt offerings during such twelve month period of the Company, or any successor to or any subsidiary of the Company. We have agreed not to offer to retain any entity or person in connection with any such offering on terms more favorable than terms on which we offer to retain the Representative. Such offer shall be made in writing in order to be effective. The Representative shall notify us within ten business days of its receipt of the written offer contemplated above as to whether it agrees to accept such retention. If the Representative should decline such retention, we shall have no further obligations to the Representative with respect to this offering for which it has offered to retain the Representative.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares of our common stock offered hereby to any accounts over which they have discretionary authority.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Determination of Offering Price

The offering price has been negotiated between the Representative and us. In determining the offering price of the securities, the following factors were considered:

●	prevailing market conditions;

●	our historical performance and capital structure;

●	estimates of our business potential and earnings prospects;

●	an overall assessment of our management; and

●	the consideration of these factors in relation to market valuation of companies in related businesses.

Listing Application

We intend to apply for our common stock to be listed on NYSE under the symbol “OPTN”. The consummation of this offering is contingent upon the approval of our listing on NYSE; however, it is unlikely we would meet the initial listing standards of NYSE unless this Offering is consummated. If our listing application is not approved by NYSE, we will not consummate this offering and will terminate this offering.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

●	Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

●	Syndicate covering transactions involves purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be affected on NYSE, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our securities on NYSE in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the securities and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

China

The information in this prospectus does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area - Belgium, Germany, Luxembourg and Netherlands

The information in this prospectus has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, or Prospectus Directive, as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

•	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

Hong Kong

Neither the information in this prospectus nor any other document relating to the offer has been delivered for registration to the Registrar of Companies in Hong Kong, and its contents have not been reviewed or approved by any regulatory authority in Hong Kong, nor have we been authorized by the Securities and Futures Commission in Hong Kong. This prospectus does not constitute an offer or invitation to the public in Hong Kong to acquire shares. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purpose of issue, this prospectus or any advertisement, invitation or document relating to the shares, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to shares which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or SFO, and the subsidiary legislation made thereunder) or in circumstances which do not result in this document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong), or the CO, or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the shares of our common stock is personal to the person to whom this document has been delivered by or on behalf of our company, and a subscription for shares of our common stock will only be accepted from such person. No person to whom a copy of this prospectus is issued may issue, circulate or distribute this prospectus in Hong Kong or make or give a copy of this prospectus to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. No document may be distributed, published or reproduced (in whole or in part), disclosed by or to any other person in Hong Kong or to any person to whom the offer of sale of the shares would be a breach of the CO or SFO.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or the ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

United Kingdom

Neither the information in this prospectus nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended, or FSMA) has been published or is intended to be published in respect of the securities. This prospectus is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this prospectus, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This prospectus should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this prospectus is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or FPO, (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this prospectus relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by McGuireWoods LLP, New York, New York. Sheppard, Mullin, Richter & Hampton LLP, New York, New York is acting as counsel for the underwriters.

EXPERTS

The carve-out balance sheets of Option Therapeutics Inc. as of June 30, 2025 and 2024, and the related carve-out statements of operations, changes in Parent’s net investment, and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form S-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely.

You may read our SEC filings, including this registration statement, over the Internet at the SEC’s website at www.sec.gov. Upon the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review on the web site of the SEC referred to above. We also maintain a website at                                  , at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus or the registration statement of which it forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

OPTION THERAPEUTICS

AUDITED CARVE-OUT FINANCIAL STATEMENTS

OPTION THERAPEUTICS

CONDENSED CARVE-OUT FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of

Option Therapeutics Inc.

Opinion on the Financial Statements

We have audited the accompanying carve-out balance sheets of Option Therapeutics Inc. (the “Company”) as of June 30, 2025 and 2024, and the related carve-out statements of operations, changes in Parent’s Net Investment, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025 and 2024, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s recurring losses from operations and negative cash flows from operating activities raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ EisnerAmper LLP

We have served as the Company’s auditor since 2025.

EISNERAMPER LLP

Iselin, New Jersey

September 5, 2025

Option Therapeutics Inc.

Carve-Out Balance Sheets

	June 30, 2025	June 30, 2024
ASSETS

CURRENT ASSETS:
Prepaid and other current assets	$-	$62,810
Deferred offering costs	493,075	-
Total current assets	493,075	62,810

Intangible assets, net	178,341	407,718
Goodwill	345,711	345,711
Total non-current assets	524,052	753,429

TOTAL ASSETS	$1,017,127	$816,239

LIABILITIES AND PARENT'S NET INVESTMENT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$127,217	$12,845

Total liabilities	127,217	12,845

Commitments and Contingencies (see Note 8)

Parent's net investment	889,910	803,394

TOTAL LIABILITIES AND PARENT'S NET INVESTMENT	$1,017,127	$816,239

See accompanying notes to carve-out financial statements

Option Therapeutics Inc.

Carve-Out Statements of Operations

	Year Ended June 30,	Year Ended June 30,
	2025	2024
OPERATING EXPENSES:
Amortization of intangible assets	$229,377	$229,377
Research and development expenses	487,858	1,161,743
General and administrative expenses	506,604	548,607
TOTAL OPERATING EXPENSES	$1,223,839	$1,939,727

NET LOSS	$(1,223,839)	$(1,939,727)

See accompanying notes to carve-out financial statements

Option Therapeutics Inc.

Carve-Out Statements of Changes in Parent’s Net Investment

Parent's net investment as of July 1, 2023	$576,012
Net Loss	(1,939,727)
Stock based compensation	300,286
Net contribution from Parent	1,866,823
Parent's net investment as of June 30, 2024	803,394
Net Loss	(1,223,839)
Stock based compensation	153,131
Net contribution from Parent	1,157,224
Parent's net investment as of June 30, 2025	$889,910

See accompanying notes to carve-out financial statements

Option Therapeutics Inc.

Carve-Out Statements of Cash Flows

	Year ended June 30,	Year ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,223,839)	$(1,939,727)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	229,377	229,377
Stock based compensation	153,131	300,286
Changes in operating assets and liabilities:
Prepaid and other current assets	62,810	(62,810)
Deferred offering costs	(493,075)	-
Accounts payable and accrued expenses	114,372	(393,949)
Net cash used in operating activities	(1,157,224)	(1,866,823)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from parent	1,157,224	1,866,823
Net cash flows provided by financing activities	1,157,224	1,866,823

Net change in cash and cash equivalents	-	-

Cash and cash equivalents, beginning of period	-	-
Cash and cash equivalents, end of period	$-	$-

See accompanying notes to carve-out financial statements

Option Therapeutics Inc.

Notes to Carve-out Financial Statements

For the Years Ended June 30, 2025 and 2024

1.	Background Information

Option Therapeutics Inc. (the “Company”) was incorporated under the law of the state of Delaware on May 1, 2025 as a wholly-owned subsidiary of BioVie Inc. (“Parent”). The Company will commence operations upon the effective date of the Initial Public Offering (“IPO”). The Company is a clinical-stage company developing innovative drug therapies to overcome unmet medical needs in debilitating and life-threatening conditions in advanced liver disease. As of June 30, 2025, the Company is authorized to issue 100 shares of its common stock, and 100 shares are issued and outstanding, all owned by Parent.

The Parent has been developing the Company’s investigational drug candidate BIV201 (continuous infusion terlipressin), which was granted both FDA Fast Track designation status and FDA Orphan Drug Status, is being evaluated as a treatment option for patients suffering from ascites and other life-threatening complications of advanced liver cirrhosis caused by metabolic dysfuncion-associated steatohepatitis, hepatitis, and alcoholism. The initial target for BIV201 therapy was refractory ascites.

After receiving guidance from the FDA regarding the design of Phase 3 clinical testing of BIV201 for the treatment of patients with cirrhosis and ascites, the Company is now targeting a broader ascites patient population. The Company is currently finalizing the protocol design for the Phase 3 study of BIV201 with a focus on demonstrating clinical benefit through a composite primary endpoint of complications and disease progression in patients with cirrhosis and ascites who have recently recovered from acute kidney injury. This patient population is not limited to those having refractory ascites. BIV201 is administered as a patent-pending liquid formulation with patents issued in United States, China, Japan, Chile and India to date.

In June 2021, the Parent initiated a Phase 2b study (NCT04112199) designed to evaluate the efficacy of BIV201 (terlipressin, administered by continuous infusion for two 28-day treatment cycles) combined with standard-of-care (“SOC”), compared to SOC alone, for the treatment of refractory ascites. The primary endpoints of the study are the incidence of ascites-related complications and change in ascites fluid accumulation during treatment compared to a pre-treatment period. By October 2022, there were 15 patients enrolled for treatment and the last patient completed treatment in May 2023.

In March 2023, enrollment was paused and that data from the first 15 patients treated with BIV201 plus SOC appeared to show at least a 30% reduction in ascites fluid during the 28 days after treatment initiation compared to the 28 days prior to treatment. The change in ascites volume was significantly different from those patients receiving SOC treatment. Patients who completed the treatment with BIV201 experienced a 53% reduction in ascites fluid, which was sustained (43% reduction) during the three months after treatment initiation as compared to the three-month pre-treatment period.

The BIV201 development program was initiated by LAT Pharma LLC (“LAT Pharma”). On April 11, 2016, BioVie Inc. (“BioVie”) acquired LAT Pharma and the rights to its BIV201 development program and currently owns all development and marketing rights to this drug candidate. Pursuant to the Agreement and Plan of Merger entered into on April 11, 2016, between predecessor entities, LAT Pharma and NanoAntibiotics, Inc. (the “LAT Pharma Agreement”), BioVie is obligated to pay a low single digit royalty on net sales of BIV201 (continuous infusion terlipressin) to be shared among LAT Pharma Members, PharmaIn Corporation, and The Barrett Edge, Inc. Pursuant to the Separation Agreement to be entered into between the Company and BioVie upon completion of the initial public offering, the Company will assume the royalty agreement and will be obligated to pay the low single digit royalty on net sales of BIV201 (continuous infusion terlipressin) to be shared among LAT Pharma Members, PharmaIn Corporation, and The Barrett Edge, Inc.

2.	Liquidity and Going Concern

The Company’s operations are subject to a number of factors that can affect its operating results and financial conditions. Such factors include, but are not limited to: the results of clinical testing and trial activities of the Company’s products; the Company’s ability to obtain regulatory approval to market its products; competition from products manufactured and sold or being developed by other companies; the price of, and demand for, Company products; the Company’s ability to negotiate favorable licensing or other manufacturing and marketing agreements for its products; and the Company’s ability to raise capital. The Company’s financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of June 30, 2025, the Company had working capital of approximately $366,000. The Company is in the pre-revenue stage and no revenues are expected in the foreseeable future. The Company’s future operations are dependent on the success of the Company’s ability to secure additional financing and ongoing development and commercialization efforts, as well as Parent’s ability to continue to fund the Company’s operations.

The future viability of the Company is largely dependent upon its ability to raise additional capital to finance its operations. Management expects that future sources of funding may include sales of equity, obtaining loans, or other strategic transactions.

Although management continues to pursue the Company’s strategic plans, there is no assurance that the Company will be successful in obtaining sufficient financing on terms acceptable to the Company, if at all, to fund continuing operations. These circumstances raise substantial doubt on the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.	Significant Accounting Policies

Basis of Presentation

The Company has historically operated as part of the Parent and not as a standalone company. The accompanying carve-out financial statements represent the historical operations of the Parent’s BIVI201 activities and have been derived from the Parent’s historical accounting records. The Company’s carve-out financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented. The carve-out financial statements may not be indicative of what the carve-out business would have been as a stand-alone entity. The carve-out financial statements include the assets, liabilities, and expenses based on our legal entity structure as well as direct and indirect costs that are attributable to our operations. Indirect costs are the costs of support functions that are partially provided on a centralized basis by BioVie, which include finance, human resources, benefits administration, procurement support, information technology, legal, corporate governance, and other professional services. Indirect costs have been allocated to us for the purposes of preparing the carve-out financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method, primarily based on individuals identified that contributed to the Company’s operations or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented, depending on the nature of the services received.

Use of Estimates

The preparation of carve-out financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances. The amounts of assets and liabilities reported in the Company’s balance sheets and the amounts of expenses reported for each of the periods presented in the statements of operations are affected by estimates and assumptions, which are used for, but not limited to, accounting for clinical accruals, the inputs used in the valuation of goodwill and intangible assets in connection with impairment testing and the allocation of indirect expenses. Actual results could differ from those estimates.

Research and Development

Research and development expenses consist primarily of costs associated with the clinical trial of the BIV201 drug candidate, compensation for third party contractors, consultants and personal, Chemistry, Manufacturing and Controls and other expenses for research and development.

When accruing research and development expenses, the Company estimated the time period over which services will be performed and the level of effort to be expended for the period, and the progress of the study. Historically, the estimated accrued research and development expenses have approximated the actual expense incurred.

General and Administrative Expenses

General and administrative expenses represent salaries, benefits and other personnel-related costs, including stock-based compensation of approximately $81,600 and $138,000 for the years ended June 30, 2025 and 2024, respectively, and professional and legal fees.

Deferred offering costs

Deferred offering costs represent legal and other fees directly related to the cost of issuance of common stock from the anticipated capital raise and will be offset against the gross proceeds of the raise upon the close.

Goodwill and Intangible Assets

Goodwill and intangible assets resulted from the Parent’s purchase of LAT Pharma. On April 11, 2016, the Parent entered into and consummated the LAT Pharma Agreement. Pursuant to the terms of the LAT Pharma Agreement, LAT Acquisition merged with and into LAT Pharma in a statutory triangular merger (the “Merger”) with LAT Pharma surviving as a wholly-owned subsidiary of the Parent. Following the merger, the Parent continued to development the low dose continuous infusion of Terlipressin known as BIV201 and has completed two Phase 2 clinical studies. The Parent did not recognize any impairments of goodwill or the acquired intellectual properties. The Company recorded the goodwill and intangible assets at the Parent’s amortized cost as of July 1, 2023.

The Company’s impairment review process compares the fair value of the reporting unit to its carrying value, including the goodwill related to its one reporting unit, which is performed at least annually, or more frequently if an event or other circumstance indicates that the Company may not be able to recover the carrying amounts of the net assets of the reporting unit. The Company may use various approaches including an asset or cost approach, market approach or income approach or any combination thereof to determine the fair value of the reporting unit. The estimates and assumptions used are reviewed periodically and are typically developed as part of the Company’s routine business planning and forecasting process. While the Company believes its estimates and assumptions are reasonable, variations from those estimates could produce materially different results.

Impairment of Long-Lived Assets

Long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.

If the carrying amount of an asset exceeds its undiscounted estimated future cash flows, an impairment review is performed. An impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Generally, fair value is determined using valuation techniques such as expected discounted cash flows or appraisals, as appropriate. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated or amortized. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Income Taxes

The financial data included in the accompanying carve-out financial statements was derived from the general ledger of the Parent as of and for the years ended June 30, 2025 and 2024. As such, all income taxes were reported in the Parent’s consolidated financial statements and tax returns and are excluded from these carve-out financial statements. The Company will provide for income taxes on a separate company basis and will continue to be a part of the Parent’s consolidated tax return.

The Company uses the asset and liability method of accounting for deferred income taxes. Deferred income taxes are measured by applying enacted statutory rates to net operating loss carryforwards and to the differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets are reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes uncertainty in income taxes in the financial statements using a recognition threshold and measurement attribute of a tax position taken or expected to be taken in a tax return. The Company applies the “more-likely-than-not” recognition threshold to all tax positions, commencing at the inception date of the Company which resulted in no unrecognized tax benefits as of such date. Additionally, there have been no material unrecognized tax benefits subsequent to adoption.

Segment Reporting

Upon commencement of operations on the effective date of the IPO, the Company will operate as one operating segment with a focus on its efforts to develop drug therapies for advanced liver disease. The Company's Chief Executive Officer (“CEO”), as the chief operating decision maker, will manage and allocate resources to the operations of the Company based on the line items included within these financial statements and segment performance will be evaluated based on net loss. This will enable the CEO to assess the overall level of available resources and determine how best to deploy these resources across functions, clinical trials, and development projects in line with the long-term company-wide strategic goals. The measurement of segment assets is reported on the carve-out balance sheet as total assets.

Emerging Growth Company Status

The Company intends to operate as an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGCs can delay adopting new or revised accounting standards as of effective dates for private companies. The Company historically operated as part of BioVie and adopted new accounting pronouncements using the same timeline as BioVie. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBs Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all Accounting Standards Updates (“ASUs”).

ASU 2023-07: Segment Reporting Topic 280 - Improvements to Reportable Segment Disclosures. This update requires expanded annual and interim disclosures for significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss. This update is effective for fiscal years beginning after December 15, 2023. The Company adopted ASU 2023-07 in the current fiscal year.

In December 2023, the FASB issued ASU 2023-09, "Income Taxes (Topic 740): Improvements in Income Tax Disclosures" to enhance the transparency and decision usefulness of income tax disclosures. This amendment requires public companies to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. Additionally, under the amendment entities are required to disclose the amount of income taxes paid disaggregated by federal, state and foreign taxes, as well as disaggregated by material individual jurisdictions. Finally, the amendment requires entities to disclose income from continuing operations before income tax expense disaggregated between domestic and foreign and income tax expense from continuing operations disaggregated by federal, state and foreign. The new rules are effective for annual periods beginning after December 15, 2024. The standard will be adopted on a prospective basis and is not expected to have a material impact to the Company’s financial statements or disclosures.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (“DISE”), which will require additional disclosure of the nature of expenses included in the income statement in response to longstanding requests from investors for more information about an entity’s expenses. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. The new standard will be effective for public companies for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. The requirements will be applied prospectively with the option for retrospective application. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2024-03 on its financial statements and disclosures.

4.	Intangible Assets

The Company’s intangible assets consist of intellectual property that the Parent had acquired from LAT Pharma and are amortized over their estimated useful lives.

The following is a summary of the Company’s intangible assets:

	June 30, 2025	June 30, 2024

Intellectual Property	$2,293,770	$2,293,770
Less: Accumulated Amortization	(2,115,429)	(1,886,052)
Intangible assets, net	$178,341	$407,718

Amortization expense was $229,377 for the years ended June 30, 2025 and 2024. The Company amortizes intellectual property over the expected original useful lives of 10 years.

Estimated future amortization expense is as follows:

Year ending June 30, 2026	$178,341

5.	Allocation of Expenses

Research and Development Expenses

In preparation of the carve-out financial statements, the process for research and development expenses involved reviewing vendor agreements and invoices and identifying all vendors directly related to the BIV201 clinical study. The last patient treatment in the BIV201 Phase 2 trial was in May 2023, and the costs incurred since that date were costs involved with the wrap-up of final patient visits, data analysis and evaluation, reports of the study and the preparation and development of the next phase clinical study for the BIV201 drug candidate. The process included identifying the direct services performed and allocating shared cost, primarily consisting of personnel costs and approximately $71,500 and $162,300 of related stock compensation expense for the years ended June 30, 2025 and 2024, respectively. Personal cost allocations were determined by communicating with the Parent’s personnel and evaluating their level of BIV201 involvement during the reporting periods. The Parent carved-out approximately $488,000 and $1.2 million of research and development costs to the Company for the years ended June 30, 2025 and 2024, respectively.

General and Administrative Expenses

The proportional cost method used to carve-out Parent expenses for the Company’s appropriate share of general and administrative costs to be allocated was based on activities and usage directly related to BIV201 relative to the other Parent activities. As a result, approximately 5.9% and 6.2% of the Parent’s general and administrative expenses were allocated to the Company for the years ended June 30, 2025 and 2024, respectively. The Company believes the methodology used was reasonable and has been consistently applied, and results in an appropriate reflection of costs of the activities for the periods presented. The Parent carved-out approximately $507,000 and $549,000 of its general and administrative costs to the Company for the years ended June 30, 2025 and 2024, respectively. The Parent carved-out approximately $81,600 and $138,000 of stock-based compensation that is included in general and administrative costs to the Company for the years ended June 30, 2025 and 2024, respectively.

6.	Investment by Parent

The Company was dependent upon the Parent for all of its working capital and financing requirements as the Parent has historically used a centralized approach for cash management and financing its operations. The financial transactions relating to the Company were reflected through the Parent’s net investment account. The Parent’s net contributions to the Company as a result of the carve-out process were approximately $1,157,000 and 1,867,000 for the years ended June 30, 2025 and 2024, respectively.

7.	Leases

Office Leases

The Company pays an annual rent of $1,800 for its headquarters at 680 W Nye Lane, Suite 201, Carson City Nevada 89703. The rental agreement was for a one-year term, commenced on May 1, 2025.

8.	Commitments and Contingencies

Royalty Agreements

Pursuant to the Agreement and Plan of Merger entered into on April 11, 2016, by and between the Parent’s predecessor entities, LAT Pharma and NanoAntibiotics, Inc., the Parent was obligated to pay a 5% royalty on net sales of BIV201 (continuous infusion terlipressin) to be shared by the members of LAT Pharma Members, PharmaIn Corporation, and The Barrett Edge, Inc. The assignment of this royalty agreement to the Company will be effected upon completion of the IPO.

Pursuant to the Technology Transfer Agreement entered into on July 25, 2016, by and between the Parent and the University of Padova (Italy), the Parent was obligated to pay a 5% royalty on net sales (capped at a maximum of $200,000 per year) of all terlipressin products covered by US patent No. 11364277, expiring in 2036 and the European Patent No. EP3347032, expiring in 2036 and other pending patent applications in the U.S., Europe, China and Japan related to the administration of terlipressin as a continuous infusion for the treatment of ascites. The assignment of this technology transfer agreement to the Company will be effected upon completion of the IPO.

Legal Proceedings

From time to time the Parent and the Company may be involved in various claims and legal actions arising in the ordinary course of our business.

On January 19, 2024, a purported shareholder class action complaint, captioned Eric Olmstead v. BioVie Inc. et al., No. 3:24-cv-00035, was filed in the U.S. District Court for the District of Nevada, naming BioVie Inc. and certain of its officers as defendants. On February 22, 2024, a second, related putative securities class action was filed in the same court asserting similar claims against the same defendants, captioned Way v. BioVie Inc. et al., No. 2:24-cv-00361. On April 15, 2024, the court consolidated these two actions under the caption In re BioVie Inc. Securities Litigation, No. 3:24-cv-00035, appointed the lead plaintiff, and approved selection of the lead counsel. On June 21, 2024, the lead plaintiff filed an amended complaint, alleging that the defendants made material misrepresentations and/or omissions of material fact relating to the BioVie Inc.’s business, operations, compliance, and prospects, including information related to the NM101 Phase 3 study and trial of bezisterim (NE3107) in mild to moderate probable AD, in violation of Sections 10(b) and 20(a) of the  Exchange Act, and Rule 10b-5 promulgated thereunder. The class action is on behalf of purchasers of the BioVie Inc.’s securities during the period from December 7, 2022 through November 28, 2023, and seeks unspecified monetary damages on behalf of the putative class and an award of costs and expenses, including attorney’s fees. The defendants filed a motion to dismiss the amended complaint on August 21, 2024, and that motion was fully briefed as of December 5, 2024. On March 27, 2025, the court denied the defendants’ motion to dismiss, and the parties are now engaged in the early stages of fact discovery.

On December 30, 2024, a shareholder derivative lawsuit was filed in the United States District Court for the District of Nevada by putative stockholder Andrew Hulm, allegedly on behalf of the BioVie Inc., that piggy-backs on the securities class action also pending in that court. The derivative complaint names certain current and former officers and directors as defendants and generally alleges that they breached their fiduciary duties by causing or failing to prevent the securities violations alleged in the securities class action. The derivative complaint also alleges claims for unjust enrichment, waste of corporate assets, gross mismanagement, and abuse of control as against all defendants. On March 18, 2025, the court ordered the Hulm derivative lawsuit stayed, pending resolution of the motion to dismiss the securities class action described above.

On April 28, 2025, a second shareholder derivative lawsuit was filed in the United States District Court for the District of Nevada by putative stockholder William Settel, allegedly on behalf of the BioVie Inc., that likewise piggy-backs on the securities class action. The Settel derivative complaint alleges essentially the same claims as the Hulm derivative action against the same defendants based on the same alleged conduct.

BioVie Inc. believes that the claims are without merit and intends to defend vigorously against them, but there can be no assurances as to the outcome.

Option Therapeutics Inc.

Condensed Carve-Out Balance Sheets

(Unaudited)

	December 31, 2025	June 30, 2025

ASSETS

CURRENT ASSETS:
Deferred offering costs	$796,870	$493,075
Total current assets	796,870	493,075

Intangible assets, net	63,653	178,341
Goodwill	345,711	345,711
Total non-current assets	409,364	524,052

TOTAL ASSETS	$1,206,234	$1,017,127

LIABILITIES AND PARENT'S NET INVESTMENT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$10,531	$127,217

Total liabilities	10,531	127,217

Commitments and Contingencies (see Note 8)

Parent's net investment	1,195,703	889,910

TOTAL LIABILITIES AND PARENT'S NET INVESTMENT	$1,206,234	$1,017,127

See accompanying notes to condensed carve-out financial statements

Option Therapeutics Inc.

Condensed Carve-Out Statements of Operations

(Unaudited)

	Six Months Ended December 31, 2025	Six Months Ended December 31 2024

OPERATING EXPENSES:
Amortization of intangible assets	$114,688	$114,688
Research and development expenses	164,657	112,605
General and administrative expenses	171,977	171,552
TOTAL OPERATING EXPENSES	451,322	398,845

NET LOSS	$(451,322)	$(398,845)

NET LOSS PER COMMON SHARE
- Basic	$(4,513)	$(3,988)
- Diluted	$(4,513)	$(3,988)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
- Basic	100	100
- Diluted	100	100

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(451,322)	$(398,845)

See accompanying notes to condensed carve-out financial statements

Option Therapeutics Inc.

Condensed Carve-Out Statements of Changes in Parent’s Net Investment

(Unaudited)

Parent's net investment as of July 1, 2024	$803,394
Net Loss	(398,845)
Stock based compensation	57,048
Net contribution to Parent	202,843
Parent's net investment as of September 30, 2024	$664,440

Parent's net investment as of July 1, 2025	$889,910
Net Loss	(451,322)
Stock based compensation	44,696
Net contribution from Parent	712,419
Parent's net investment as of September 30, 2025	$1,195,703

See accompanying notes to condensed carve-out financial statements

Option Therapeutics Inc.

Condensed Carve-Out Statements of Cash Flows

 (Unaudited)

	Six Months Ended December 31, 2025	Six Months Ended December 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(451,322)	$(398,845)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	114,688	114,688
Stock based compensation	44,696	57,048
Changes in operating assets and liabilities:
Prepaid and other current assets	-	62,810
Deferred offering costs	(303,795)	(50,000)
Accounts payable and accrued expenses	(116,686)	11,456
Net cash used in operating activities	(712,419)	(202,843)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from parent	712,419	202,843
Net cash flows provided by financing activities	712,419	202,843

Net change in cash and cash equivalents	-	-

Cash and cash equivalents, beginning of period	-	-
Cash and cash equivalents, end of period	$-	$-

See accompanying notes to condensed carve-out financial statements.

Option Therapeutics Inc.

Notes to Unaudited Condensed Carve-Out Financial Statements

For the Six Months Ended December 31, 2025 and 2024

1.	Background Information

Option Therapeutics Inc. (the “Company”) was incorporated under the law of the state of Delaware on May 1, 2025 as a wholly-owned subsidiary of BioVie Inc. (“Parent”). The Company will commence operations upon the effective date of the Initial Public Offering (“IPO”). The Company is a clinical-stage company developing innovative drug therapies to overcome unmet medical needs in chronic debilitating conditions in advanced liver disease. As of December 31, 2025, the Company is authorized to issue 100 shares of its common stock at a par value of $0.001, and 100 shares are issued and outstanding, all owned by Parent.

The Parent has been developing the Company’s investigational drug candidate BIV201 (continuous infusion terlipressin), which was granted both FDA Fast Track designation status and FDA Orphan Drug Status, is being evaluated as a treatment option for patients suffering from ascites and other life-threatening complications of advanced liver cirrhosis caused by non-alcoholic steatohepatitis (NASH), hepatitis, and alcoholism. The initial target for BIV201 therapy was refractory ascites.

After receiving guidance from the FDA regarding the design of Phase 3 clinical testing of BIV201 for the treatment of patients with cirrhosis and ascites, the Company is now targeting a broader ascites patient population. The Company is currently finalizing the protocol design for the Phase 3 study of BIV201 with a focus on demonstrating clinical benefit through a composite primary endpoint of complications and disease progression in patients with cirrhosis and ascites who have recently recovered from acute kidney injury (“AKI”). This patient population is not limited to those having refractory ascites. BIV201 is administered as a patent-pending liquid formulation with patents issued in United States, China, Japan, Chile and India to date.

In June 2021, the Parent initiated a Phase 2 study (NCT04112199) designed to evaluate the efficacy of BIV201 (terlipressin, administered by continuous infusion for two 28-day treatment cycles) combined with standard-of-care (“SOC”), compared to SOC alone, for the treatment of refractory ascites. The primary endpoints of the study are the incidence of ascites-related complications and change in ascites fluid accumulation during treatment compared to a pre-treatment period. By October 2022, there were 15 patients enrolled for treatment and the last patient completed treatment in May 2023.

In March 2023, enrollment was paused and that data from the first 15 patients treated with BIV201 plus SOC appeared to show at least a 30% reduction in ascites fluid during the 28 days after treatment initiation compared to the 28 days prior to treatment. The change in ascites volume was significantly different from those patients receiving SOC treatment. Patients who completed the treatment with BIV201 experienced a 53% reduction in ascites fluid, which was sustained (43% reduction) during the three months after treatment initiation as compared to the three-month pre-treatment period.

The BIV201 development program was initiated by LAT Pharma LLC. On April 11, 2016, BioVie Inc. (“BioVie”) acquired LAT Pharma LLC and the rights to its BIV201 development program and currently owns all development and marketing rights to this drug candidate. Pursuant to the Agreement and Plan of Merger entered into on April 11, 2016, between predecessor entities, LAT Pharma LLC and NanoAntibiotics, Inc., BioVie is obligated to pay a 5% royalty on net sales of BIV201 (continuous infusion terlipressin) to be shared among LAT Pharma Members, PharmaIn Corporation, and The Barrett Edge, Inc. Pursuant to the separation agreement to be entered into between the Company and BioVie upon completion of the initial public offering, the Company will assume the royalty agreement and will be obligated to pay the 5% royalty on net sales of BIV201 (continuous infusion terlipressin) to be shared among LAT Pharma Members, PharmaIn Corporation, and The Barrett Edge, Inc.

2.	Liquidity and Going Concern

The Company’s operations are subject to a number of factors that can affect its operating results and financial conditions. Such factors include, but are not limited to: the results of clinical testing and trial activities of the Company’s products; the Company’s ability to obtain regulatory approval to market its products; competition from products manufactured and sold or being developed by other companies; the price of, and demand for, Company products; the Company’s ability to negotiate favorable licensing or other manufacturing and marketing agreements for its products; and the Company’s ability to raise capital. The Company’s financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2025, the Company had working capital of approximately $786,000. The Company is in the pre-revenue stage and no revenues are expected in the foreseeable future. The Company’s future operations are dependent on the success of the Company’s ability to secure additional financing and ongoing development and commercialization efforts, as well as Parent’s ability to continue to fund the Company’s operations.

The future viability of the Company is largely dependent upon its ability to raise additional capital to finance its operations. Management expects that future sources of funding may include sales of equity, obtaining loans, or other strategic transactions.

Although management continues to pursue the Company’s strategic plans, there is no assurance that the Company will be successful in obtaining sufficient financing on terms acceptable to the Company, if at all, to fund continuing operations. These circumstances raise substantial doubt on the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.	Significant Accounting Policies

Basis of Presentation – Interim Financial Information

The Company has historically operated as part of the Parent and not as a standalone company. The accompanying condensed carve-out financial statements (the “carve-out financial statements”) represent the historical operations of the Parent’s BIVI201 activities and have been derived from the Parent’s historical accounting records. The Company’s carve-out financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

The carve-out financial statements may not be indicative of what the carve-out business would have been as a stand-alone entity. The carve-out financial statements include the assets, liabilities, and expenses based on our legal entity structure as well as direct and indirect costs that are attributable to our operations. Indirect costs are the costs of support functions that are partially provided on a centralized basis by Parent, which include finance, human resources, benefits administration, procurement support, information technology, legal, corporate governance, and other professional services. Indirect costs have been allocated to the Company for the purposes of preparing the carve-out financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method, primarily based on individuals identified that contributed to the Company’s operations or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented, depending on the nature of the services received.

The information included in this report should be read in conjunction with the Company's audited carve-out financial statements as of and for the year ended June 30, 2025. The condensed balance sheet as of June 30, 2025 has been derived from the audited financial statements of the Company, but does not include all of the disclosures required by GAAP. During the six months ended December 31, 2025, there were no changes to the Company's significant accounting policies as described in the Company's audited carve-out financial statements as of and for the year ended June 30, 2025.

Use of Estimates

The preparation of carve-out financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances. The amounts of assets and liabilities reported in the Company’s balance sheets and the amounts of expenses reported for each of the periods presented in the statements of operations are affected by estimates and assumptions, which are used for, but not limited to, accounting for clinical accruals, the inputs used in the valuation of goodwill and intangible assets in connection with impairment testing and the allocation of indirect expenses. Actual results could differ from those estimates.

Research and Development

Research and development expenses consist primarily of costs associated with the clinical trial of the BIV201 drug candidate, compensation for third party contractors, consultants and personal, Chemistry, Manufacturing and Controls (“CMC”) and other expenses for research and development.

When accruing research and development expenses, the Company estimated the time period over which services will be performed and the level of effort to be expended for the period, and the progress of the study.

General and Administrative Expenses

General and administrative expenses represent salaries, benefits, and other personnel-related costs and professional and legal fees.

Deferred offering costs

Deferred offering cost represent legal and other fees directly related to the cost of issuance of the common stock from the anticipated capital raise and will be offset against the gross proceeds of the raise upon the close.

Goodwill and Intangible Assets

Goodwill and intangible assets resulted from the Parent’s purchase of LAT Pharma. On April 11, 2016, the Parent entered into and consummated an Agreement and Plan of Merger (the “Merger Agreement”), with LAT Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of the Parent (“Acquisition”) and LAT Pharma, LLC an Illinois limited liability company (“LAT”). Pursuant to the terms of the Merger Agreement, Acquisition merged with and into LAT in a statutory triangular merger (the “Merger”) with LAT surviving as a wholly-owned subsidiary of the Parent. Following the merger, the Parent continued to development the low dose continuous infusion of Terlipressin known as BIV201 and has completed two phase 2 clinical studies. The Parent did not recognize any impairments of goodwill or the acquired intellectual properties.

The Company’s impairment review process compares the fair value of the reporting unit to its carrying value, including the goodwill related to its one reporting unit, which is performed at least annually, or more frequently if an event or other circumstance indicates that the Company may not be able to recover the carrying amounts of the net assets of the reporting unit. The Company may use various approaches including an asset or cost approach, market approach or income approach or any combination thereof to determine the fair value of the reporting unit. The estimates and assumptions used are reviewed periodically and are typically developed as part of the Company’s routine business planning and forecasting process. While the Company believes its estimates and assumptions are reasonable, variations from those estimates could produce materially different results.

Impairment of Long-Lived Assets

Long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.

If the carrying amount of an asset exceeds its undiscounted estimated future cash flows, an impairment review is performed. An impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Generally, fair value is determined using valuation techniques such as expected discounted cash flows or appraisals, as appropriate. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated or amortized. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Income Taxes

The financial data included in the accompanying carve-out financial statements was derived from the general ledger of the Parent as of and for the six months ended December 31, 2025 and 2024. As such, all income taxes were reported in the Parent’s consolidated financial statements and tax returns and are excluded from these carve-out financial statements. The Company will provide for income taxes on a separate company basis and will continue to be a part of the Parent’s consolidated tax return.

The Company uses the asset and liability method of accounting for deferred income taxes. Deferred income taxes are measured by applying enacted statutory rates to net operating loss carryforwards and to the differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets are reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes uncertainty in income taxes in the financial statements using a recognition threshold and measurement attribute of a tax position taken or expected to be taken in a tax return. The Company applies the “more-likely-than-not” recognition threshold to all tax positions, commencing at the inception date of the Company which resulted in no unrecognized tax benefits as of such date. Additionally, there have been no material unrecognized tax benefits subsequent to adoption.

Segment Reporting

Upon commencement of operations on the effective date of the IPO, the Company will operate as one operating segment with a focus on its efforts to develop drug therapies for advanced liver disease. The Company's Chief Executive Officer (“CEO”), as the chief operating decision maker, will manage and allocate resources to the operations of the Company based on the line items included within these financial statements and segment performance will be evaluated based on net loss. This will enable the CEO to assess the overall level of available resources and determine how best to deploy these resources across functions, clinical trials, and development projects in line with the long-term company-wide strategic goals. The measurement of segment assets is reported on the carve-out balance sheet as total assets.

Emerging Growth Company Status

The Company intends to operate as an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGCs can delay adopting new or revised accounting standards as of effective dates for private companies. The Company historically operated as part of BioVie and adopted new accounting pronouncements using the same timeline as BioVie. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all Accounting Standards Updates (“ASUs”).

In December 2023, the FASB issued ASU 2023-09, "Income Taxes (Topic 740): Improvements in Income Tax Disclosures" to enhance the transparency and decision usefulness of income tax disclosures. This amendment requires public companies to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. Additionally, under the amendment entities are required to disclose the amount of income taxes paid disaggregated by federal, state and foreign taxes, as well as disaggregated by material individual jurisdictions. Finally, the amendment requires entities to disclose income from continuing operations before income tax expense disaggregated between domestic and foreign and income tax expense from continuing operations disaggregated by federal, state and foreign. The new rules are effective for annual periods beginning after December 15, 2024. The standard is not expected to have a material impact to the Company’s financial statements or disclosures.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (“DISE”), which will require additional disclosure of the nature of expenses included in the income statement in response to longstanding requests from investors for more information about an entity’s expenses. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. The new standard will be effective for public companies for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. The requirements will be applied prospectively with the option for retrospective application. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2024-03 on its financial statements and disclosures.

4.	Intangible Assets

The Company’s intangible assets consist of intellectual property that the Parent had acquired from LAT Pharma, Inc. and are amortized over their estimated useful lives.

The following is a summary of the Company’s intangible assets:

	December 31, 2025	June 30, 2025

Intellectual Property	$2,293,770	$2,293,770
Less: Accumulated Amortization	(2,230,117)	(2,115,429)
Intangible assets, net	$63,653	$178,341

Amortization expense was $114,688 for the six months ended December 31, 2025 and 2024. The Company amortizes intellectual property over the expected original useful lives of 10 years.

Estimated future amortization expense is as follows:

Year ending June 30, 2026 (Remaining 6 months)	$63,653

5.	Allocation of Expenses

Research and Development Expenses

In preparation of the carve-out financial statements, the process for allocated research and development expenses involved reviewing vendor agreements and invoices and identifying all vendors directly related to the BIV201 clinical study. The last patient treatment in the BIV201 Phase 2 trial was in May 2023 and the costs incurred since that date were costs involved with the wrap-up of final patient visits, data analysis and evaluation, reports of the study and the preparation and development of the next phase clinical study for the BIV201 drug candidate. The process included identifying the direct services performed and allocating shared cost, primarily consisting of personnel costs, and approximately $26,600 and $34,300 of related stock compensation expense for the six months ended December 31, 2025 and 2024, respectively. Personnel cost allocations were determined by communicating with the Parent’s personnel and evaluating their level of BIV201 involvement during the reporting periods. The Parent carved-out approximately $164,700 and $112,600 of research and development costs to the Company for the six months ended December 31, 2025 and 2024, respectively.

General and Administrative Expenses

The proportional cost method used was to carve-out Parent expenses for the Company’s appropriate share of general and administrative costs. These costs were allocated based on activities and usage directly related to BIV201 relative to the other Parent activities. As a result, approximately 4.1% and 3.7% of the Parent’s general and administrative expenses were allocated to the Company for the six months ended December 31, 2025 and 2024, respectively. The Company believes the methodology used was reasonable and has been consistently applied, and results in an appropriate reflection of costs of the activities for the periods presented. The Parent carved-out approximately $172,000 and $171,600 of its general and administrative costs to the Company for the six months ended December 31, 2025 and 2024, respectively. The Parent carved-out approximately $18,100 and $22,800 of stock based compensation that is included in general and administrative costs to the Company for the six months ended December 31, 2025 and 2024, respectively.

6.	Investment by Parent

The Company was dependent upon the Parent for all of its working capital and financing requirements as the Parent has historically used a centralized approach for cash management and financing its operations. The financial transactions relating to the Company were reflected through the Parent’s net investment account. The Parent’s net contributions from the Company as a result of the carve-out process were approximately $712,000 for the six months ended December 31, 2025 and Parent’s net contributions to the Company were approximately $203,000 for the six months ended December 31, 2024.

7.	Lease

Office Lease

The Company pays an annual rent of $1,800 for its headquarters at 680 W Nye Lane, Suite 201, Carson City Nevada 89703. The rental agreement was for a one-year term and commenced on May 1, 2025.

8.	Commitments and Contingencies

Royalty Agreements

Pursuant to the Agreement and Plan of Merger entered into on April 11, 2016, by and between the Parent’s predecessor entities, LAT Pharma and NanoAntibiotics, Inc., the Parent is obligated to pay a 5% royalty on net sales of BIV201 (continuous infusion terlipressin) to be shared by the members of LAT Pharma Members, PharmaIn Corporation, and The Barrett Edge, Inc. The assignment of this royalty agreement to the Company will be effected upon completion of the IPO.

Pursuant to the Technology Transfer Agreement entered into on July 25, 2016, by and between the Parent and the University of Padova (Italy), the Parent was obligated to pay a 5% on net sales (capped at a maximum of $200,000 per year) of all terlipressin products covered by US Patent No. 11364277, expiring in 2036 and the European Patent No. EP3347032, expiring in 2036 and pending patent applications in the U.S., Europe, China and Japan, related to the administration of terlipressin as a continuous infusion for the treatment of ascites. The assignment of this technology transfer agreement to the Company will be effected upon completion of the IPO.

Pursuant to the Intellectual Property Rights Agreement entered into on April 18, 2019, by and between BioVie and DOCUCHEM SLU BioVie is obligated to pay DOCUCHEM SLU $25,000 on the issuance of the U.S. patent for terlipressin and $50,000 each calendar year in which the gross sales in the U.S. of a product covered by a claim of an issued U.S. patent as directed to terlipressin exceeds $10,000,000. The assignment of this technology transfer agreement to the Company will be effected upon completion of the IPO.

Legal Proceedings

From time to time the Parent and/or the Company may be involved in various claims and legal actions arising in the ordinary course of our business.

On January 19, 2024, a purported securities class action complaint, captioned Eric Olmstead v. BioVie Inc. et al., No. 3:24-cv-00035, was filed in the U.S. District Court for the District of Nevada, naming the Parent and certain of its officers as defendants. On February 22, 2024, a second, related putative securities class action was filed in the same court asserting similar claims against the same defendants, captioned Way v. BioVie Inc. et al., No. 2:24-cv-00361. On April 15, 2024, the court consolidated these two actions under the caption In re BioVie Inc. Securities Litigation, No. 3:24-cv-00035, appointed the lead plaintiff, and approved selection of the lead counsel. On June 21, 2024, the lead plaintiff filed an amended complaint, alleging that the defendants made material misrepresentations and/or omissions of material fact relating to the Company’s business, operations, compliance, and prospects, including information related to the NM101 Phase 3 study and trial of bezisterim (NE3107) in mild to moderate probable AD, in violation of Sections 10(b) and 20(a) of the  Exchange Act, and Rule 10b-5 promulgated thereunder. The class action is on behalf of purchasers of the Company’s securities during the period from December 7, 2022 through November 28, 2023, and seeks unspecified monetary damages on behalf of the putative class and an award of costs and expenses, including attorney’s fees. The defendants filed a motion to dismiss the amended complaint on August 21, 2024, and that motion was fully briefed as of December 5, 2024. On March 27, 2025, the court denied the defendants’ motion to dismiss, and the parties are now engaged in fact discovery.

Three shareholder derivative lawsuits piggy-backing on the securities class action were filed in the United States District Court for the District of Nevada, allegedly on behalf of the Parent, by three putative stockholders: Andrew Hulm on December 30, 2024; William Settel on April 28, 2025 and Cline Wilkerson on September 11, 2025, (collectively the “Related Derivative Lawsuits”). Each Related Derivative Lawsuit names the same current and former officers and directors as defendants and alleges essentially the same claims: that the defendants breached their fiduciary duties by causing or failing to prevent the securities violations alleged in the securities class action, and related claims for unjust enrichment, waste of corporate assets, gross mismanagement, and abuse of control. On September 29, 2025, at the request of the parties, the court consolidated all three Related Derivative Lawsuits under the caption In re BioVie Inc. Derivative Litigation, Case No. 3:24-cv-0602-CSD.

The Parent believes that the claims are without merit and intends to defend vigorously against them, but there can be no assurances as to the outcome. The Company will be indemnified under the terms of the separation with the Parent which will be effective upon completion of the IPO.

2,272,727 Shares of Common Stock

Option Therapeutics Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

, 2026

Through and including             , 2026 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the sale of the securities being registered hereby, are as follows:

SEC registration fee	$	*
Accounting fees and expenses		*
FINRA filing fee		*
NYSE listing fee		*
Printing expenses		*
Legal fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*	To be filed by amendment

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except: a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, a director or officer for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, a director for willful or negligent payment of unlawful dividends, stock repurchases, or redemptions, a director or officer for any transaction from which the director derived an improper personal benefit, or an officer in any action by or in the right of the corporation.

Section 145 of the DGCL (“Section 145”) provides, among other things, that a Delaware corporation may indemnify any person who was, is, or is threatened to be made party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending, or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee, or agent of another corporation or enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee, or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses such officer or director has actually and reasonably incurred.

Section 145 also provides that the expenses incurred by a director, officer, employee, or agent of the corporation or a person serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise in defending any action, suit, or proceeding may be paid in advance of the final disposition of the action, suit, or proceeding, subject, in the case of current officers and directors, to the corporation’s receipt of an undertaking by or on behalf of such officer or director to repay the amount so advanced if it shall be ultimately determined that such person is not entitled to be indemnified.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

In addition, our amended and restated certificate of incorporation and amended and restated bylaws will provide that we must indemnify our directors and officers to the fullest extent authorized by law. Under our amended and restated bylaws, we are also expressly required to advance certain expenses to our directors and officers and we are permitted to, and currently intend to, carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and officers.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, provision of our amended and restated bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification of our directors and officers signing this registration statement by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

The registrant has not issued or sold any securities within the past three years that have not been registered under the Securities Act.

Item 16. Exhibits

(a) Exhibits.

The exhibits listed below are filed as part of this registration statement.

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement
3.1*	Form of Amended and Restated Certificate of Incorporation
3.2*	Form of Amended and Restated Bylaws
4.1*	Form of Common Stock Certificate of the registrant
4.2*	Form of Representative’s Warrant (included in Exhibit 1.1)
5.1*	Opinion of McGuireWoods LLP
10.1	Form of Separation Agreement
10.2	Form of Management Services Agreement
10.3*	Form of Registration Rights Agreement
10.4	Royalty Agreement, dated as of April 11, 2016, by and among LAT Pharma, LLC, LAT Pharma Members, and The Barrett Edge, Inc.
10.5	Technology Transfer Agreement, dated as of July 25, 2016, by and between BioVie Inc. and the University of Padova
10.6	Intellectual Property Rights Agreement, dated as of April 18, 2019, by and between BioVie Inc. and DOCUCHEM SLU
10.7†	Form of Option Therapeutics Inc. 2026 Omnibus Equity Incentive Plan
21.1	Subsidiaries
23.1	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm
23.2*	Consent of McGuireWoods LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1	Consent of Jim Lang, to be named as a director
99.2	Consent of Melissa Palmer, to be named as a director
99.3	Consent of Sigmund Rogich, to be named as a director
107	Filing Fee Table

*	To be filed by amendment.

†	Indicates management contract or compensatory plan

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	For the purposes of determining liability under the Securities Act to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the day of January 23, 2026.

OPTION THERAPEUTICS INC.

By:	/s/ Cuong Do
Name:	Cuong Do
Title:	President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cuong Do as his or her true and lawful attorneys-in-fact, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Position	Date

By:	/s/ Cuong Do	President and Director	January 23, 2026
	Cuong Do	(Principal Executive Officer)

By:	/s/ Joanne Wendy Kim	Treasurer, Secretary and Director	January 23, 2026
	Joanne Wendy Kim	(Principal Financial and Accounting Officer)

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